As filed with the Securities and Exchange Commission on April 23,
1997

                                      Registration No. 333-_____

             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549
                   _______________________

                          FORM S-4
                    REGISTRATION STATEMENT
                           UNDER
                  THE SECURITIES ACT OF 1933
                    _______________________

                     BELLSOUTH CORPORATION
   (Exact name of registrant as specified in its charter)

Georgia                       4813                58-1533433
(State or other  (Primary Standard Industrial (I.R.S. Employer
jurisdiction     Classification Code Number)  Identification No.)
of incorporation
or organization)

                   1155 Peachtree Street, N.E.
                   Atlanta, Georgia  30309-3610
                          (404) 249-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         KEITH B. BREEDEN
                       BellSouth Corporation
                          15G03 Campanile
                     1155 Peachtree Street, N.E.
                     Atlanta, Georgia  30309-3610
                           (404) 249-3035
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies To:
         DAVID M. CARTER                JON L. ANDERSEN
        Hunton & Williams           Gambrell & Stolz, L.L.P.
      951 East Byrd Street      Suite 4300, One Peachtree Center
  Richmond, Virginia 23219-4074       303 Peachtree Street
         (804) 788-7216             Atlanta, Georgia  30308
                                        (404) 577-6000


Approximate date of commencement of the proposed sale of the securities to the public:

As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ___

                  CALCULATION OF REGISTRATION FEE

Title of Each                Proposed  Proposed
Class of         Maximum     Maximum   Maximum
Securities       Amount      Offering  Aggregate     Amount of
To Be            To Be       Price Per Offering      Registration
Registered       Registered  Unit      Price         Fee

Common Stock,
$1.00 par value  1,200,000
per share        shares(1)  $34.85(2)  $41,820,000(2)  $12,673

(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant that are expected to be issued in connection with the transactions described herein.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1) for Wireless Cable of Atlanta, Inc. Common Stock, with the market value of Wireless Cable of Atlanta, Inc. Common Stock being exchanged in the transaction for BellSouth Corporation Common Stock based on the average of the high and low prices for Wireless Cable of Atlanta, Inc. Common Stock on The Nasdaq SmallCap Market on April 18, 1997.
                        _______________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         BELLSOUTH CORPORATION
                         CROSS-REFERENCE SHEET

Item of Form S-4                 Location in Prospectus

1. Forepart of Registration      Facing Page; Cross Reference
   Statement and Outside Front   Sheet; Outside Front Cover
   Cover Page of Prospectus      Page of Prospectus

2. Inside Front and Outside      Inside Front Cover Page
   Back Cover Pages of           of Prospectus; Table of
   Prospectus                    Contents; Where You Can Find
                                 More Information

3. Risk Factors, Ratio of        Summary; Comparative Per
   Earnings to Fixed Charges     Share Data
   and Other Information

4. Terms of the Transaction      Summary; The Merger;
                                 Comparative Rights of
                                 Shareholders; Annex I
5. ProForma Financial            Not Applicable
   Information

6. Material Contracts with the   Not Applicable
   Company Being Acquired

7. Additional Information        Not Applicable
   Required for Reoffering by
   Persons and Parties
   Deemed to be Underwriters

8. Interests of Named Experts    Not Applicable
   and Counsel

9. Disclosure of Commission's    Not Applicable
   Position on Indemnification
   for Securities Act
   Liabilities

10.Information with Respect to   Where You Can Find More
   S-3 Registrants               Information; Summary

11.Incorporation of Certain      Where You Can Find More
   Information by Reference      Information

12.Information with Respect      Not Applicable
   to S-2 or S-3 Registrants

13.Incorporation of Certain      Not Applicable
   Information by Reference

14.Information with Respect to   Not Applicable
   Registrants Other than S-2
   or S-3 Registrants

15.Information with Respect to   Not Applicable
   S-3 Companies

16.Information with Respect to   Summary; Business of
   S-2 or S-3 Companies          WCA; WCA Selected
                                 Financial Data; WCA
                                 Management's Discussion
                                 and Analysis of Financial
                                 Condition and Results of
                                 Operation; WCA Financial
                                 Statements; Where You
                                 Can Find More Information

17.Information with Respect to   Not Applicable
   Companies other than S-2 or
   S-3 Companies

18.Information if Proxies,       Where You Can Find More
   Consents or Authorizations    Information; Outside
   are to be Solicited           Front Cover Page of Prospectus;
                                 General Information; The Merger

19.Information if Proxies,       Not Applicable
   Consents or Authorizations
   are not to be Solicited,
   or in an Exchange Offer

              [Wireless Cable of Atlanta, Inc. Logo]


Fellow Shareholders:

      I am pleased to invite you to attend a special meeting of shareholders of Wireless Cable of Atlanta, Inc. on:

                      Tuesday, May 27, 1997
                             10:00 a.m.
                    NationsBank Plaza, 41st Floor
                      600 Peachtree Street, N.E.
                          Atlanta, Georgia

THIS IS A VERY IMPORTANT MEETING THAT AFFECTS YOUR INVESTMENT IN
WCA.

      At this meeting you will be asked to vote on a merger between WCA and a wholly-owned subsidiary of BellSouth Corporation. In the merger, BellSouth will pay WCA shareholders
0.494 of a share of BellSouth stock for each share of WCA stock and WCA will become a subsidiary of BellSouth. This payment is subject to a possible adjustment based on BellSouth's stock price before the merger, as described in the Proxy Statement/Prospectus. The exchange of WCA stock for BellSouth stock (other than for cash paid in lieu of fractional shares) will be tax-free to WCA shareholders for federal income tax purposes.

      Your Board of Directors unanimously recommends that you vote FOR approval of the merger, which we believe is in WCA's and your best interests. The directors and executive officers of WCA, who collectively own approximately 59% of the outstanding shares of common stock of WCA, have agreed to vote for the merger.

      We have enclosed a notice of the special meeting and a Proxy Statement/Prospectus discussing the merger. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the merger without attending the meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the envelope we have provided. If you decide to come to the special meeting, you may vote your shares in person whether or not you have mailed us a proxy.

      After the merger is completed, we will notify you as to how you should proceed to exchange your WCA certificates for BellSouth certificates. DO NOT SEND IN YOUR CERTIFICATES
UNTIL YOU RECEIVE THIS NOTIFICATION.

                              Very truly yours,



                              ______________________________
                              Ricky C. Haney
                              President and Chief Executive
                              Officer

April 25, 1997

                      Proposed Merger of

                           [WCA LOGO]

                              with

                         [BellSouth Logo]

     TO THE SHAREHOLDERS OF WIRELESS CABLE OF ATLANTA, INC.:

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            To Be Held

                       Tuesday, May 27, 1997
                             10:00 a.m.
                    NationsBank Plaza, 41st Floor
                     600 Peachtree Street, N.E.
                          Atlanta, Georgia


      The Board of Directors of WCA asks you to attend this meeting to vote on the following:

      1. Proposed Merger. Your vote on the agreement describing WCA's proposed merger with a subsidiary of BellSouth is important. In the merger, BellSouth will pay WCA shareholders
0.494 of a share of BellSouth common stock for each share of WCA common stock. This exchange ratio may change depending on the price of BellSouth stock before the merger is completed. After the merger, WCA will be a subsidiary of BellSouth. The Agreement and Plan of Reorganization providing for the merger, which describes the terms of the merger in great detail, is attached to the accompanying Proxy Statement/Prospectus as Annex I; and

      2. Other Business. To consider and vote on any other matters that properly come before the meeting or any adjournments or postponements.

      Only shareholders who hold their stock at the close of business on April 15, 1997 are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.

                             By Order of the Board of Directors,


                             Richard L. Kendrick
                             Secretary

April 25, 1997
Norcross, Georgia


      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR THE MERGER.

      WE INVITE YOU TO ATTEND THE SPECIAL MEETING BECAUSE IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE
ACCOMPANYING
POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING EITHER IN WRITING OR BY PERSONAL NOTIFICATION.

        PROXY STATEMENT                       PROSPECTUS
              FOR                                 OF
SPECIAL MEETING OF SHAREHOLDERS OF



           [WCA Logo]                       [BellSouth Logo]



     To Be Held on May 27, 1997               Common Stock
                                             par value $1.00


     The Boards of Directors           The merger cannot be
of BellSouth Corporation and      completed unless WCA
Wireless Cable of Atlanta, Inc.   shareholders approve it.
have agreed to merge WCA with a   The WCA Board of Directors
subsidiary of BellSouth.  WCA     has scheduled a special
would become a wholly-owned       meeting for WCA shareholders
subsidiary of BellSouth and       to vote on the merger as
BellSouth would pay to WCA        follows:
shareholders 0.494 of a share
of BellSouth common stock for     Tuesday, May 27, 1997
each share of WCA common stock    10:00 a.m.
that they own, subject to         NationsBank Plaza, 41st Floor
adjustment depending on the       600 Peachtree St., N.E.
price of BellSouth stock before   Atlanta, Georgia
the merger.
                                       This document gives you
                                  detailed information about the
                                  proposed merger.  BellSouth
                                  has provided the information
                                  concerning BellSouth, and WCA
                                  has provided the information
                                  concerning WCA.  Please see
                                  "Where You Can Find More
                                  Information" on page _ for
                                  additional information about
                                  WCA and BellSouth on file with
                                  the United States Securities
                                  and Exchange Commission.


       This Proxy Statement/Prospectus and proxy are being mailed to shareholders of WCA beginning about April 25, 1997.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE BELLSOUTH COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Proxy Statement/Prospectus is April ___, 1997.

                      TABLE OF CONTENTS


SUMMARY. . . . . . . . . . . . . . . . .  1

GENERAL INFORMATION. . . . . . . . . . .  7

THE MERGER . . . . . . . . . . . . . . .  8
  Background of the Merger; Determination
    of Exchange Ratio. . . . . . . . . .  8
  Reasons for the Merger; Recommendation
    of the WCA Board . . . . . . . . . .  9
  Effective Time of the Merger . . . . .  9
  Exchange Ratio . . . . . . . . . . . .  9
  Business of WCA and BellSouth Pending
    the Merger . . . . . . . . . . . . . 10
  Conditions to Consummation of the
    Merger . . . . . . . . . . . . . . . 11
  Interim Financing. . . . . . . . . . . 11
  Termination. . . . . . . . . . . . . . 11
  Federal Communications Commission
    Approvals  . . . . . . . . . . . . . 12
  Hart-Scott-Rodino. . . . . . . . . . . 12
  Accounting Treatment . . . . . . . . . 12
  Operations After the Merger. . . . . . 12
  Interests of Certain Persons in the
    Merger . . . . . . . . . . . . . . . 12
  Preferred Stock; Stock Options . . . . 13
  Certain Federal Income Tax
    Consequences . . . . . . . . . . . . 14
  Appraisal Rights . . . . . . . . . . . 14

BUSINESS OF BELLSOUTH. . . . . . . . . . 17

BUSINESS OF WCA. . . . . . . . . . . . . 17

PRICE RANGE OF WCA COMMON STOCK
  AND DIVIDEND POLICY. . . . . . . . . . 18

WCA MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS. . . . . . . . . 19

WCA SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS. . . . . . . . 21

COMPARATIVE RIGHTS OF SHAREHOLDERS . . . 22

RESALE OF BELLSOUTH COMMON STOCK . . . . 24

EXPERTS. . . . . . . . . . . . . . . . . 24

LEGAL OPINIONS . . . . . . . . . . . . . 24

OTHER MATTERS. . . . . . . . . . . . . . 24

SHAREHOLDER PROPOSALS. . . . . . . . . . 26

WHERE YOU CAN FIND MORE INFORMATION. . . 27

FINANCIAL STATEMENTS OF WIRELESS CABLE
  OF ATLANTA, INC. . . . . . . . . . . .  1

ANNEX I -- Agreement and Plan of Reorganization dated as of February 11, 1997
ANNEX II -- Georgia Business Corporation Code - Appraisal
Rights

                                SUMMARY


This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information." (Page ___.)


         THE COMPANIES              (b) BellSouth has the
                                        resources for such
BellSouth WCA Merger Subsidiary,        development and has
  Inc., a wholly-owned subsidiary       offered a fair price to
of BellSouth Corporation                WCA shareholders;
1155 Peachtree Street, N.E.
Atlanta, Georgia  30309-3610        (c) the BellSouth stock that
(404) 249-2000                          WCA shareholders would
                                        receive in the merger
   BellSouth is a communications        represents a more
services company. It provides           diversified investment
local and toll telephone, wireless      than their WCA stock and
communications, directory               would be acquired on a
advertising and publishing, video,      tax-free basis.  Also,
Internet and information services       unlike WCA, BellSouth
to more than 27 million customers       pays dividends.
in 20 countries.  Although
BellSouth traces its roots
back to the Bell System, it was       OTHER INTERESTS OF OFFICERS
incorporated in 1983 under the        AND DIRECTORS IN THE MERGER
laws of the State of Georgia.
                                        In considering the WCA
Wireless Cable of Atlanta, Inc.      Board's recommendation that
3100 Medlock Bridge Road, Suite 340  you vote for the merger, you
Norcross, Georgia  30071             should be aware that the
(770) 409-3570                       officers and directors of
                                     WCA, have interests in the
   WCA is a wireless cable           merger that are different
television services company.  It     from, or in addition to,
provides wireless cable television   their rights as WCA
service to multiple dwelling units   shareholders.  The merger
and commercial properties, such as   agreement provides that the
large apartment complexes and        three officer/directors of
office buildings.  WCA was           WCA will enter into three
organized under the laws of the      year consulting and non-
State of Georgia.                    compete agreements with
                                     BellSouth and receive annual
                                     consulting fees of $150,000.
       REASONS FOR THE MERGER        Those officers' current
                                     employment agreements
   The WCA Board believes that the   provide for minimum annual
terms of the merger and the merger   base salaries of approx-
agreement are fair to and in the     imately $100,000.  The two
best interests of WCA and its        other directors of WCA have
shareholders.  In reaching its       been elected by Digital
decision, the WCA Board of           Funding of Atlanta, L.L.C.,
Directors considered the following   the holder of WCA's out-
factors, among other things:         standing preferred stock.
                                     In return for Digital
   (a) WCA's growth opportunities    Funding of Atlanta's support
       require large capital and     of the merger, WCA has
       operating cash commitments    agreed to pay an additional
       for developing its wireless   dividend on this preferred
       cable business from a         stock prior to the merger.
       technological and marketing   This dividend would result
       standpoint;                   in Digital Funding of
                                     Atlanta's acquiring approx-
                                     imately 5,000 additional
                                     shares of BellSouth
                                     common stock in the merger.
                                     Please refer to page ___ for
                                     more information concerning
                                     these interests.  (See
                                     "Interests of Certain
                                     Persons in the Merger" on
                                     page ____.)


                                        RECOMMENDATION TO WCA
                                            SHAREHOLDERS

                                        The WCA Board believes
                                     that the merger is in
                                     the best interest of WCA and
                                     its shareholders and
unanimously recommends that you       CONDITIONS TO THE MERGER
vote FOR the merger.
                                        The completion of the
                                      merger depends upon
         THE MERGER                   meeting a number of con-
                                      ditions, including the
   The merger agreement is            approval of the Federal
attached as Annex I to this           Communications Commission,
Proxy Statement/Prospectus.  We       the approval of WCA share-
encourage you to read the             holders and the receipt of
merger agreement as it is the         a legal opinion that the
legal document that governs the       merger will be treated as a
merger.                               tax-free reorganization.
                                      Certain of the conditions
WHAT WCA SHAREHOLDERS WILL RECEIVE    to the merger may be waived

   As a result of the merger,         by the company entitled to
BellSouth will pay WCA shareholders   assert the condition.
0.494 of a share of BellSouth         BellSouth and WCA expect
common stock for each share of WCA    the merger to be tax-free,
common stock that they own.  This     although this condition can
"exchange ratio" is based on the      be waived.  However, if the
market price of BellSouth common      tax-free nature of the
stock on April 18, 1997 of $41.00     merger is in doubt, WCA
and is subject to adjustment based    would resolicit proxies for
on the market price of BellSouth      approval of the merger on a
stock shortly before the merger.      taxable basis.  (See
If the market price at this time      "Conditions to Consummation
is above $42.625, the exchange        of the Merger" on page __.)
ratio will go down and if the
market price is below $32.625,        TERMINATION OF THE MERGER
the exchange ratio will go up.        AGREEMENT
(See "Exchange Ratio" on
page ___.)                            Either company can agree
                                      to terminate the merger
   WCA shareholders will not          agreement without complet-
receive fractional shares. Instead, ing the merger, if, among they will receive a check in payment other things, any of the
for any fractional shares based on    following occurs:
the market value of BellSouth stock.
                                         (a) the merger is not
   For example, if a WCA                     completed before
shareholder owns 100 shares of WCA           August 11, 1997;
common stock, this will translate
into 49.4 shares of BellSouth common     (b) the holders of a
stock when multiplied by the 0.494           majority of the
exchange ratio.  He or she would             stock of WCA do not
receive 49 shares of BellSouth common        approve the merger;
stock and a check in the amount of .4
times the BellSouth market price used    (c) the business of the
in the calculation of the exchange           other party, or the
ratio.  Assuming a BellSouth market          prospects for the
price of $41.00, this check would be         combined company,
in the amount of $16.40.                     materially change
                                             for the worse; or
   Do not send in your stock
certificates until instructed to do      (d) the other party
so after the merger is completed.            breaches or
                                             materially fails to
WHAT WILL HAPPEN TO WCA                      comply with any of
                                             its representations
   If the merger is completed, WCA           or warranties or
will merge with and become a                 obligations under
subsidiary of BellSouth.                     the merger
Individuals who owned stock in WCA           agreement.
before the merger will own stock
in BellSouth after the merger.         (See "Termination" on page
Former WCA shareholders will own       __.)
less than 1% of BellSouth's common
stock after the merger.                VOTE REQUIRED

                                          Each of the directors
                                       and officers of WCA have
                                       executed a Voting Agree-
                                       ment and Irrevocable Proxy
                                       with BellSouth with
                                       respect to a total of
                                       approximately 59% of the
                                       outstanding WCA shares.
                                       Under these agreements,
                                       the directors agree to
                                       vote all of their WCA
                                       shares in favor of the
                                       merger.  They also
                                       irrevocably appoint two
                                       representatives of
                                       BellSouth as proxies to
                                       vote their WCA shares in
                                       favor of the merger.
                                       Since the vote of these
                                       shareholders is sufficient
                                       to approve the merger,
                                       approval of the merger is
                                       assured.

   As a result, WCA shareholders       may be lost.  These
may not defeat the merger by voting    procedures are described
against it.  If they oppose the        in this Proxy State-
merger and do not wish to receive      ment/Prospectus, and the
BellSouth shares in the merger,        Georgia law that grants
their only remedy is to seek           the right is attached as
appraisal of their WCA shares.         Annex II.  (See "Appraisal
                                       rights" on page __.)
   (See "Appraisal Rights" below
and on page __.)                       COMPARATIVE PER SHARE
                                       MARKET PRICE INFORMATION
   BellSouth's Board of Directors
has approved the merger.  Georgia         Shares of BellSouth
law does not require BellSouth         common stock are listed on
shareholders to approve the merger.    the New York Stock
                                       Exchange and certain other
REGULATORY APPROVALS                   stock exchanges.  Shares
                                       of WCA common stock are
   BellSouth and WCA have jointly      quoted on the Nasdaq
filed applications with the Federal    SmallCap Market.  On
Communications Commission seeking      October 25, 1996, the last
its approval of the transfer of        full trading day prior to
control of certain licenses to         the public announcement of
BellSouth.                             the proposed merger,
                                       BellSouth stock closed at
   On April 9, 1997, the FCC           $38.75 per share on the
approved the transfer of control of    New York Stock Exchange
the licenses, and such approval will   and WCA stock closed on
be deemed a final order after May 27,  the Nasdaq SmallCap Market
1997 unless protested by a third       at $15.00 per share.  On
party or set aside by the Federal      April 18, 1997, BellSouth
Communications Commission.  (See       stock closed at $41.00 per
"Federal Communications Commission     share and WCA stock closed
Approvals" on page __.)                at $18.625 per share.
                                       (See "Price Range of WCA
IMPORTANT FEDERAL INCOME TAX           Common Stock and Dividend
CONSEQUENCES                           Policy" on page __.)

   We have structured the merger so    DIVIDENDS AFTER THE MERGER
that WCA shareholders will not
recognize any gain or loss for            BellSouth's current
federal income tax purposes in the     annualized dividend rate
merger (except for tax payable         is $1.44 per share.  The
because of cash received by WCA        payment of dividends by
shareholders instead of fractional     BellSouth in the future,
shares or pursuant to the exercise     however, will depend on
of appraisal rights).  We have         business conditions, its
conditioned the merger on our          financial position and
receipt of a legal opinion that such   earnings and other
is the case.  (See "Certain Federal    factors.  WCA has never
Income Tax Consequences" on page __.)  paid dividends to holders of its common stock.
APPRAISAL RIGHTS                       (See "Price Range of WCA
                                       Common Stock and Dividend
   Under Georgia law, WCA share-       Policy" on page __.)
holders who do not vote in favor of
the merger and who comply with
certain notice requirements and
other procedures will have the right
to be paid cash for the "fair value"
of their shares.  "Fair value" may
be more or less than the value of
BellSouth stock to be paid to other
WCA shareholders according to the
merger agreement.  BellSouth is not
required to close the merger if
shareholders owning more than 10%
of WCA common stock exercise these
dissenters rights.  Dissenting WCA
shareholders must precisely follow
specific procedures to exercise
this right, or the right

COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per share information for BellSouth and WCA on a historical and equivalent basis. The WCA Per Share Equivalents assume the merger had occurred in 1996 and are calculated by multiplying the BellSouth historical per share amounts by the exchange ratio of 0.494. This information shows how each share of WCA stock that you hold would have participated in the income from continuing operations, cash dividends and book value of BellSouth if the merger had been effective in 1996. However, such amounts do not necessarily reflect future per share levels of income from continuing operations, cash dividends and book value of BellSouth.

               COMPARATIVE PER SHARE INFORMATION

                                        At or for the
                                          Year Ended
                                         December 31,
                                             1996

WCA PER SHARE EQUIVALENTS
(assuming the merger had been
effective in 1996)
Income from continuing operations
  per common share                         $ 1.42
Cash dividends declared per common share     0.71
Book value per common share                  6.60

WCA -- HISTORICAL
Net loss from continuing operations
  per common share                         $(0.64)
Cash dividends declared per common share      --
Book value per common share                  1.12

BELLSOUTH -- HISTORICAL
Income from continuing operations per
  common share                             $ 2.88
Cash dividends declared per common share     1.44
Book value per common share                 13.37

          SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

   We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. We derived this information, except for BellSouth Business Volumes, from audited financial statements for 1992 through 1996. The information is only a summary and you should read it in conjunction with each company's historical financial statements (and related notes) contained in the annual reports and other information on file with the Securities and Exchange Commission. See "Where You Can Find More Information" on page __.

                  BELLSOUTH -- HISTORICAL FINANCIAL INFORMATION
                          At or for the Year Ended December 31,
                        1996    1995    1994    1993    1992
              (Dollars in Millions, Except for Per Share Amounts)
Revenues. . . . . . . .$19,040  $17,886 $16,845 $15,880 $15,202
Income Before
  Extraordinary Losses
  and Accounting
  Change (1)(2) . . . .$ 2,863  $ 1,564 $ 2,160 $ 1,034  $ 1,659
Extraordinary Losses,
net of tax (3). . . . .     --  (2,796)      --    (87)     (41)
Accounting Change,
  net of tax. . . . . .     --      --       --    (67)      --
Net Income (Loss) . . .$ 2,863 $(1,232) $ 2,160 $   880  $ 1,618

Weighted Average
  Common Shares
  Outstanding . . . . .    994     993      992     991      981
Earnings (Loss) Per
  Share:
  Income Before
    Extraordinary Losses
    and Accounting
    Change. . . . . . .$  2.88 $  1.57  $  2.18  $ 1.04  $  1.69
  Extraordinary Losses,
    Net of Tax (3). . .     --  (2.81)       --  (0.09)   (0.04)
  Accounting Change,
    Net of Tax. . . . .     --     --        --  (0.06)     --
  Net Income (Loss) . .$  2.88 $(1.24)  $  2.18  $ 0.89  $  1.65

Total Assets. . . . . .$32,568 $31,880  $34,397  $32,873 $31,463
Long-Term Debt. . . . .$ 8,116 $ 7,924  $ 7,435  $ 7,381 $ 7,360
Shareholders' Equity. .$13,249 $11,825  $14,367  $13,494 $13,799
Dividends Declared
  Per Common Share. . .$  1.44 $  1.41  $  1.38  $  1.38 $  1.38
Business Volumes:
  Network Access
    Lines in Service
    (thousands) . . . . 22,135  21,133   20,220   19,333  18,650
  Access Minutes of
    Use (millions):
      Interstate. . . . 67,690  62,411   57,778   53,345  50,546
      Intrastate. . . . 21,171  19,197   16,888   15,261  13,994
  Toll messages
    (millions). . . . .  1,023   1,374    1,559    1,511   1,462
  Cellular Customers
    (thousands): (4)
    Domestic. . . . . .  3,612   2,847    2,156    1,559   1,118
    International . . .  1,244     655      361      192      78
    Total cellular
      customers . . . .  4,856   3,502    2,517    1,751   1,196

_______________________

(1) Includes the impact in 1996 of a gain on sale of BellSouth's paging business, which increased net income by $344.

(2) Includes the impact in 1995 of a work force reduction charge, which reduced net income by $663 and the impact in 1993 of a charge for restructuring, which reduced net income by $697.

(3) For 1995, reflects charges of $2,718 ($2.73 per share) for the discontinuance of Statement of Financial Accounting Standards
No. 71, "Accounting for the Effects of Certain Types of
Regulation," and $78 ($.08 per share) related to the refinancing of long-term debt issues.

(4) Calculated on the equity basis, which includes customers served based on BellSouth's ownership percentage in all markets served.

             WCA -- HISTORICAL FINANCIAL INFORMATION
                          At or for the Year Ended December 31,
                        1996    1995    1994    1993    1992
             (Dollars in Thousands, Except for Per Share Amounts)
Revenues. . . . . .   $ 3,546  $ 3,285 $ 2,869  $ 2,249  $ 1,896
Net loss. . . . . .   $ (703)  $ (640) $ (490)  $  (62)  $  (17)
Preferred dividend
  requirements. . .   $ (437)  $ (157)     --       --       --
Net loss applicable
  to common shares.   $(1,140) $ (797) $ (490)  $  (62)  $  (17)
Weighted average
  common shares
  outstanding . . .     1,771    1,740   1,729    1,291    1,037
Net loss per share.   $(0.64)  $(0.46) $(0.28)  $(0.05)  $(0.02)
Total assets. . . .   $ 6,332  $ 5,644 $ 4,315  $ 4,722  $ 2,105
Preferred stock . .   $ 3,733  $ 2,121     --       --       --
Stockholders'
  equity. . . . . .   $ 1,993  $ 3,108 $ 3,599  $ 4,089  $   520
Dividends declared
  per common share.       --       --      --       --       --



INTERIM RESULTS OF OPERATIONS

     On April 21, 1997, BellSouth announced its results of operations for the quarter ended March 31, 1997. Summary information for this period was as follows (in millions, except per share data):

                                 Three Months Ended
                                     March 31,
                                  1997        1996

        Revenues                  $4,845      $4,541
        Net Income                $  693      $  970
        Earnings Per Share        $ 0.70      $ 0.98

     Net income and earnings per share for the 1996 period include an after-tax gain on the sale of BellSouth's paging business of $344.

     On April 23, 1997, WCA announced its results of operations for the quarter ended March 31, 1997. Summary information for this period was as follows (in thousands, except per share data):

                                  Three Months Ended
                                      March 31,
                                   1997          1996

        Revenues                   $889          $847
        Net Loss                  ($310)        ($223)
        Net Loss Per Share        ($0.17)      ($0.13)

                        GENERAL INFORMATION

      You have received this Proxy Statement/Prospectus in connection with the solicitation of proxies by the Wireless Cable of Atlanta, Inc. Board of Directors. These proxies will be voted at the WCA Shareholder Meeting to be held at NationsBank Plaza, 41st Floor, 600 Peachtree Street, N.E., Atlanta, Georgia, on Tuesday, May 27, 1997, at 10:00 a.m. and any adjournment. At this meeting, WCA shareholders will consider and vote upon: (i) the Merger Agreement providing for the merger of WCA and a BellSouth subsidiary, and (ii) any other matters that properly come before the meeting or any adjournments or postponements. Only shareholders of record of WCA at the close of business on April 15, 1997 are entitled to notice of and to vote at the meeting. This Proxy Statement/Prospectus is being mailed to all such holders of record of WCA common stock beginning about April 25, 1997.

      The WCA shareholders are entitled to one vote for each share of WCA common stock outstanding in the holder's name on the books of WCA. Cumulative voting is not permitted. The holders of WCA preferred stock are entitled to vote on the merger as if the preferred stock has been converted to common stock. The affirmative vote of the greater of (i) a majority of the outstanding shares entitled to vote or (ii) 55% of the shares represented at the meeting and entitled to vote, is required for approval of the merger.

      Under rules of The New York Stock Exchange, the proposal to adopt the Merger Agreement is considered a "non-discretionary item" and brokerage firms may not vote in their discretion on behalf of their clients if their clients have not furnished voting instructions. WCA will consider broker "non-votes" and abstentions in determining the presence of a quorum at the meeting but will not count these as votes cast for a proposal. Broker "non-votes" and abstentions will have the effect of a vote against the merger.

      If you properly sign and return the attached proxy, it will be voted according to your instructions. If you do not specify any instructions, the proxy will be voted FOR the proposed merger, and otherwise at the discretion of the proxies. You may revoke your proxy at any time before it is exercised by (i) filing written notice of revocation with the Secretary of WCA (Richard L. Kendrick, Secretary, Wireless Cable of Atlanta,
Inc., 3100 Medlock Bridge Road, Suite 340, Norcross, Georgia 30071); (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at the WCA Shareholder Meeting and notifying the Secretary of your intention to vote in person; however, attendance at the WCA Shareholder Meeting will not in and of itself have the effect of revoking the proxy. Proxies solicited by this Proxy Statement/Prospectus may be exercised only at the WCA Shareholder Meeting and any adjournment or postponement and will not be used for any other meeting.

      The WCA Board is soliciting the accompanying proxy, and WCA will bear the cost of the solicitation. Arrangements also may be made with brokerage houses and custodians, nominees and fiduciaries for forwarding of solicitation material to beneficial owners of WCA stock and obtaining proxies from the beneficial owners of WCA stock. WCA will reimburse these persons for their reasonable expenses.

      The WCA Board has no information that other matters will be brought before the meeting. If, however, other matters are presented, your proxy will be voted in accordance with the recommendations of the WCA Board with respect to those matters.

      Each of the directors and officers of WCA have executed a Voting Agreement and Irrevocable Proxy with BellSouth with respect to approximately 59% of the outstanding WCA common stock.

Under these agreements, the directors and officers agree to vote all of their WCA shares in favor of the Merger Agreement.
They also irrevocably appoint two representatives of BellSouth as proxies to vote their WCA shares in favor of the merger. The vote of these shareholders would be sufficient to approve the merger without the affirmative vote of any other holder of WCA stock. See "WCA Security Ownership of Certain Beneficial Owners."

                           THE MERGER

      The following discussion describes the more important aspects of the merger of WCA with a subsidiary of BellSouth ("BellSouth Sub"). The detailed terms of the merger are contained in the Merger Agreement, which is attached as Annex
I to this Proxy Statement/Prospectus. The description in this Proxy Statement/Prospectus is not complete, and you should refer to the Merger Agreement for more detail.

      As discussed below in "Reasons for the Merger;
Recommendation of the WCA Board," the WCA Board believes that the merger and the Merger Agreement are fair to, and in the best interests of, WCA and its shareholders.

BACKGROUND OF THE MERGER; DETERMINATION OF EXCHANGE RATIO

      The WCA Board of Directors historically has understood that WCA would need substantial additional capital in order to fully develop the Atlanta wireless cable market. In October 1995, WCA retained Alex. Brown & Sons Inc. to explore strategic alternatives for WCA to maximize shareholder value, including raising such capital to develop the market and considering potential business combinations. In April 1996, WCA announced that it intended to pursue a suitable business combination that would provide additional management expertise and financing alternatives. WCA also announced that Alex. Brown would initiate the process of finding an acceptable partner.

      In early October 1996, representatives of BellSouth contacted WCA to determine WCA's interest in a possible business combination with BellSouth. BellSouth initially valued WCA common stock based upon the size of the Atlanta wireless cable market; the number of wireless channels that would be available for BellSouth's use; the number of WCA customers and potential customers; the potential for growth of WCA's wireless cable business; the possibility of integration of WCA's wireless cable business with existing BellSouth products and services; and the value of comparable private and public companies. This valuation resulted in a preliminary aggregate valuation of WCA of between $41 million and $42 million. Representatives of BellSouth and WCA met on October 9, 1997 and discussed this valuation. These representatives met again on October 10, 1997 and agreed at this meeting to explore the mutual acceptability of a tax-free transaction with an exchange ratio of .50 shares of BellSouth common stock for each share of WCA common stock.

      On October 17, 1996, representatives of Alex. Brown met with the WCA Board of Directors and provided the WCA Board of Directors with a preliminary analysis regarding a possible merger with BellSouth. Alex. Brown reviewed with the WCA Board the terms of a proposed term sheet pursuant to which each share of WCA common stock would be exchanged for 0.50 shares of BellSouth common stock, subject to certain adjustments, and the negotiation of a definitive agreement mutually acceptable to both parties.

      Alex. Brown also reviewed with the WCA Board WCA's recent financial performance along with the current and historic stock prices of WCA and BellSouth and discussed the valuations of other companies in the wireless cable industry, including companies that had been the subject of acquisition transactions. Alex. Brown also reviewed the proposed term sheet with the WCA Board, reviewed the daily exchange ratio for the preceding 12 months, market statistics of selected publicly traded wireless cable companies and selected acquisitions within the wireless cable industry. Alex. Brown informed the Board that based upon its review of the above, the proposed BellSouth transaction seemed more favorable than other available alternatives of which Alex. Brown was aware and, accordingly, was deserving of further serious consideration by the WCA Board.

      On October 25, 1996, the WCA Board of Directors approved a non-binding letter of intent providing for a merger of WCA into a subsidiary of BellSouth. In this letter of intent, WCA and BellSouth agreed that each share of WCA common stock would be exchanged for 0.50 shares of BellSouth common stock, subject to adjustments depending on BellSouth's stock price prior to the merger.

      Following execution of the letter of intent, BellSouth further reviewed WCA's financial condition and business, including the number of wireless cable channels that would be available for BellSouth's use. Based on BellSouth's review by its due diligence team, the parties agreed that additional expenditures would be required in order to acquire full use of certain channels held by WCA. After this review, BellSouth and WCA discussed revising the purchase price and other issues. WCA and BellSouth agreed to reduce the exchange ratio from 0.50 to 0.49; however, BellSouth and WCA also agreed upon an adjustment in the exchange ratio if the merger does not occur until after BellSouth's dividend record dates for the second and third quarters of 1997. BellSouth also agreed to provide a $1 million non-interest-bearing loan to WCA. See "- Interim Financing."

      The WCA Board of Directors approved the Merger Agreement, and the Merger Agreement was executed on February 11, 1997.

REASONS FOR THE MERGER; RECOMMENDATION OF THE WCA BOARD

      The WCA Board of Directors believes that the merger is fair to, and in the best interests of, WCA and its shareholders. In considering the terms and conditions of the Merger Agreement, the WCA Board considered a number of factors, including:

               (i) WCA's Limited Growth Opportunities. WCA's growth opportunities require high capital and operating cash requirements for developing its wireless cable business from a technological and marketing standpoint.

              (ii)   BellSouth Resources.  BellSouth has the
                     resources for such development and has
                     offered a fair price to WCA shareholders.

             (iii) Diversified Investment. The BellSouth stock that WCA shareholders would receive in the merger represents a more diversified investment than their WCA stock and would be acquired on a tax-free basis. Also, unlike WCA, BellSouth pays dividends.

      The WCA Board believes that the merger is advisable because it is fair to, and in the best interest of, WCA and its shareholders. The WCA Board unanimously recommends that WCA's shareholders vote FOR the Merger Agreement and the merger.

EFFECTIVE TIME OF THE MERGER

      We expect the merger to close as promptly as practicable following the shareholders meeting. The merger will be effective on the date and the time specified in the Articles of Merger that WCA will file with the Georgia Secretary of State as soon as practicable after all of the conditions to the closing of the merger are satisfied. Either WCA or BellSouth, acting alone, may terminate the Merger Agreement if the merger has not closed by August 11, 1997.

      Until the effective time of the merger, WCA shareholders will retain their voting rights as shareholders.

EXCHANGE RATIO

      The Merger Agreement provides that each share of outstanding WCA common stock will be converted into and represent the right to receive a fraction of a share of BellSouth common stock (the "Exchange Ratio"). For purposes of determining the Exchange Ratio, the price of BellSouth common stock will be determined by averaging its closing price as reported on the New York Stock Exchange for the 20 trading days ending on the tenth day before the merger.

The number of shares of BellSouth common stock may increase or decrease depending on this average closing price, as follows:

      (i) if the average closing price is between $32.625 and $42.625, the Exchange Ratio will be 0.49;

      (ii) if the average closing price is greater than $42.625, the Exchange Ratio will be the quotient of
            (A) $20.88625 divided by (B) the average closing price, rounded to the nearest one-one thousandth of a share; and

      (iii) if the average closing price is less than $32.625, the Exchange Ratio will be the quotient of
            (A) $15.98625 divided by (B) the average closing price, rounded to the nearest one-one thousandth of a share.

      Thus, if the average closing price is $44.625, then the exchange ratio will be 0.47. If the average closing price is $30.625, the exchange ratio will be 0.52.

      The Merger Agreement further provides that if the merger does not occur on or before April 10 or July 10, 1997 (the record dates for BellSouth's second and third quarter anticipated dividends), the exchange ratio will be increased so that WCA shareholders will receive additional BellSouth common stock comparable in value to the dividends WCA shareholders otherwise would have received. It is expected that the merger will occur subsequent to April 10, 1997 and prior to July 10, 1997. Thus, WCA shareholders will also be entitled to receive the value of dividends declared by BellSouth for the second quarter of 1997. This dividend, payable to BellSouth's shareholders of record on April 10, 1997, is equal to $0.36 per share of BellSouth common stock. WCA shareholders will receive the value of these dividends as if the merger had occurred by this date. WCA shareholders will receive the value of these dividends in the form of BellSouth common stock, and will receive cash instead of fractional shares. Based on the closing price of BellSouth common stock on April 18, 1997 of $41.00, the aggregate exchange ratio would be 0.494.

      After the merger is completed, we will notify you as to how you should proceed to exchange your WCA certificates for BellSouth certificates. Do not send in your certificates until you receive this notification.

      WCA shareholders will be entitled to receive (i) certificates representing the number of whole shares of BellSouth common stock for which such shares have been submitted for exchange and (ii) cash instead of any fractional share interest on the basis of the Exchange Ratio.

      Based upon the capitalization of BellSouth and WCA as of the date of this Proxy Statement/Prospectus, WCA shareholders would own less than 1% of the outstanding BellSouth common stock following consummation of the merger.

BUSINESS OF WCA AND BELLSOUTH PENDING THE MERGER

      WCA has agreed that prior to the effective time of the merger it will conduct its business as it has in the past. WCA also agreed that it will maintain its business organization, and relationships with employees, subscribers and others. Furthermore, WCA agreed that it will not do anything to hinder or delay any necessary approvals and will perform its covenants and agreements under the Merger Agreement on a timely basis. The Merger Agreement contains a list of WCA's specific duties in fulfilling these obligations.

      WCA also has agreed that it will not pursue any discussions with any person other than BellSouth regarding any business combination or change in control involving WCA or its subsidiaries. WCA must promptly notify BellSouth of any contact with any person regarding any such combination or change in control.

      In addition, WCA has agreed that, prior to the closing of the merger, it will (i) use its best efforts to maintain all Federal Communications Commission authorizations; (ii) perform obligations under its leases and Federal Communications Commission authorizations; (iii) maintain and defend its channel rights; (iv) use its best efforts to maintain its current level of subscribers and rates; and (v) use its best efforts to obtain the consent of the Federal Communications Commission to the transfer of control pursuant to the merger and the consent of other parties under certain agreements. The Merger Agreement contains a detailed list of these and other pre-merger obligations of WCA.

CONDITIONS TO CONSUMMATION OF THE MERGER

      Consummation of the merger is conditioned upon the approval of the shareholders of WCA and upon governmental, regulatory and other third party approvals, including the Federal Communications Commission's approvals by final order of the transfer of control of WCA to BellSouth. The obligations of WCA and BellSouth to consummate the merger are further conditioned upon the satisfaction of terms and conditions listed in the Merger Agreement usual for mergers of this type, including continued accuracy of representations and warranties made by WCA and BellSouth, the absence of any material adverse change in WCA's or BellSouth's business and the receipt of legal and accounting opinions.

      BellSouth is not required to close the merger unless the following are true: (i) immediately prior to the merger and following conversion of the WCA preferred stock and the exercise of all outstanding options, not more than 2,245,378 shares of WCA common stock are issued and outstanding and no shares of WCA preferred stock are issued and outstanding; (ii) Messrs. Ricky C. Haney, Richard L. Kendrick and Allan H. Rudder have delivered consulting and noncompete agreements to BellSouth; (iii) as of the date of the merger, WCA has delivered the digital-ready channels previously identified by BellSouth; (iv) on the date of the merger, WCA has not fewer than 8,600 basic subscribers; and
(v) the holders of not more than 10% of the outstanding shares of WCA common stock have perfected the right to dissent to the merger.

      BellSouth and WCA may waive any condition to their obligations to consummate the merger except requisite approvals of WCA shareholders and regulatory authorities.

INTERIM FINANCING

      Under the Merger Agreement, BellSouth agreed to provide $1 million of financing to WCA as of the date after the signing of the Merger Agreement. This financing is not interest bearing and is to be repaid promptly following the closing of the merger.
The financing proceeds may be used only (a) to fund negative cash flow from operations not in excess of $150,000 and (b) for the purposes of constructing new wireless cable facilities for multiple dwelling units, subject to the prior approval of BellSouth.

      This indebtedness will be forgiven if the Merger Agreement is terminated in accordance with its terms (a) by BellSouth other than as a result of a material misrepresentation or a material breach of a covenant by WCA, (b) by BellSouth or WCA other than because of governmental action that renders the merger illegal or otherwise materially restricted or prohibited or (c) by WCA for reasons other than the non-consummation of the merger before August 11, 1997. The financing will convert to an interest-bearing loan, however, if the Merger Agreement is terminated in accordance with its terms (x) by BellSouth as a result of a material misrepresentation or a material breach of a covenant by WCA, (y) by BellSouth or WCA because of governmental action that renders the merger illegal or otherwise materially restricted or prohibited or (y) by WCA because the merger does not occur before August 11, 1997, or if the holder of WCA preferred stock elects to terminate the proxy contained in its Voting Agreement and Irrevocable Proxy on or after August 11, 1997. Under such circumstances, interest will accrue as of the termination date. The indebtedness will have a maturity date of December 31, 1998 and will be secured by the stock of WCA's subsidiaries. The interest annual rate would be 10%, increasing to 30% if it is not repaid at maturity.

TERMINATION

      The Merger Agreement may be terminated and the merger abandoned by: (i) the mutual written consent of BellSouth and WCA; (ii) by BellSouth or WCA, in the event of a material and uncured breach by the other party; (iii) by BellSouth or WCA, if any governmental body or any court takes any action that would have the effect of making the merger illegal or burdensome; and
(iv) by either BellSouth or WCA if the merger does not occur before August 11, 1997.

      In the event of termination, the Merger Agreement, other than provisions relating to confidentiality and payment of expenses will become void without liability on the part of any party or directors or officers, except for breach.

FEDERAL COMMUNICATIONS COMMISSION APPROVALS

      As a condition to consummation of the merger, the control of Federal Communications Commission licenses held by WCA and its subsidiaries must first be transferred to BellSouth by final order. This requires the Commission to first approve the qualifications of BellSouth and determine that BellSouth's control of the licenses would be consistent with its regulations and the public interest. Applications have been filed with the Commission requesting its approvals. On April 9, 1997, the Federal Communications Commission approved the transfer of control of the licenses, and such approval will be deemed a final order after May 27, 1997 unless protested by a third party or set aside by the Federal Communications Commission.

HART-SCOTT-RODINO

      A Hart-Scott-Rodino filing is not legally required; however, Federal Trade Commission staff is undertaking a preliminary investigation of the merger to assess whether it may have any adverse effects on competition in the delivery of multi-channel video programming in the Atlanta area. We have agreed to cooperate with this investigation and not to close the merger prior to May 28, 1997. Although this inquiry could potentially result in Federal Trade Commission action to challenge the acquisition, we believe the possibility is unlikely given the merger's pro-competitive nature.

ACCOUNTING TREATMENT

      The merger will be accounted for using the purchase method of accounting. BellSouth will be deemed the acquiror for financial reporting purposes. Under the purchase method of accounting, the purchase price in the merger is allocated among the WCA assets acquired and WCA liabilities assumed to the extent of their fair market value, with any excess purchase price being allocated to goodwill. Due to the size of BellSouth relative to the purchase price, the purchase method of accounting and the related amortization of goodwill will have an immaterial effect on BellSouth's financial statements and, accordingly, no effect on WCA's shareholders.

OPERATIONS AFTER THE MERGER

      After the merger, BellSouth generally will conduct the business presently conducted by WCA in the Atlanta, Georgia wireless cable market. BellSouth also plans to upgrade the current wireless cable TV service in Atlanta with new high capacity digital technology that should allow WCA to transmit more than 100 channels directly to subscribers' homes.

      By using new digital technology, BellSouth expects to cover more than 900,000 households in the Atlanta metropolitan area. Digital technology will permit existing spectrum to be used to carry more programming streams on the same bandwidth and with a higher quality picture.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The WCA officers and directors have interests in the merger in addition to their interests as shareholders of WCA generally.

      Consulting and Noncompete Agreements. Employment agreements are currently in effect for Messrs. Ricky C. Haney, Richard L. Hendrick and Allan H. Rudder, who are members of the WCA Board. These employment agreements provide for minimum base salaries as follows: Mr. Haney, $102,000; Mr. Kendrick, $102,000; and Mr. Rudder, $96,000. Under the Merger Agreement, these employment agreements must be terminated and Messrs. Haney, Hendrick and Rudder must enter into consulting and noncompete agreements with WCA before the merger is completed. As employees of WCA, these officers also receive additional employee benefits such as life and health insurance and eligibility for bonuses. These officers will not continue to receive these benefits following the merger.

      The terms of these new consulting and noncompete agreements continue for three years from their execution. They provide for fees in the amount of $150,000 per year, plus expenses. Under the agreements, the consultant agrees to render all consulting services reasonably required by WCA. Each agreement also contains a noncompetition clause under which the consultant agrees not to compete with WCA in the Atlanta and Athens, Georgia areas during the term of the agreement and for one year after its termination.

      Employees of WCA who are terminated by BellSouth without cause within six months, other than Messrs. Ricky C. Haney, Richard L. Kendrick and Allan H. Rudder, will be paid two months severance pay.

      Holder of Preferred Stock. Digital Funding of Atlanta, L.L.C., a private investment fund ("DFA"), owns WCA's outstanding Series A Convertible Preferred Stock. The terms of the preferred stock entitle DFA to elect two of WCA's five directors. Prior to execution of the Merger Agreement, DFA informed the WCA Board of Directors that because the merger would be anticipated to occur in the second quarter in 1997, conversion by DFA of its preferred stock immediately prior to the merger would result in a significant loss to it of certain future dividend payments. As consideration to induce DFA to convert its preferred stock in accordance with the terms of the Merger Agreement, the WCA Board of Directors agreed that the Company would issue to DFA, prior to the merger, additional shares of preferred stock. The number of shares to be issued would be the number of shares of preferred stock which would be due under the preferred stock dividend requirements at March 1, 1997 (2,362 shares) plus an additional dividend of 2,362 shares. In exchange DFA agreed to convert all of its shares of preferred stock into shares of WCA common stock immediately prior to the merger, and to exchange those shares for shares of BellSouth common stock in accordance with the ratio provided in the Merger Agreement. This additional dividend would result in DFA's acquiring approximately 5,000 additional shares of BellSouth common stock in the merger.

      Stock Options. The WCA Board of Directors has approved the acceleration of the exercise date of outstanding options that would otherwise not be exercisable prior to the effective time of the merger, contingent upon the merger's occurring. Mr. Rudder holds 14,000 options which have been accelerated.

      Indemnification. After the merger, WCA will provide indemnification to the directors and officers of WCA for claims occurring after WCA became a reporting company under the Securities Exchange Act of 1934 and before the merger, to the extent permitted under the Articles of Incorporation and Bylaws of WCA. Indemnification will continue for six years after the merger, but any right to indemnification regarding a claim made within the six year period will continue until final disposition of the claim. WCA will not be obligated to pay more than $5,000,000 in the aggregate for these indemnification obligations.

      In addition, after the merger, WCA will provide indemnification to the directors and officers of WCA for all losses or claims, with the approval of BellSouth, pertaining to the Merger Agreement. This indemnification shall continue for six years after the merger, but any right to indemnification regarding a claim asserted or made within the six year period shall continue until final disposition of the claim.

PREFERRED STOCK; STOCK OPTIONS

      Prior to the merger, each share of WCA preferred stock must be converted into WCA common stock and all accrued but unpaid dividends on WCA preferred stock must be paid. In addition, all outstanding WCA options must be exercised or canceled prior to the merger. Immediately prior to the merger, following conversion of WCA preferred stock and the exercise of all outstanding WCA options, the Merger Agreement requires that there shall be not more than 2,245,378 shares of WCA common stock issued and outstanding and no shares of WCA preferred stock issued and outstanding.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      BellSouth and WCA have received the opinion of Hunton & Williams, counsel to BellSouth, to the effect that for United States federal income tax purposes: (i) the merger will constitute a "reorganization" under Section 368(a)(1)(A) of the Internal Revenue Code; (ii) no gain or loss will be recognized by BellSouth, BellSouth Sub or WCA upon consummation of the merger, and (iii) the merger will result in the federal income tax consequences summarized below for WCA shareholders who receive BellSouth common stock for WCA common stock. Receipt of the opinion of Hunton & Williams confirming these consequences as of the effective date of the merger is a condition to consummation of the merger. The opinion of Hunton & Williams will be based on certain customary assumptions and representations regarding, among other things, the lack of previous dealings between WCA and BellSouth, the existing and future ownership of WCA capital stock and BellSouth capital stock and BellSouth's future business plans for WCA. WCA and BellSouth currently contemplate that this tax opinion will be forthcoming. In the unexpected event that the tax opinion is not received, and WCA and BellSouth desire to proceed with the merger on a taxable basis, WCA would resolicit proxies for approval of the merger.

      In the opinion of Hunton & Williams, if you receive solely BellSouth common stock in exchange for your shares of WCA common stock, you will not recognize any gain or loss on the exchange. If you receive BellSouth common stock and cash in lieu of a fractional share of BellSouth common stock, you will recognize taxable gain or loss solely with respect to such cash as if the fractional share had been received and then redeemed for the cash. You will have an aggregate tax basis in your shares of BellSouth common stock (including any fractional share interest) received in the merger equal to your tax basis in the shares of WCA common stock exchanged therefor. Your holding period for shares of BellSouth common stock (including any fractional share interest) received in the merger will include your holding period for the exchanged shares of WCA common stock if they are held as a capital asset at the effective time of the merger.

      If you elect appraisal rights (described below), your receipt of cash in exchange for WCA common stock will be a taxable event. If you are considering the exercise of appraisal rights you should consult with a tax adviser.

      The preceding discussion summarizes the material federal income tax consequences of the merger to WCA shareholders. It does not discuss all potentially relevant federal income tax matters or consequences to any foreign or other shareholders subject to special tax treatment, nor does it discuss any state or local tax consequences of the merger. The tax consequences to you may depend on your individual circumstances. We advise you to consult your own tax advisors with regard to the merger.

APPRAISAL RIGHTS

      Under Georgia law, WCA shareholders who do not vote in favor of the Merger Agreement and who comply with certain notice requirements and other procedures will have the right to dissent and to be paid cash for the "fair value" of their shares. Such "fair value" as finally determined under such procedures may be more or less than the consideration to be received by other WCA shareholders under the terms of the Merger Agreement. Failure to follow such procedures precisely may result in loss of appraisal rights. BellSouth has the right to elect not to close the merger if the holders of more than 10% of the outstanding shares of WCA common stock have perfected the right to dissent from the merger.

      The following discussion is only a summary and not a complete statement of the law pertaining to appraisal rights under the Georgia Business Corporation Code. The Code section providing for appraisal rights is reprinted in its entirety as Annex II to this Proxy Statement/Prospectus.

      If you wish to exercise appraisal rights, or "dissenters' rights," you must deliver to WCA before the vote on the Merger Agreement a written notice of your intent to demand payment for your Shares. You must not vote in favor of the Merger Agreement. A vote against approval of the Merger Agreement will not, by itself, constitute a valid written demand for dissenters' rights.

      WCA must provide a written dissenters' notice to each dissenting shareholder within 10 days after shareholder approval of the Merger Agreement (i) stating where the demand for payment must be sent and where and when certificates for certificated shares must be deposited and (ii) setting a date by which WCA must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date on which the dissenters' notice is delivered. A shareholder must deliver a demand for payment and deposit his or her shareholder's certificates on or prior to the payment demand date in accordance with the terms of the dissenters' notice. Within 10 days after receipt of the demand for payment or within 10 days after the merger, whichever is later, WCA must make a written offer to each dissenting shareholder who has filed a demand for payment to pay an amount estimated to be the "fair value" of the shares plus accrued interest. If the dissenting shareholder accepts WCA's offer by written notice to WCA within 30 days of WCA's offer, WCA must make payment within 60 days after it made the offer or the closing of the merger, whichever occurs later.

      A dissenting shareholder may notify WCA, in writing, of the shareholder's own estimate of the "fair value" of his or her shares and demand payment, if such notice is delivered within 30 days after WCA's offer. In addition, if WCA does not offer payment within the time period set forth in the preceding paragraph, a dissenting shareholder may demand delivery of certain WCA financial information (which WCA must provide within 10 days after receipt of such demand) and may, at any time within three years of the consummation of the merger, notify WCA of the shareholder's own estimate of the fair value of the shareholder's shares and demand payment.

      If a demand for payment remains unsettled, then WCA, within 60 days after receipt of the demand for payment, must file a lawsuit requesting that the "fair value" of the shares be determined, together with accrued interest. If WCA fails to bring such action within the 60-day period, WCA will be required to pay each dissenter whose demand remains unsettled the amount demanded.

      The costs and expenses of any such action shall be determined by the court and shall be assessed against WCA. Notwithstanding the foregoing, all or any part of such costs and expenses may be apportioned and assigned as the court may deem equitable against any and all of the dissenting shareholders who are party to the action and to whom WCA shall have made an offer to pay for the shares, if the court finds that the shareholder acted inappropriately in making a demand for payment. Such expenses may include reasonable compensation and expenses of appraisers appointed by the court and fees and expenses of counsel and experts employed by WCA. If the court finds that WCA failed to comply with legal requirements, the court may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any attorneys or experts employed by the shareholder in the action.

      Only a shareholder of record is entitled to assert dissenter's rights for WCA stock registered in that holder's name. The demand for dissenters' rights should be exercised by or on behalf of the holder of record fully and correctly, as his or her name appears on his stock certificates. If WCA stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, he or she should execute the demand in that capacity, and if WCA stock is owned of record by more than one person, such as a joint tenancy or tenants in common, all joint owners should execute the demand. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record, but the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting for the owner or owners.

      If any holder of WCA stock who demands dissenters' rights with respect to his or her shares fails to perfect, or effectively withdraws or loses, his right to dissent, he will no longer have the right to receive the "fair value" of his shares. Rather, such a shareholder will be entitled only to receive the amount of BellSouth stock determined by the exchange ratio described above. A WCA shareholder will fail to perfect, or effectively withdraw or lose, his or her right to dissent if he or she fails to deliver a notice of intent to WCA prior to the vote on the Merger Agreement, fails to vote against approval of the Merger Agreement or abstain with respect to the Merger Agreement, fails to file a demand for payment with WCA or delivers to WCA a written withdrawal of his or her demand for payment.

      Failure to follow the steps required by Georgia law for perfecting dissenters' rights will result in the loss of such rights. Consequently, any shareholder of WCA who desires to exercise his or her dissenters' rights is urged to consult his or her legal advisor before attempting to exercise such rights.

                       BUSINESS OF BELLSOUTH

      BellSouth Corporation is a holding company providing telecommunications services and communications systems and products. BellSouth provides predominantly tariffed telecommunications services to approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. BellSouth's primary other businesses are wireless and international communications services and advertising and publishing products.

                          BUSINESS OF WCA

      WCA was organized in 1982 for the purpose of providing private cable television services for multiple dwelling units. In 1988, Vidcomm, Inc. was formed by the founders of WCA for the purpose of operating a wireless cable company. Vidcomm became a wholly-owned subsidiary of WCA in December 1992.

      WCA has obtained the rights to transmit wireless cable television in the Atlanta metropolitan area by holding Federal Communications Commission licenses and leasing airtime from other licensees. WCA's subscribers consist of apartment complexes, commercial establishments and, to a lesser extent, single-family homes. Proposed technical modifications are pending before the Federal Communications Commission that, if and when approved, would permit WCA to upgrade its wireless cable TV service with new digital technology.

      WCA has two sources for television programming that it sells to subscribers: satellite programming (such as HBO, ESPN, etc.) and local off-air broadcast channels. Wireless cable programming is transmitted via microwave, as opposed to hard-wired cable, from a central location over Federal Communications Commission-authorized frequencies to subscribers equipped with a special antenna. For satellite programming, WCA utilizes an initial reception facility in Atlanta, which receives signals via satellite and then transmits them to WCA's primary, central transmitter located on top of the NationsBank Plaza in Atlanta. This facility then transmits the wireless cable programming to WCA's subscribers. In contrast, the local off-air television signals are transmitted to a general area and receivable by any television in the reception area. In providing this programming source, WCA does not use its transmitter facilities as it does for wireless cable services.

                 PRICE RANGE OF WCA COMMON STOCK
                        AND DIVIDEND POLICY

      WCA common stock is traded on The Nasdaq SmallCap Market under the symbol "WCAI." The following table sets forth the high and low sales prices of WCA common stock, based on the trade prices, as reported on The Nasdaq SmallCap Market for the following calendar quarters:


                                High        Low

         1997
           Second Quarter      $19.25     $18.50
            (through April 15
            1997)
           First Quarter       19.875      15.00

         1996
           Fourth Quarter      $18.50     $12.75
           Third Quarter        16.50      13.50
           Second Quarter       18.00       9.50
           First Quarter        11.50       8.75

         1995
           Fourth Quarter      $12.75     $10.25
           Third Quarter        12.25       7.75
           Second Quarter       10.75       8.00
           First Quarter        10.50       7.25


      On April 15, 1997, the Record Date, the outstanding shares of WCA common stock were held by approximately 800 record holders. The closing price per share of WCA common stock on April 18, 1997 on The Nasdaq SmallCap Market was $18.625.

      WCA has never paid dividends on WCA common stock and, if the merger were not to occur, does not expect to pay dividends in the future.

             WCA MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following table sets forth items from WCA's Statement of Income as percentages of net revenue:


                                            Percent

                                    1994        1995     1996

Revenue                             100%        100%      100%
Service Cos                         57.6        65.1       68.1
Selling, general and administrative 52.9        43.0       38.3
Depreciation and amortization       17.2        22.1       26.0
Other (income) expense              (1.7)       (1.0)      (2.4)
Loss, before income taxes           26.0        29.2       29.9

      WCA's revenue increased 8% to $3,545,000 in 1996. This increase was due primarily to an increase in the number of subscribers from 8,500 to 9,000.

      Service costs for 1996 increased as a percentage of revenue by 3%. This increase was due primarily to an increase in tower rental and channel lease costs due to the addition of 16 new wireless channels during the fourth quarter of 1995.

      Selling, general and administrative expense decreased by 4.7% of revenue. This decrease was due to a full year's reduction in marketing, selling and administrative salaries and benefits due to the elimination of the advertising sales department and single family home marketing costs during 1995. WCA has deferred single family home expansion to study the improvements associated with digital signal transmission.

      The deferred tax benefit increased by $359,147 during 1996.

The basis for deferring tax benefits is an excess of appreciated asset value over the tax basis of WCA's net assets in an amount sufficient to realize the deferred tax asset and projected future profitable operations. Management forecasts that the current cumulative net operating loss carryforward will be utilized by 2002 when the first net operating loss carryforward expires.

      WCA's revenue increased 15% to $3,285,000 in 1995.
Although the number of subscribers increased from 8,200 to 8,500 in 1995, the increase in revenue was due primarily to an increase in subscriptions to premium channels.

      Service costs for 1995 increased by 7.5% of revenue. The primary reason for this increase was increased programming costs related to the increase in premium channel subscriptions. There also was an increase in tower rental and channel lease costs because of the addition of 16 new wireless channels during 1995.

      Selling, general and administrative expense decreased by 9.9% of revenue in 1995. Approximately 7.0% of this decrease was due to the elimination of costs related to the advertising sales department and single family home marketing costs. WCA has deferred single family home expansion while it continues to study the improvements associated with digital signal transmission.
The balance of this decrease was primarily due to reduced professional fees and travel expense.

GENERAL

      Currently, most of WCA's subscribers result from contracts with 40 apartment complexes, which typically have an initial term of ten years. Upon expiration of the initial term, these contracts automatically convert to month to month contracts unless they are extended or canceled. Capital costs related to these contracts are written off during the initial term. WCA continues to add new contracts and has not had a significant amount of contracts canceled. Any future contract cancellations should not have a material impact on operations because WCA is adding new contracts and should not have a significant number of cancellations in any one year.

      WCA currently has agreements to provide a competitive lineup of 38 channels of programming to its customers. The lineup consists of 28 microwave delivered channels and 10 local off-air channels. During the fourth quarter of 1995, WCA relocated its transmission site to NationsBank Plaza, the tallest building in Atlanta, and increased its transmitter output power from 10 to 50 watts.

LIQUIDITY AND CAPITAL RESOURCES

      On March 1, 1995, WCA executed an agreement with Applied Video Technologies, Inc. for the purchase of $3,500,000 of convertible preferred equity. Under the terms of the agreement, $2,100,000 was invested in 1995 and $1,400,000 in January 1996.

      As soon as is practical WCA plans to offer a digital package with more than 100 channels, subject to receipt of various Federal Communications Commission approvals. A basic digital package will be priced comparable to the price of the basic package of WCA's primary franchise cable competitor. As with the franchise cable operator, WCA will offer premium channels, pay-per-view and other services at additional charge to subscribers. WCA believes it will be able to provide a higher quality, comparably priced service than its cable competitors' service packages. These development plans will require significant funds in addition to funds provided from operations. WCA will have to secure these additional funds to cover the capital needs of additional growth after 1996.

                   WCA SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information regarding the beneficial ownership of WCA common stock and preferred stock as of March 1, 1997 by (i) each person who is known by WCA to own beneficially more than 5 percent of WCA's common stock and preferred stock, (ii) each of WCA's directors and (iii) all directors and executive officers of WCA as a group.

                       Amount and Nature of Beneficial Ownership

                        Common Stock              Preferred Stock
                                       Percent            Percent
                   Number                of     Number       of
Name             of Shares     Options  Class   of Shares  Class
Allan H. Rudder
  (Director)      359,750(1)  60,000(5) 19.78%
Ricky C. Haney
  (Director)      305,000(2)            16.77%
Richard L. Kendrick
  (Director)      294,000(3)            16.17%
R.S. Operators,
  Inc.            278,750(4)            15.33%
Digital Funding
  of Atlanta,
  L.L.C.                                       41,734    100.00%
R. Ted Weschler
  (Director)                                   41,734(6) 100.00%
R. Stanley Allen
  (Director)(7)

All Directors
  and Executive
  Officers as a
  group
  (5 persons)      958,750  60,000      52.72% 41,734    100.00%

__________________

(1) Includes currently exercisable options to purchase 46,000 shares, 2,000 shares owned by Mr. Rudder's wife and 278,750 shares owned by R.S. Operators, Inc. Mr. Rudder is Secretary,
Treasurer and a director of R.S. Operators, Inc.

(2) Includes 47,230 shares owned by Mr. Haney's wife and 5,540 shares owned by his children.

(3) Includes 26,020 shares owned by Mr. Kendrick's wife and 6,960 shares owned by his children.

(4) Mr. Ray Stevenson, III, President and majority owner of R.S.
Operators, Inc., a real estate and other investment firm, is the beneficial owner of these shares.

(5) 46,000 options are currently exercisable and 14,000 options are not exercisable.

(6) Includes 41,734 shares of Preferred Stock owned by Digital
Funding of Atlanta, L.L.C. Mr. Weschler has been elected to the WCA Board of Directors by, and serves as the administrative agent of, Digital Funding of Atlanta, L.L.C.

(7) Mr. Allen has been elected to the WCA Board of Directors by Digital Funding of Atlanta, L.L.C.

                 COMPARATIVE RIGHTS OF SHAREHOLDERS

      At the effective time of the merger, shareholders of WCA automatically will become shareholders of BellSouth, and their rights as shareholders will be determined by the BellSouth Articles of Incorporation and BellSouth Bylaws. BellSouth and WCA are Georgia corporations and are subject to the provisions of the Georgia Business Corporation Code. The following is a summary of the material differences in the rights of shareholders of BellSouth and WCA. This summary is not a complete discussion of the rights of holders of shares of WCA and BellSouth, but only the primary differences.

CAPITALIZATION

       WCA. The WCA Articles of Incorporation authorize the issuance of up to 15,000,000 shares of capital stock, par value $1.00 per share, of which 10,000,000 are classified as WCA common stock and 5,000,000 are classified as WCA preferred stock. A total of 1,773,400 shares of WCA common stock and 41,734 shares of WCA Series A Preferred Stock were issued and outstanding as of March 1, 1997. The shares of WCA preferred stock are issued in series, with relative rights, preferences and limitations of each series fixed by WCA's Board of Directors.

       BellSouth. The capital stock of BellSouth consists of 2,200,000,000 authorized shares of common stock and 100,000,000 authorized shares of cumulative first preferred stock, par value $1.00 per share. The shares of BellSouth preferred stock are issuable in series, with relative rights, preferences and limitations of each series fixed by BellSouth's Board of Directors.

DIRECTORS AND CLASSES OF DIRECTORS; VACANCIES AND REMOVAL OF
DIRECTORS

      WCA. The WCA Bylaws provide that the number of directors must not be fewer than one nor more than seven. The WCA shareholders have the power to determine the number of directors within these numerical limitations, and the WCA Board currently consists of five members. The WCA Board is not divided into classes. Directors are elected at each annual meeting and serve until the next annual meeting.

      The WCA Bylaws also provide that any one or more directors or the entire Board of Directors may be removed from office, with or without cause, by the vote of the holders of 55% of the shares entitled to vote at any shareholder meeting with respect to which notice of such purpose has been provided.

      BellSouth. The BellSouth Bylaws provide for a Board of Directors consisting of 14 persons. BellSouth's Board of Directors is divided into three classes, each as nearly equal in number as possible, with one class elected annually. Each class has a term of three years, which ends at an annual meeting of shareholders. The authorized number of directors may be increased or decreased by the vote of a majority of the then authorized number of directors or by the affirmative vote of at least 75% of the voting power of BellSouth entitled to vote generally in the election of directors, voting together as a single class. The number of directors, however, must not be less than nine.

      Subject to the rights of the holders of any series of BellSouth preferred stock then outstanding, any director, or all directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of at least 75% of the voting power of all BellSouth stock entitled to vote generally in the election of directors, voting together as a single class.

ANTI-TAKEOVER PROVISIONS

      BellSouth Shareholder Rights Plan. BellSouth's Board of Directors has established BellSouth's Shareholder Rights Plan. The rights have significant anti-takeover effects if an acquisition transaction not approved by the Board of Directors is proposed or initiated by a person or group. Because of these provisions, it is unlikely that any person or group will initiate an acquisition transaction that is not approved by BellSouth's Board of Directors. Thus, the rights could have the effect of discouraging the acquisition of BellSouth unless approved by BellSouth's Board of Directors. The rights do not interfere with any merger or other business combination approved by BellSouth's Board of Directors and shareholders.

      BellSouth Business Combinations Bylaw. As permitted by the Georgia Business Corporation Code, BellSouth has elected to be covered by the Georgia law that (with limited exceptions) prohibits a person or entity from acquiring 10% of the outstanding common stock of BellSouth without the approval of BellSouth's Board of Directors and thereafter within five years acquiring BellSouth without shareholder approval. This provision may be repealed only by an affirmative vote of two-thirds of the continuing directors and a majority of the votes entitled to be cast by disinterested shareholders and shall not be effective until 18 months after such shareholder vote. The Georgia statute provides that a domestic corporation that has repealed such a bylaw may not thereafter readopt the bylaw.

      BellSouth Fair Price Provisions. "Fair price" provisions contained in BellSouth's Articles require, generally, in connection with a merger or similar transaction between BellSouth and a 10% shareholder, the unanimous approval of BellSouth's disinterested directors or the affirmative vote of two-thirds of such directors and a majority of the outstanding shares held by disinterested shareholders, unless (a) within the past three years the shareholder has not increased its shareholdings by more than one percent in any 12-month period or (b) all shareholders receive at least the same consideration for their shares as the interested shareholder previously paid. These provisions may be revised or rescinded only upon the affirmative vote of at least two-thirds of the disinterested directors and a majority of the outstanding shares held by disinterested shareholders.

      WCA.  WCA does not have a shareholders rights plan.
Moreover, the WCA Articles and Bylaws do not contain a provision electing to be governed by the business combination provisions or the fair price provision in the Georgia Business Corporation
Code.

SPECIAL MEETINGS OF SHAREHOLDERS

      WCA. The WCA Bylaws provide that a special meeting of the shareholders may be called for any purpose at any time by the Chairman of the Board, President, Vice President, a majority of the Board of Directors or shareholders holding not less than one-fourth of the voting power of WCA.

      BellSouth. The BellSouth Bylaws provide that special meetings of the shareholders may be called at any time by the Board of Directors or the Chief Executive Officer and shall be called upon written request to the Chief Executive Officer or Secretary, signed by the holders of at least two-thirds of the outstanding shares entitled to vote at the meeting.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

      WCA. The WCA Bylaws provide that, at an annual meeting of shareholders, any matter relating to the affairs of WCA, whether or not stated in the notice of the meeting, may be brought up for action except matters that the Georgia Code requires to be stated in the notice of the meeting.

      BellSouth. The BellSouth Bylaws provide that a shareholder desiring to nominate a person for election to the Board of Directors or to propose any other business before an annual meeting of shareholders must notify BellSouth's Secretary in writing between 60 and 120 days prior to the date of the meeting. The shareholder's notice must contain detailed information as to each person whom the shareholder proposes to nominate for election as a director and as to any other business that the shareholder proposes to be brought before the meeting.

               RESALE OF BELLSOUTH COMMON STOCK

      BellSouth common stock has been registered under the Securities Act of 1933, which allows such shares to be traded freely and without restriction by those holders of WCA common stock who receive such shares in the merger and who are not directors, executive officers and 10% or more shareholders of WCA or BellSouth. This Proxy Statement/Prospectus does not cover any resales of BellSouth common stock received by these persons.

                          EXPERTS

      The consolidated financial statements of BellSouth and subsidiaries incorporated by reference in this Proxy Statement/Prospectus from BellSouth's Annual Report on Form 10-K for the year ended December 31, 1996 have been incorporated in reliance on the report, which includes an explanatory paragraph related to a change in an accounting method, of Coopers & Lybrand L.L.P., independent accountants, also incorporated herein by reference, given on the authority of that firm as experts in accounting and auditing.

      The consolidated financial statements of WCA and its subsidiary as of December 31, 1995 included in this Proxy Statement/Prospectus have been audited by Blackwell, Poole & Company, independent auditors, as stated in their attached report, and have been included in reliance on the report of that firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of WCA and its subsidiary as of December 31, 1996 included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their attached report with respect thereto, and have been included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

      On May 14, 1996, the appointment of Blackwell, Poole & Company as independent auditors for WCA was terminated by WCA and Arthur Andersen LLP was engaged as independent auditors. The decision to change independent auditors was approved by the Board of Directors of WCA. During the fiscal year ended December 31, 1995, there were no disagreements between WCA and Blackwell, Poole & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Blackwell, Poole & Company would have caused them to make reference to the subject matter of the disagreement in connection with their report. The audit report of Blackwell, Poole & Company on WCA's financial statements as of and for the year ended December 31, 1995 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

                         LEGAL OPINIONS


      The legality of the BellSouth common stock to be issued in the merger will be passed on for BellSouth by Walter H. Alford, Executive Vice President and General Counsel of BellSouth.

      A condition to consummation of the merger is the delivery by Hunton & Williams, counsel to BellSouth, of an opinion concerning certain federal income tax consequences of the merger.
See "The Merger -- Certain Federal Income Tax Consequences."

      Certain legal matters will be passed on for WCA by Gambrell
& Stolz, L.L.P., Atlanta, Georgia and Pepper & Corazzini, L.L.P.,
Washington, D.C.

                         OTHER MATTERS

      As of the date of this Proxy Statement/Prospectus, the WCA Board does not know of any other matters to be presented for action at the WCA Shareholder Meeting other than procedural matters incident to the conduct of the meeting. WCA shareholders may make proposals for consideration at the WCA Shareholder Meeting in accordance with the procedures specified in WCA's Bylaws. If shareholder proposals are made or any other matters not now known are properly brought before the WCA Shareholder

Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with the decision of a majority of the WCA Board.

                       SHAREHOLDER PROPOSALS

      If the merger does not close for any reason, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, shareholders may present proper proposals for inclusion in WCA's proxy statement and for consideration at the 1998 annual meeting of WCA shareholders by submitting their proposals to WCA in a timely manner. In order to be considered for the 1998 annual meeting, shareholder proposals must be received at WCA's headquarters, attention of the Secretary, 3100 Medlock Bridge Road, Suite 340, Norcross, Georgia 30071 no later than December 16, 1997 and have complied with the requirements of Rule 14a-8.

                WHERE YOU CAN FIND MORE INFORMATION

      BellSouth and WCA file annual, quarterly and current reports, proxy statements and other information with the SEC.
You may read and copy any reports, statements or other information on file at the SEC's public reference room in Washington, D.C. You can obtain copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov. and BellSouth's filings also are available on its Website at http://www.bellsouth.com. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, of which this Proxy Statement/Prospectus is a part, which has been filed by BellSouth with the SEC to register the BellSouth common stock issuable in the merger.

      Neither BellSouth nor WCA has authorized anyone to give any information regarding the offer other than the information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the BellSouth common stock it describes, nor is it an offer to or solicitation of anyone to whom it would be unlawful to make an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the distribution of any of the securities to which this Proxy Statement/Prospectus relates implies that the information is correct as of any time after the date of this Proxy Statement/Prospectus.

      The SEC allows BellSouth and WCA to "incorporate by reference" the information it files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement/Prospectus, and later information filed with the SEC will update and supersede this information. The documents we have listed below, and with respect to BellSouth any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the WCA Shareholder Meeting, comprise the incorporated documents:

      BellSouth Documents:

            (a)   Annual Report on Form 10-K for the year ended
December 31, 1996, which includes the description of BellSouth common stock; and

            (b)   Current Report on Form 8-K for January 23,
1997.

      WCA Documents:

            (a)   Annual Report on Form 10-KSB for the year ended
December 31, 1996.

      Upon request, BellSouth and WCA will provide, without charge, a copy of any or all of their documents incorporated by reference in this document (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). You should direct requests for copies to BellSouth Investor Relations, 1155 Peachtree Street, Room 14B06, Atlanta, Georgia 30309-3610 (Telephone: 1-800-241-3419), or to Wireless Cable of Atlanta, Inc., 3100 Medlock Bridge Road, Suite 340, Norcross, Georgia 30071 (Telephone: (770) 409-3570).

      The Agreement and Plan of Reorganization by and between BellSouth and WCA, dated as of February 11, 1997, which is attached to this Proxy Statement/Prospectus as Annex I, is also incorporated by reference herein.

                      FINANCIAL STATEMENTS OF
            WIRELESS CABLE OF ATLANTA, INC. AND SUBSIDIARY

                    INDEX TO FINANCIAL STATEMENTS

      The following consolidated financial statements of Wireless
Cable of Atlanta, Inc. and its subsidiary, Vidcomm, Inc., are included as follows:

       Reports of independent public accountants            F-2

      Consolidated balance sheets as of December 31, 1995
      and 1996                                              F-4

      Consolidated statements of operations for the years ended
      December 31, 1995 and 1996                            F-5

      Consolidated statements of changes in stockholders' equity
      for the years ended December 31, 1995 and 1996        F-5

      Consolidated statements of cash flows for the years ended
      December 31, 1995 and 1996                            F-6

      Notes to consolidated financial statements            F-7

                   INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
  and Stockholders
Wireless Cable of Atlanta, Inc.
  and Subsidiary
Atlanta, Georgia

      We have audited the accompanying consolidated balance sheet of Wireless Cable of Atlanta, Inc. and Subsidiary as of December 31, 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wireless Cable of Atlanta, Inc. and Subsidiary as of December 31, 1995, and the consolidated results of its operations and its consolidated cash flows for the year then ended in conformity with generally accepted accounting principles.




                              Blackwell, Poole & Company
                              Certified Public Accountants


Atlanta, Georgia
January 31, 1996

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Wireless Cable of Atlanta, Inc. and subsidiary:


      We have audited the accompanying consolidated balance sheet of WIRELESS CABLE OF ATLANTA, INC. AND SUBSIDIARY (a Georgia corporation) as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wireless Cable of Atlanta, Inc. and subsidiary as of December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                              ARTHUR ANDERSEN LLP


Atlanta, Georgia
February 14, 1997

             WIRELESS CABLE OF ATLANTA, INC. & SUBSIDIARY
                      CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 1995 AND 1996

               ASSETS                        1995       1996

Current assets:
  Cash and cash equivalents                $133,000   $147,471
  Accounts receivable                        69,039     35,212
  Other current assets                      188,035    171,515
             Total current asset            390,074    354,198

Property and equipment:
  Cable systems and equipment             5,930,531  7,181,822
  Furniture and office equipment            473,551    601,199
                                          6,404,082  7,783,021
  Less accumulated depreciation          (2,516,327)(3,316,238)
                                          3,887,755  4,466,783

Other assets:
  Deferred licensing costs                  204,000    136,000
  Deferred tax benefit                      969,941  1,267,754
  Other                                     192,392    107,488
                                          1,366,333  1,511,242
             Total assets                $5,644,162 $6,332,223


            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                        $184,832   $339,893
  Accrued expenses and liabilities         229,889    265,850

             Total current liabilities     414,721    605,743

Preferred Stock                          2,121,214  3,733,155
Stockholders' equity:
  Common Stock of $1 par,
     Authorized 10,000,000 shares.
     Issued and outstanding:
     1,770,000 shares in 1995 and
     1,772,600 shares in 1996            1,770,000  1,772,600
  Paid in capital                        3,494,457  3,516,707
  Accumulated deficit                   (2,156,230)(3,295,982)
                                         3,108,227  1,993,325

             Total liabilities and
             stockholders' equity       $5,644,162 $6,332,223


                    The accompanying notes are an integral
                      part of these financial statements.

             WIRELESS CABLE OF ATLANTA, INC. & SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                              1995         1996

Revenues                                  $3,284,816  $3,545,611

Costs and expenses:
  Service costs                            2,139,431   2,414,484
  Selling, general and administrative      1,413,940   1,357,375
  Depreciation and amortization              727,400     920,612
                                           4,280,771   4,692,471

            Loss from operations            (995,955) (1,146,860)

Other income                                  38,384      85,005

            Loss before income taxes        (957,571) (1,061,855)
Deferred income tax benefits                 317,903     359,147
            Net loss                        (639,668)   (702,708)
Preferred dividend requirements             (157,600)   (437,044)
            Net loss applicable to
            common shares                  $(797,268)$(1,139,752)

            Weighted average number
            of common shares outstanding   1,740,000   1,771,000

            Net loss per common
            share outstanding                 $(0.46)     $(0.64)


       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

            Number of    $1 Par      Paid-In   Accumulated
            Shares       Value      Capital     Deficit     Total

Balance,
 December
 31, 1994 1,729,000 $1,729,000 $3,229,207 $(1,358,962) $3,599,245
Stock
 options and
 warrants    41,000     41,000    265,250       -         306,250
Preferred
 stock
 dividends        -          -          -    (157,600)  (157,600)
Net (loss)        -          -          -    (639,668)  (639,668)
Balance,
 December
 31, 1995 1,770,000 $1,770,000 $3,494,457 $(2,156,230) $3,108,227
Stock
 options      2,600      2,600     22,250        -         24,850
Preferred
 stock
 dividends        -          -          -     (437,044) (437,044)
Net (loss)        -          -          -     (702,708) (702,708)
Balance,
 December
 31, 1996 1,772,600 $1,772,600 $3,516,707 $(3,295,982) $1,993,325

                    The accompanying notes are an integral
                      part of these financial statements.

                 WIRELESS CABLE OF ATLANTA, INC. & SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                1995      1996

Cash flows provided by (used for)
operating activities:
  Net (loss)                                $(639,668) $(702,708)
     Adjustments to reconcile net
     loss to net cash provided by
     (used for) operating activities:
     Depreciation and amortization            727,400    920,612
     Decrease in receivables                   12,439     33,827
     Increase in other current assets        (149,636)   (59,425)
     Increase in other assets                (391,216)  (212,909)
     Increase (decrease) in accounts
     payable and accrued expenses            (301,104)   101,135

     Net cash provided by (used for)
     operating activities                    (741,785)    80,532

Cash flows (used for) investing activities:
     Purchase of equipment                 (1,762,482)(1,431,640)

Cash flows provided by financing activities:
     Proceeds from common stock issue         306,250     24,850
     Proceeds from preferred stock issue,
     net of issue costs                     1,963,614  1,340,729
     Net cash provided by financing
     activities                             2,269,864  1,365,579

     Net increase (decrease) in cash         (234,403)    14,471
     Cash and cash equivalents, beginning
     of year                                  367,403    133,000
     Cash and cash equivalents, end of year  $133,000   $147,471

        Supplemental Disclosures of Cash Flow Information

Cash paid during the year for:
  Interest                                $        -   $       -
  Income taxes                            $        -   $       -

Financing and investing activities
not affecting cash:
  Preferred stock dividends                 $157,600    $437,044
  Cash paid                                        -           -
  Liabilities incurred                      $157,600    $437,044


                    The accompanying notes are an integral
                      part of these financial statements.

                 WIRELESS CABLE OF ATLANTA, INC. & SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies:

          Wireless Cable of Atlanta, Inc. and Subsidiary ("Company") provides cable television service to multiple dwelling, single family and commercial subscribers in the Atlanta, Georgia area. The accounting and reporting policies of the Company conform with generally accepted accounting principles and general practice within the Company's industry. The following is a description of the more significant of those policies.

          The accompanying consolidated financial statements include the accounts of Wireless Cable of Atlanta, Inc. and its wholly owned subsidiary, Vidcomm, Inc. Intercompany transactions and balances have been eliminated in consolidation.

          Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts and disclosures in the financial statements. Actual results could vary from the estimates that were used.

          The cost of property and equipment is depreciated over the estimated useful lives of the related assets, generally seven years. Depreciation is computed on the straight-line method and accelerated methods for financial reporting purposes and for income tax purposes, respectively. Depreciation charged to operations amounted to $659,400 and $852,612 in 1995 and 1996, respectively.

          The Company has entered into a channel frequency lease agreement which requires payments based on the greater of a minimum payment or a cost per subscriber. Costs in excess of the cost per subscriber component of the lease were capitalized as deferred licensing costs prior to 1994, consistent with the principles set forth in the Statement of Financial Accounting Standards ("SFAS") No. 51. These capitalized costs are being amortized over a five-year period commencing in 1994. Amortization charged to operations amounted to $68,000 in 1995 and 1996 each.

          Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized. When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

          The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Effective in 1996, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-based Compensation." SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by the statement, shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123. See Note 3.

          The Company sponsors a 401(k) employee benefit plan. All employees are eligible for participation after one year of employment and may contribute the maximum allowable under the plan. The Company does not contribute to the plan.

          Cash equivalents at December 31, 1995 and 1996 was a certificate of deposit in the amount of $50,000. The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

2.   Operating Leases:

          The Company leases an office and warehouse facility under an operating lease expiring in November 1997. Rent expense for 1995 and 1996 was $64,962 and $67,854, respectively.

          The Company has a lease agreement for its satellite and microwave dish facility which will expire June 6, 1997 and may be renewed for an additional three year term. The lease provides for a monthly rent of $1,500 and is subject to increase based on increases in the Consumer Price Index. Lease expense for 1995 and 1996 was $18,000 each.

          The Company has a lease agreement for placement of its television signal transmission and processing equipment which will expire May 31, 2003. The lease provides for a monthly rent of $9,925 which is subject to increase due to the addition of channels and an increase in the Consumer Price Index. Lease expense for 1995 and 1996 was $55,445 and $110,018, respectively.

          The Company has lease agreements for five wireless cable channels which will expire February 28 and July 16, 2001. The leases provide for a monthly rent based on the number of subscribers receiving a signal with a minimum annual rental of $128,544. Lease expense for 1995 and 1996 was $96,000 and $126,542, respectively.

          The Company has a lease agreement for excess capacity airtime of four ITFS wireless cable channels which will expire July 19, 2007. The lease provides for a monthly rent based on the number of subscribers receiving a signal with a minimum annual rental of $7,560. Any renewal is subject to negotiations. There was no lease expense for 1995 and 1996 lease expense was $10,403.

          The Company has a lease agreement for excess capacity airtime of twelve ITFS wireless cable channels which will expire March 31, 2006. The lease provides for a monthly rent based on the number of subscribers receiving a signal with a minimum annual rental of $36,000. Any renewal is subject to negotiation, however, the Company has a right of first refusal on any competing proposal from any commercial entity. Lease expense for 1995 and 1996 was $10,500 and $36,000, respectively.

          Minimum future rental payments under operating leases having remaining terms in excess of one year as of December
     31, 1996 for the next five years and in the aggregate are:

       Year Ended December 31:                          Amount

                1997                                 $  362,404
                1998                                    291,204
                1999                                    291,204
                2000                                    291,204
                2001                                    188,408
                2002 and thereafter                     363,620
  Total minimum future rental payments               $1,788,044

3.   Stock Options and Warrants:

          In 1992, the shareholders approved the formation of a Stock Option Plan for key employees to be implemented by the Board of Directors. Under the approved terms of the plan, options to purchase shares of the Company's common stock will be granted at a price not less than the fair market value of the stock at the date the key employee becomes eligible under the plan. Options may be exercised over a five year period not to exceed 20% per year on a cumulative basis. At December 31, 1996, options had been granted to five key employees for an aggregate of 71,900 shares at option prices ranging from $6.25 to $14.00 per share (average $7.21) and 49,100 shares (average $6.85) were exercisable. At December 31, 1996, there were 24,500 shares available for future grants under the plan. 1,000 shares were exercised during 1995 and 2,600 during 1996. Also 3,000 shares under option were canceled in 1996. In addition, warrants to purchase 40,000 shares of common stock at a price of $7.50 per share were exercised during 1995. These stock options have not been included in the weighted average number of shares outstanding as they would be anti-dilutive.

          The Company accounts for its stock-based compensation plans under APB No. 25, under which no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of the Company's common stock on the date of grant. The Company adopted SFAS No. 123 for disclosure purposes in 1996. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995; risk-free interest rate of 6.72 percent, expected life of 5 years, dividend rate of zero percent, and expected volatility of 55 percent. Using these assumptions, the fair value of the stock options granted in 1995 is $119,048, which would be amortized as compensation expense over five years--the vesting period of the options. There were no stock options granted in 1996. Had compensation cost been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net loss and net loss per share would have been increased to the following pro forma amounts:

                                  1995                    1996

  Net Loss
     As reported               $797,268                $1,139,752
     Pro forma                 $815,163                $1,169,514
  Net loss per share
     As reporte                $  0.46                 $  0.64
     Pro forma                 $  0.47                 $  0.66

          Because SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

4.   Income Taxes:

          Deferred income taxes are provided for temporary differences in the bases of assets and liabilities between financial reporting and income tax reporting. The temporary differences result from a basis of accounting for financial reporting different from that used for income tax reporting and different methods and periods used to calculate depreciation.

          The components of the deferred income tax benefit for 1995 and 1996 are as follows:

                                  1995                  1996

  Depreciation                 $80,837               $95,147

  Difference between accrual
  basis of accounting and tax
  basis of accounting         (51,124)              (64,950)

  Tax benefit of loss
  carryforward               (347,616)             (389,344)

  Deferred tax benefit      $(317,903)            $(359,147)

          The components of the net nonconcurrent deferred tax asset in 1995 and 1996 are as follows:

                                  1995                  1996

  Property and equipment    $(165,648)            $(257,179)

  Net operating loss
  carryforward              1,135,589             1,524,933

  Deferred tax benefit,
  net                        $969,941            $1,267,754

          The components of the net current deferred tax asset in 1995 and 1996 are as follows:

                                  1995                 1996

  Property and equipment    $(16,824)             $(20,440)

  Difference between accrual
  basis of accounting and tax
  basis of accounting         80,397               145,348

  Deferred tax benefit, net  $63,573              $124,908


          Realization of the net operating loss carryforward deferred tax assets is dependent on the Company either generating sufficient taxable income prior to expiration of the loss carryforwards, or employing tax-planning strategies to utilize the excess of appreciated asset value over the tax basis of the Company's net assets. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

          The Company used an effective tax rate of 34% (28% for federal and 6% for state) which is not significantly different from the statutory tax rate.

          The net operating loss carryforwards totaling $4,337,752 expire as follows: 2002, $82,783; 2003,
     $249,037; 2004, $286,089; 2005, $80,425; 2006, $408,730;
     2007, $138,058; 2008, $154,759; 2009, $899,522; 2010,
     $893,220 and 2011, $1,145,129.  Investment tax credit
     carryovers in the amount of $6,374 expire in 2000.

5.   Preferred Stock:

          During 1994, shareholders authorized the issuance of 5,000,000 shares of undesignated Preferred Stock issuable by the Board of Directors at its discretion in one or more series.

          On March 1, 1995, the Company executed an agreement with Applied Video Technologies, Inc. ("AVT") for the purchase by AVT of $3,500,000 of Cumulative Convertible Redeemable Preferred Stock, Series A ("Series A Preferred Stock"). Under the terms of the agreement, AVT invested $2,100,000 in the Series A Preferred Stock in 1995 and $1,400,000 in January 1996.

          Other terms of the Series A Preferred Stock include a dividend rate of 12% payable in kind for five years at the option of the Company and in cash thereafter, the right to elect two members to the Board of Directors and the right to vote, on an as converted basis, on all matters submitted to the common stockholders with the exception of directors.
     The Series A Preferred Stock can be converted into common stock at a conversion price of $11.00 per share, and the Company is obligated to redeem the Series A Preferred Stock on the eighth anniversary of its issue. Series A Preferred Stock dividends have a preference over dividends on common stock.

6.   Employment Contracts:

          In September 1993, the Company entered into five year agreements with Ricky C. Haney, Richard L. Kendrick, and Allan H. Rudder which provide for a minimum base salary of $102,000, $102,000 and $96,000, respectively. The agreements provide for a severance payment equal to the remaining contract term base salary in the event of termination without cause. The agreements also provide for a $6,000 annual auto allowance and minimum annual base salary increases of five percent.

7.   Subsequent Event:

          On February 11, 1997, the Company entered into a definitive agreement with BellSouth Corporation for a merger of the Company with a subsidiary of BellSouth Corporation. The agreement is noncancelable for a period of six months and is expected to close within that period of time; however, stockholder and Federal Communications Commission approval is required. The agreement provides for a non-taxable stock exchange of .49 shares of BellSouth Corporation stock for each share of Company stock, with a maximum value attributable to the Company stock of $20.88625 per share and a minimum value of $15.98625 per share. The valuations are subject to upward adjustment for any BellSouth distributions, such as cash dividends, prior to closing of the merger.

          In connection with the agreement, in February 1997, BellSouth provided $1,000,000 of financing to the Company. Prior to closing the merger, the proceeds of such financing may be used only a) to fund negative cash flow from operations not in excess of $150,000 and b) for construction of new wireless cable facilities for multiple dwelling units, approved by BellSouth. The financing does not bear interest. In the event the agreement is terminated by BellSouth, other than as a result of a material misrepresentation or a material breach of a merger agreement covenant by the Company, the financing will be forgiven. In the event the agreement is terminated by BellSouth as a result of a material misrepresentation or a material breach of a merger agreement covenant by the Company, or by the Company due to the expiration of the six month noncancelable period of time, or by reason of actions by any governmental entity which would have the effect of materially restricting the consummation of the merger, the financing will, as of the date of such event, convert into an interest-bearing loan with interest accruing from such time at an annual rate of 10%. The loan will be secured by the stock of the Company subsidiary and will have a maturity date of December 31, 1998.

                                                          ANNEX I















                AGREEMENT AND PLAN OF REORGANIZATION

                                among

                        BELLSOUTH CORPORATION,

               BELLSOUTH WCA MERGER SUBSIDIARY, INC.,

                                 and

                  WIRELESS CABLE OF ATLANTA, INC.














                     Dated February 11, 1997

                        TABLE OF CONTENTS

                                                             Page

                            ARTICLE I

                       CERTAIN DEFINITIONS

     Section 1.01    Acceptable Authorization. . . . . . . . .  1
     Section 1.02    Adjustment Event. . . . . . . . . . . . .  2
     Section 1.03    Affiliate . . . . . . . . . . . . . . . .  2
     Section 1.04    Annual FCC Reports. . . . . . . . . . . .  2
     Section 1.05    Average Closing Price . . . . . . . . . .  2
     Section 1.06    Basic Subscriber. . . . . . . . . . . . .  2
     Section 1.07    BellSouth . . . . . . . . . . . . . . . .  2
     Section 1.08    BellSouth Common Stock. . . . . . . . . .  2
     Section 1.09    BellSouth Material Adverse Effect . . . .  2
     Section 1.10    BellSouth Reports . . . . . . . . . . . .  2
     Section 1.11    BellSouth Sub . . . . . . . . . . . . . .  2
     Section 1.12    BellSouth Sub Common Stock. . . . . . . .  2
     Section 1.13    Business Day. . . . . . . . . . . . . . .  3
     Section 1.14    CARS. . . . . . . . . . . . . . . . . . .  3
     Section 1.15    Capacity Lease. . . . . . . . . . . . . .  3
     Section 1.16    Channel . . . . . . . . . . . . . . . . .  3
     Section 1.17    Closing . . . . . . . . . . . . . . . . .  3
     Section 1.18    Code. . . . . . . . . . . . . . . . . . .  3
     Section 1.19    Communications Act. . . . . . . . . . . .  3
     Section 1.20    Companies . . . . . . . . . . . . . . . .  3
     Section 1.21    Company . . . . . . . . . . . . . . . . .  3
     Section 1.22    Company Benefit Plans . . . . . . . . . .  3
     Section 1.23    Company Channel . . . . . . . . . . . . .  3
     Section 1.24    Company Common Stock. . . . . . . . . . .  4
     Section 1.25    Company Environmental Permits . . . . . .  4
     Section 1.26    Company ERISA Plan. . . . . . . . . . . .  4
     Section 1.27    Company FCC Authorizations. . . . . . . .  4
     Section 1.28    Company Material Adverse Effect . . . . .  4
     Section 1.29    Company Permits . . . . . . . . . . . . .  4
     Section 1.30    Company Preferred Stock . . . . . . . . .  4
     Section 1.31    Company Reports . . . . . . . . . . . . .  4
     Section 1.32    Competing Transaction . . . . . . . . . .  4
     Section 1.33    Confidentiality Agreement . . . . . . . .  4
     Section 1.34    Contracts . . . . . . . . . . . . . . . .  4
     Section 1.35    Copyright Office. . . . . . . . . . . . .  4
     Section 1.36    Delivered Digital-Ready Channel . . . . .  5
     Section 1.37    Dissenting Shares . . . . . . . . . . . .  5
     Section 1.38    Dividend Amount . . . . . . . . . . . . .  5
     Section 1.39    Effective Date. . . . . . . . . . . . . .  6
     Section 1.40    Effective Time. . . . . . . . . . . . . .  6
     Section 1.41    ERISA . . . . . . . . . . . . . . . . . .  6
     Section 1.42    Exchange Act. . . . . . . . . . . . . . .  6
     Section 1.43    Exchange Agent. . . . . . . . . . . . . .  6
     Section 1.44    Exchange Ratio. . . . . . . . . . . . . .  6
     Section 1.45    Expenses. . . . . . . . . . . . . . . . .  6
     Section 1.46    FCC . . . . . . . . . . . . . . . . . . .  6
     Section 1.47    FCC Rules . . . . . . . . . . . . . . . .  6
     Section 1.48    Final Order . . . . . . . . . . . . . . .  6
     Section 1.49    GAAP. . . . . . . . . . . . . . . . . . .  6
     Section 1.50    GBCC. . . . . . . . . . . . . . . . . . .  7
     Section 1.51    Governmental Entity . . . . . . . . . . .  7
     Section 1.52    Granted Channel . . . . . . . . . . . . .  7
     Section 1.53    HSR Act . . . . . . . . . . . . . . . . .  7
     Section 1.54    ITFS. . . . . . . . . . . . . . . . . . .  7
     Section 1.55    Knowledge of the Company. . . . . . . . .  7
     Section 1.56    Law . . . . . . . . . . . . . . . . . . .  7
     Section 1.57    Lien. . . . . . . . . . . . . . . . . . .  7
     Section 1.58    Market. . . . . . . . . . . . . . . . . .  7
     Section 1.59    Market Facilities . . . . . . . . . . . .  7
     Section 1.60    MDS . . . . . . . . . . . . . . . . . . .  7
     Section 1.61    Merger. . . . . . . . . . . . . . . . . .  7
     Section 1.62    NYSE. . . . . . . . . . . . . . . . . . .  8
     Section 1.63    OFS . . . . . . . . . . . . . . . . . . .  8
     Section 1.64    Outstanding Options . . . . . . . . . . .  8
     Section 1.65    Pending Application . . . . . . . . . . .  8
     Section 1.66    Person. . . . . . . . . . . . . . . . . .  8
     Section 1.67    Proxy Statement/Prospectus. . . . . . . .  8
     Section 1.68    Registration Statement. . . . . . . . . .  8
     Section 1.69    SEC . . . . . . . . . . . . . . . . . . .  8
     Section 1.70    Securities Act. . . . . . . . . . . . . .  8
     Section 1.71    Site Lease. . . . . . . . . . . . . . . .  8
     Section 1.72    Special Meeting . . . . . . . . . . . . .  8
     Section 1.73    Stockholders. . . . . . . . . . . . . . .  8
     Section 1.74    Subsidiary or Subsidiaries. . . . . . . .  8
     Section 1.75    Tax or Taxes. . . . . . . . . . . . . . .  9
     Section 1.76    Wireless Cable Channels . . . . . . . . .  9
     Section 1.77    Wireless Cable System . . . . . . . . . .  9

                            ARTICLE II

                           THE MERGER

     Section 2.01    The Merger. . . . . . . . . . . . . . . .  9
     Section 2.02    Effective Time of the Merger. . . . . . .  9
     Section 2.03    Effect of the Merger. . . . . . . . . . . 10
     Section 2.04    Articles of Incorporation . . . . . . . . 10
     Section 2.05    Conversion of Securities. . . . . . . . . 10
     Section 2.06    Manner of Exchange. . . . . . . . . . . . 12
     Section 2.07    Dissenting Shares . . . . . . . . . . . . 12
     Section 2.08    Stock Transfer Books. . . . . . . . . . . 13
     Section 2.09    Closing . . . . . . . . . . . . . . . . . 13

                            ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Section 3.01    Organization and Qualification;
                     Subsidiaries. . . . . . . . . . . . . . . 13
     Section 3.02    Articles of Incorporation and Bylaws. . . 14
     Section 3.03    Capitalization; Subsidiaries. . . . . . . 14
     Section 3.04    Authorization; Enforceability . . . . . . 15
     Section 3.05    Required Filings and Consents . . . . . . 15
     Section 3.06    No Conflict . . . . . . . . . . . . . . . 16
     Section 3.07    Environmental Matters . . . . . . . . . . 16
     Section 3.08    Permits; Compliance . . . . . . . . . . . 17
     Section 3.09    Company Reports; Financial Statements . . 18
     Section 3.10    Taxes . . . . . . . . . . . . . . . . . . 18
     Section 3.11    Litigation. . . . . . . . . . . . . . . . 20
     Section 3.12    Absence of Changes. . . . . . . . . . . . 20
     Section 3.13    Title to and Condition of Assets. . . . . 21
     Section 3.14    Contracts . . . . . . . . . . . . . . . . 21
     Section 3.15    Labor Matters . . . . . . . . . . . . . . 22
     Section 3.16    Employee Benefit Plans. . . . . . . . . . 22
     Section 3.17    Fees and Expenses of Brokers and
                     Others. . . . . . . . . . . . . . . . . . 23
     Section 3.18    Accuracy of Information . . . . . . . . . 24
     Section 3.19    Absence of Undisclosed Liabilities. . . . 24
     Section 3.20    ITFS, MDS, CARS and OFS Specifications. . 24
     Section 3.21    ITFS and MDS Capacity Leases. . . . . . . 26
     Section 3.22    Site Leases and Lease Options . . . . . . 27
     Section 3.23    No Cable Systems. . . . . . . . . . . . . 28
     Section 3.24    Operating Market. . . . . . . . . . . . . 28
     Section 3.25    Retransmission Consent; Programming
                     Agreements. . . . . . . . . . . . . . . . 28
     Section 3.26    Copyright . . . . . . . . . . . . . . . . 29
     Section 3.27    Equal Employment Opportunity. . . . . . . 29
     Section 3.28    Interference Consents . . . . . . . . . . 29
     Section 3.29    Certain Stockholder Agreements. . . . . . 29
     Section 3.30    Transactions with Affiliates. . . . . . . 30

                           ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF BELLSOUTH
                        AND BELLSOUTH SUB

     Section 4.01    Organization and Qualification. . . . . . 30
     Section 4.02    Articles of Incorporation and Bylaws. . . 30
     Section 4.03    Capitalization. . . . . . . . . . . . . . 30
     Section 4.04    Authorization; Enforceability . . . . . . 31
     Section 4.05    Required Filings and Consents . . . . . . 31
     Section 4.06    No Conflict . . . . . . . . . . . . . . . 31
     Section 4.07    BellSouth Reports . . . . . . . . . . . . 32
     Section 4.08    Fees and Expenses of Brokers and
                     Others. . . . . . . . . . . . . . . . . . 32
     Section 4.09    Accuracy of Information . . . . . . . . . 33

                             ARTICLE V

                             COVENANTS

     Section 5.01    Conduct of the Businesses of the
                     Company . . . . . . . . . . . . . . . . . 33
     Section 5.02    No Solicitation . . . . . . . . . . . . . 37
     Section 5.03    Access to Information; Confidentiality
                     Agreement . . . . . . . . . . . . . . . . 38
     Section 5.04    Best Efforts. . . . . . . . . . . . . . . 38
     Section 5.05    Consents. . . . . . . . . . . . . . . . . 38
     Section 5.06    Public Announcements. . . . . . . . . . . 39
     Section 5.07    Payment of Preferred Stock Dividend
                     and Conversion of Outstanding Options . . 39
     Section 5.08    Channel Agreements. . . . . . . . . . . . 39
     Section 5.09    Control of Wireless Cable System. . . . . 40
     Section 5.10    Registration Statement; Proxy
                     Statement/Prospectus; Special
                     Meeting . . . . . . . . . . . . . . . . . 40
     Section 5.11    Multiple Dwelling Units . . . . . . . . . 41
     Section 5.12    Interim Financing . . . . . . . . . . . . 41
     Section 5.13    HSR Filings . . . . . . . . . . . . . . . 41
     Section 5.14    Termination of Certain Agreements . . . . 42
     Section 5.15    Studio-to-Transmitter Links . . . . . . . 42

                           ARTICLE VI

       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

     Section 6.01    Conditions Precedent to Each Party's
                     Obligation to Effect the Merger . . . . . 42
     Section 6.02    Conditions Precedent to Obligations of
                     the Company . . . . . . . . . . . . . . . 43
     Section 6.03    Conditions Precedent to Obligations of
                     BellSouth and BellSouth Sub . . . . . . . 44

                           ARTICLE VII

                TERMINATION, AMENDMENT AND WAIVER

     Section 7.01    Termination . . . . . . . . . . . . . . . 46
     Section 7.02    Effect of Termination . . . . . . . . . . 47
     Section 7.03    Amendment . . . . . . . . . . . . . . . . 47
     Section 7.04    Waiver. . . . . . . . . . . . . . . . . . 47
     Section 7.05    Expenses. . . . . . . . . . . . . . . . . 47
     Section 7.06    Equitable Relief. . . . . . . . . . . . . 48

                          ARTICLE VIII

                      ADDITIONAL COVENANTS

     Section 8.01    Employment Matters. . . . . . . . . . . . 48
     Section 8.02    Stock Options . . . . . . . . . . . . . . 48
     Section 8.03    Indemnification of Company Officers
                     and Directors . . . . . . . . . . . . . . 48

                           ARTICLE IX

                       GENERAL PROVISIONS

     Section 9.01    Survival of Representations and
                     Warranties and Covenants. . . . . . . . . 49
     Section 9.02    Notices . . . . . . . . . . . . . . . . . 49
     Section 9.03    Headings. . . . . . . . . . . . . . . . . 50
     Section 9.04    Severability. . . . . . . . . . . . . . . 50
     Section 9.05    Entire Agreement. . . . . . . . . . . . . 51
     Section 9.06    Assignment. . . . . . . . . . . . . . . . 51
     Section 9.07    Parties in Interest . . . . . . . . . . . 51
     Section 9.08    Failure or Indulgence Not Waiver;
                     Remedies Cumulative . . . . . . . . . . . 51
     Section 9.09    Governing Law . . . . . . . . . . . . . . 51
     Section 9.10    Counterparts. . . . . . . . . . . . . . . 51

                          EXHIBIT INDEX

1.23             Company Channel Exceptions
1.36(B)          Delivered Digital-Ready Channel - ITFS
1.59             Market Facilities
3.01             Company Subsidiaries
3.02(a)          Company Certificate of Incorporation
3.02(b)          Company Bylaws
3.03(b)(i)       Company Preferred Stock Dividends
3.03(b)(ii)      Outstanding Options
3.03(c)          Capitalization
3.05             Consents
3.08             Company Permits
3.10             Taxes
3.11             Litigation
3.12             Changes
3.13             Assets and Liens
3.14             Contracts
3.16             Company Benefit Plans
3.20(a)          ITFS, MDS and CARS Technical Specifications
3.20(c)          Pending Applications
3.21             Capacity Leases
3.22             Site Leases
3.24             Wireless Cable System Information
3.25(a)          Retransmission Consent
3.25(b)          Programming Agreements
3.26             Copyright Filings
3.28             Interference Consents
3.29(a)          Certain Stockholders
3.29(b)          Stockholder's Agreement
3.30             Transactions with Affiliates
5.01(a)(iv)      Capital Expenditures
5.01(b)(xii)     Form of Estoppel Certificate
5.01(b)(xiii)    Certain Employees
5.01(b)(xv)      Certain actions to be taken prior to
                 Closing Date
5.05             Consents
5.12             Form of Note
6.02(e)          Form of Opinion of Hunton & Williams
6.03(h)          Form of Consulting and Noncompetition Agreement
6.03(i)(i)       Form of Opinion of Gambrell & Stolz, L.L.P.
6.03(i)(ii)      Form of Opinion of Pepper & Corrazzini, L.L.P.
6.03(k)          Delivered Digital-Ready Channels and Granted
                 Channels as of the Effective Date

              AGREEMENT AND PLAN OF REORGANIZATION

          THIS AGREEMENT AND PLAN OF REORGANIZATION dated February 11, 1997 (as it may be amended from time to time, this "Agreement") is made by and among (i) BELLSOUTH CORPORATION, a Georgia corporation ("BellSouth"), (ii) BELLSOUTH WCA MERGER SUBSIDIARY, INC., a Georgia corporation ("BellSouth Sub"), and
(iii) WIRELESS CABLE OF ATLANTA, INC., a Georgia corporation (the
"Company").

                            RECITALS

          WHEREAS, BellSouth Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code of the State of Georgia ("GBCC"), will merge with and into the Company (the "Merger"); and

          WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to and in the best interests of the Company and the holders of Company Common Stock and Company Preferred Stock and has approved and adopted this Agreement and the transactions contemplated hereby; and

          WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the parties hereto agree as follows:


                            ARTICLE I

                       CERTAIN DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings assigned to them below:

     Section 1.01 Acceptable Authorization. "Acceptable Authorization" shall mean a MDS or ITFS Channel authorized by a license covered by the required certification or notification of completion of construction timely filed with the FCC (and not a special temporary, experimental or developmental authorization) which is in full force and effect, validly issued, free of special conditions, not subject to a pending revocation proceeding, not in jeopardy of cancellation under FCC Rule 21.303 for removal of equipment or failure to offer service, and not subject to forfeiture for any failure to meet a condition of any instrument of authorization imposed by the FCC.

     Section 1.02 Adjustment Event. "Adjustment Event" shall have the meaning set forth in Section 2.05(f).

     Section 1.03 Affiliate. "Affiliate," with respect to any Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

     Section 1.04 Annual FCC Reports. "Annual FCC Reports" shall mean those reports, filings, notices and regulatory fees required to be filed annually with the FCC by licensees, permittees, applicants or operators in the MDS, ITFS, CARS and OFS services, including but not limited to reports required by Sections 21.11, 21.911 and 21.307 of FCC Rules.

     Section 1.05  Average Closing Price.  "Average Closing
Price" shall have the meaning set forth in Section 2.05(a).

     Section 1.06 Basic Subscriber. "Basic Subscriber" means a current subscriber to a Wireless Cable System's regular monthly basic services who has paid for at least one full month of basic service in full without discount, whose service rates are not lower than the rates generally charged when that subscriber became a subscriber and whose account receivable for such service does not include any balance due for service provided more than 90 days before the date of determination. For bulk rate customers, an equivalent billing unit shall be a Basic Subscriber. The number of equivalent billing units shall be determined by dividing the aggregate monthly amount billed for regular monthly basic services by the Company to bulk rate customers by the average monthly rate charged to residential customers for regular monthly basic services.

     Section 1.07  BellSouth.  "BellSouth" shall mean BellSouth
Corporation, a Georgia corporation.

     Section 1.08  BellSouth Common Stock.  "BellSouth Common
Stock" shall have the meaning set forth in Section 2.05(a).

     Section 1.09  BellSouth Material Adverse Effect.  "BellSouth
Material Adverse Effect" shall have the meaning set forth in
Section 4.01.

     Section 1.10 BellSouth Reports. "BellSouth Reports" shall have the meaning set forth in Section 4.07(a).

     Section 1.11  BellSouth Sub.  "BellSouth Sub" shall mean
BellSouth WCA Merger Subsidiary, Inc., a Georgia corporation.

     Section 1.12  BellSouth Sub Common Stock.  "BellSouth Sub
Common Stock" shall have the meaning set forth in Section
2.05(e).

     Section 1.13 Business Day. "Business Day" shall mean any day other than (i) a day on which banks in the State of New York are authorized or obligated to be closed or (ii) a day on which BellSouth Common Stock does not trade on the NYSE.

     Section 1.14  CARS.  "CARS" shall mean Cable Antenna Relay
Service.

     Section 1.15 Capacity Lease. "Capacity Lease" shall have the meaning set forth in Section 3.21.

     Section 1.16 Channel. "Channel" shall mean a 6 MHz wide channel capable of carrying both audio and video signals.

     Section 1.17 Closing. "Closing" shall mean the conference held at the offices of Hunton & Williams in Atlanta, Georgia at 10:00 a.m. on the date determined by the parties in accordance with Section 2.09.

     Section 1.18 Code. "Code" shall have the meaning set forth in the Recitals (fourth paragraph).

     Section 1.19 Communications Act. "Communications Act" shall mean the Federal Communications Act of 1934, as amended.

     Section 1.20 Companies. "Companies" shall mean the Company and each of its Subsidiaries.

     Section 1.21 Company. "Company" shall mean Wireless Cable of Atlanta, Inc., a Georgia corporation.

     Section 1.22  Company Benefit Plans.  "Company Benefit
Plans" shall have the meaning set forth in Section 3.16.

     Section 1.23 Company Channel. "Company Channel" shall mean an ITFS or MDS Channel which,

     (A) if a MDS Channel, either (i) is authorized by the FCC to the Company or a wholly-owned Subsidiary of the Company and not subject to any lease to or rights inuring in any other entity, or (ii) is leased to the Company or a wholly-owned Subsidiary of the Company by Capacity Lease which is in full force and effect and is enforceable in accordance with its terms, which is not subject to termination at the option of the lessor and which is not in default; and

     (B) if an ITFS Channel, is leased to the Company by a Capacity Lease which shall be in full force and effect and is enforceable in accordance with its terms, which shall not be subject to termination at the option of lessor and which is not in default, except as set forth on Exhibit 1.23.

     Section 1.24 Company Common Stock. "Company Common Stock" shall have the meaning set forth in Section 2.05(a).

     Section 1.25  Company Environmental Permits.  "Company
Environmental Permits" shall have the meaning set forth in
Section 3.07.

     Section 1.26 Company ERISA Plan. "Company ERISA Plan" shall have the meaning set forth in Section 3.16.

     Section 1.27  Company FCC Authorizations.  "Company FCC
Authorizations" shall have the meaning set forth in Section
3.20(a).

     Section 1.28  Company Material Adverse Effect.  "Company
Material Adverse Effect" shall have the meaning set forth in
Section 3.01.

     Section 1.29 Company Permits. "Company Permits" shall have the meaning set forth in Section 3.08(a).

     Section 1.30  Company Preferred Stock.  "Company Preferred
Stock" shall have the meaning set forth in Section 2.05(b).

     Section 1.31 Company Reports. "Company Reports" shall have the meaning set forth in Section 3.09(a).

     Section 1.32  Competing Transaction.  "Competing
Transaction" shall have the meaning set forth in Section 5.02.

     Section 1.33  Confidentiality Agreement.  "Confidentiality
Agreement" shall mean the Nondisclosure Agreement between BellSouth and the Company dated October 15, 1996.

     Section 1.34 Contracts. "Contracts" shall mean contracts, agreements, leases (including, without limitation, the Capacity Leases and the Site Leases), licenses (including, without limitation, the FCC authorizations required for BellSouth to operate the Wireless Cable System), relationships and commitments, written or oral, to which any of the Companies is a party or by which any of the Companies or any of their properties is bound.

     Section 1.35 Copyright Office. "Copyright Office" shall mean the Copyright Office, the Library of Congress, the Registrar of Copyrights, the Copyright Tribunal and any successor government agency performing functions similar to those performed by the foregoing on the date hereof.

     Section 1.36  Delivered Digital-Ready Channel.  "Delivered
Digital-Ready Channel" shall mean a Granted Channel that:

     (A) if an MDS Channel, transmission capacity thereon is available full-time to the Company under a Capacity Lease which, in BellSouth's reasonable judgment, allocates the full capacity of the Channel at all times to the Company on a non-common carrier basis free of any rights in the lessor to recapture any use of the Channel or, if licensed to the Company, may be used by the Company full-time, in each case without violating any rights of third parties;

     (B) if an ITFS Channel, transmission capacity thereon is available to the Company under a Capacity Lease which, in BellSouth's reasonable judgment, without amendment or modification thereto or the payment of any consideration, allocates no more than that amount of the transmission capacity set forth on Exhibit 1.36(B) to the holder of the Company FCC Authorization therefor, and which allocates all of the remaining transmission capacity to the Company, free from any rights in such licensee to recapture additional air time or transmission capacity;

     (C) by December 24, 1996, if an MDS Channel or an ITFS Channel available to the Company under a Capacity Lease, was the subject of one or more timely-filed applications pending before the FCC proposing facilities identical in all respects to the Market Facilities set forth on Exhibit 1.59; provided that the Company shall be deemed to have complied with this Section notwithstanding any adverse action taken by the FCC with respect to the 200 watt applications listed on Exhibit 3.20(c-I);

     (D) is not subject to any agreement, and was not authorized pursuant to any existing and expressed or implied undertaking, which requires or could require the Channel to operate with carrier offset, to time-share, to cease or curtail operations, or to accept less than a 45 dB desired-to-undesired signal ratio anywhere within a 35-mile radius of its transmitter site;

     (E) is not required by FCC authorization to use carrier offset; and

     (F) if the Channel is made available to the Company by a Capacity Lease, such Capacity Lease, in BellSouth's reasonable judgment, (i) obligates the lessor to seek
     FCC authorization of the digital emission of the Channel, and (ii) allows the Company to operate the Channel for the duration of the Capacity Lease with a digital transmission system selected by the Company.

     Section 1.37 Dissenting Shares. "Dissenting Shares" shall have the meaning set forth in Section 2.07.

     Section 1.38 Dividend Amount. "Dividend Amount" shall mean the number of shares of BellSouth Common Stock that would have been issued under the BellSouth Dividend Reinvestment and Stock Purchase Plan with respect to the shares of BellSouth Common Stock that would have been issued to Stockholders hereunder had the Effective Time occurred as of the date set forth in Section 2.05(g), assuming all dividends relating to such shares had been reinvested in BellSouth Common Stock in accordance with the BellSouth Dividend Reinvestment and Stock Purchase Plan.

     Section 1.39 Effective Date. "Effective Date" shall have the meaning set forth in Section 2.02.

     Section 1.40 Effective Time. "Effective Time" shall have the meaning set forth in Section 2.02.

     Section 1.41  ERISA.  "ERISA" shall mean the Employee
Retirement Income Security Act of 1974, as amended.

     Section 1.42  Exchange Act.  "Exchange Act" shall mean the
Securities and Exchange Act of 1934, as amended, and the rules and regulations as promulgated thereunder.

     Section 1.43 Exchange Agent. "Exchange Agent" shall have the meaning set forth in Section 2.06(a).

     Section 1.44 Exchange Ratio. "Exchange Ratio" shall have the meaning set forth in Section 2.05(a).

     Section 1.45 Expenses. "Expenses" shall have the meaning set forth in Section 7.05(b).

     Section 1.46  FCC.  "FCC" shall mean the Federal
Communications Commission or any successor governmental entity that has jurisdiction over the matters which, as of the date hereof, are within the jurisdiction of the FCC.

     Section 1.47 FCC Rules. "FCC Rules" shall mean the rules, regulations and published policies and orders of the FCC.

     Section 1.48 Final Order. "Final Order" shall mean an order or action of the FCC which is effective, which is not subject to any petition for reconsideration, pending petition to deny or informal objection, application for review, notice of appeal, request for stay, petition for writ of certiorari, or other appeal; and which cannot be subject to any timely-filed petition for reconsideration, application for review, notice of appeal, request for stay, petition for writ of certiorari, or other appeal or set aside, rescinded or adversely modified by the FCC sua sponte.

     Section 1.49 GAAP. "GAAP" shall mean generally accepted accounting principles applied on a consistent basis.

     Section 1.50 GBCC. "GBCC" shall have the meaning set forth in the Recitals (first paragraph).

     Section 1.51 Governmental Entity. "Governmental Entity" shall have the meaning set forth in Section 3.05.

     Section 1.52 Granted Channel. "Granted Channel" shall mean an ITFS or MDS Channel that (A) is the subject of an Acceptable Authorization, (B) is the subject of one or more modification applications, on file at the FCC, proposing facilities identical in all respects to the Market Facilities and (C) is a Company Channel.

     Section 1.53  HSR Act.  "HSR Act" shall mean the Hart Scott
Rodino Antitrust Improvements Act of 1976, as amended.

     Section 1.54  ITFS.  "ITFS" shall mean the Instructional
Television Fixed Service as regulated pursuant to 47 C.F.R.
Section 74.901 et. seq.

     Section 1.55  Knowledge of the Company.  "Knowledge of the
Company" shall mean the knowledge, after due and reasonable inquiry, of Ricky C. Haney, Richard L. Kendrick or Allan H.
Rudder.

     Section 1.56 Law. "Law" shall have the meaning set forth in Section 3.06.

     Section 1.57 Lien. "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such asset and, for the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or any other form of title retention agreement relating to such asset.

     Section 1.58  Market.  "Market" shall mean the Atlanta,
Georgia wireless cable market.

     Section 1.59 Market Facilities. "Market Facilities" shall mean those technical and operational characteristics set forth in
Exhibit 1.59.

     Section 1.60  MDS.  "MDS" shall mean the Multipoint
Distribution Service, including Multichannel Multipoint
Distribution Service Channels, consisting of the E-Group
Channels, F-group Channels, H-group Channels, Channel 1, Channel
2 and Channel 2A as set forth in 47 C.F.R. Section 21.901, and
ITFS Channels authorized for commercial operation under 47 C.F.R.
Section 74.990.

     Section 1.61 Merger. "Merger" shall have the meaning set forth in the Recitals (first paragraph).

     Section 1.62  NYSE.  "NYSE" shall mean the New York Stock
Exchange.

     Section 1.63  OFS.  "OFS" shall mean the Private Operational
Fixed Microwave Service as set forth in 47 C.F.R. Section 94.1 et seq.

     Section 1.64 Outstanding Options. "Outstanding Options" shall have the meaning set forth in Section 3.03(b).

     Section 1.65 Pending Application. "Pending Application" shall have the meaning set forth in Section 3.20(c).

     Section 1.66 Person. "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as determined under Section 13(d) of the Exchange Act).

     Section 1.67  Proxy Statement/Prospectus.  "Proxy
Statement/Prospectus" shall mean the proxy materials of the Company and the prospectus of BellSouth to be distributed to the Stockholders in connection with the Special Meeting.

     Section 1.68 Registration Statement. "Registration Statement" shall mean the Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, to be filed by BellSouth with the SEC with respect to the BellSouth Common Stock to be offered to the holders of Company Common Stock and Company Preferred Stock in the Merger.

     Section 1.69  SEC.  "SEC" shall mean the Securities and
Exchange Commission.

     Section 1.70 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

     Section 1.71 Site Lease. "Site Lease" shall have the meaning set forth in Section 3.22(a).

     Section 1.72 Special Meeting. "Special Meeting" shall mean the special meeting of the Stockholders to be called pursuant to
Section 5.10 to consider and approve this Agreement and the transactions contemplated hereby, and any adjournments thereof.

     Section 1.73 Stockholders. "Stockholders" shall mean all of the holders of Company Common Stock (including holders of all Outstanding Options convertible or exchangeable for shares of Company Common Stock) and Company Preferred Stock.

     Section 1.74 Subsidiary or Subsidiaries. "Subsidiary" or "Subsidiaries" of the Company, BellSouth, BellSouth Sub, or any other Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company, BellSouth, BellSouth Sub or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests.

     Section 1.75 Tax or Taxes. "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies or assessments payable to any federal, state, local or foreign taxing authority or agency including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind and (iii) interest, penalties and additions to tax imposed with respect thereto.

     Section 1.76  Wireless Cable Channels.  "Wireless Cable
Channels" shall mean ITFS Channels and MDS Channels.

     Section 1.77 Wireless Cable System. "Wireless Cable System" shall mean Wireless Cable Channels and associated transmission, reception and related equipment and authorizations used or to be used to distribute television, video and other programming to residences and other receive points and any associated interactive or other services operated or proposed to be operated by the Company in the Market.


                           ARTICLE II

                           THE MERGER

     Section 2.01 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, BellSouth Sub shall be merged with and into the Company in accordance with the provisions of, and with the effects provided in Article 11 of the GBCC. The separate existence of BellSouth Sub shall cease (except as may be continued by operation of law) and the Company shall continue as the surviving corporation of the Merger under the corporate name Wireless Cable of Atlanta, Inc. or such other name as may be selected by BellSouth and shall continue to be governed by the laws of the State of Georgia.

     Section 2.02 Effective Time of the Merger. As soon as is practicable after the satisfaction or, if permissible, waiver of the conditions hereinafter set forth, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Agreement with the Secretary of State of the State of Georgia in such form as required by, and executed in accordance with the relevant provisions of GBCC (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Date" and the "Effective Time," respectively) and each of BellSouth and the Company shall take any and all lawful actions to cause the Merger to become effective.

     Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property rights, privileges, powers and franchises of BellSouth Sub shall vest in the Company, and all debts, liabilities and duties of BellSouth Sub shall become the debts, liabilities and duties of the Company, and the Company shall become a wholly-owned subsidiary of BellSouth.

     Section 2.04 Articles of Incorporation. As a result of the Merger, the Articles of Incorporation and Bylaws of the Company shall be amended and restated in the form of the Articles of Incorporation and Bylaws of BellSouth Sub until thereafter amended.

     Section 2.05  Conversion of Securities.

          (a) At the Effective Time, by virtue of the Merger, as provided herein, and without any action on the part of the Company, BellSouth Sub or the holders thereof, each share of the Company's common stock, $1.00 par value (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.05(c) and Dissenting Shares) shall be converted into that number of shares of the common stock, $1.00 par value per share, of BellSouth (the "BellSouth Common Stock") determined in accordance with the Exchange Ratio.

     For the purposes of this Agreement the Exchange Ratio shall be calculated as follows:

               (i) if the Average Closing Price (as defined below) is between $32.625 and $42.625, the Exchange
          Ratio shall be 0.49;

               (ii) if the Average Closing Price is greater than $42.625, the Exchange Ratio shall be the quotient of
          (A) $20.88625 divided by (B) the Average Closing Price, rounded to the nearest one-one thousandth of a share; and

              (iii) if the Average Closing Price is less than $32.625, the Exchange Ratio shall be the quotient of
          (A) $15.98625 divided by (B) the Average Closing Price, rounded to the nearest one-one thousandth of a share.

               (iv) "Average Closing Price" shall mean the average closing sale price of BellSouth Common Stock as reported on the NYSE for each of the 20 consecutive trading days ending on the tenth day immediately preceding the Effective Date; provided that for any such trading day for which such closing sale price is "ex-dividend," the closing sale price for such day and any subsequent days in the 20-day period shall be adjusted by adding the amount of the dividend to the closing sale price.

          (b) Prior to the Effective Time, (i) each share of the Company's 12% Cumulative Convertible Redeemable Preferred Stock, Series A, $1.00 par value (the "Company Preferred Stock") shall be converted to Company Common Stock and all accrued but unpaid dividends on the Company Preferred Stock shall have been paid, and (ii) all Outstanding Options shall be exercised or canceled. Immediately prior to the Effective Time, following conversion of the Company Preferred Stock and the exercise of all Outstanding Options, there shall be not more than 2,245,378 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock shall be issued and outstanding.

          (c) Each share of Company Common Stock or Company Preferred Stock held in treasury and each share of Company Common Stock or Company Preferred Stock owned by BellSouth immediately prior to the Effective Time shall, by virtue of the Merger and as provided herein, automatically be canceled and extinguished, and no payment of any kind shall be made with respect thereto, and each Dissenting Share shall be treated in accordance with Article 13 of the GBCC.

          (d) No fraction of a share of BellSouth Common Stock shall be issued in connection with the conversion of Company Common Stock in the Merger and the distribution of BellSouth Common Stock in respect thereof, but in lieu of such fraction, the Exchange Agent shall make a cash payment (without interest) equal to the same fraction of the market value of a full share of BellSouth Common Stock, computed on the basis of the Exchange Ratio.

          (e) At and as of the Effective Time and as provided herein, each share of common stock of BellSouth Sub, no par value per share (the "BellSouth Sub Common Stock") shall be converted into one share of Company Common Stock.

          (f) In the event of any change in BellSouth Common Stock between the date of this Agreement and the Effective Time by reason of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event"), the Exchange Ratio shall be appropriately adjusted so that each holder of Company Common Stock will receive in the Merger the kind and amount of securities such holder would have been entitled to receive if the Effective Time had been immediately prior to such Adjustment Event. Similar adjustments shall be made successively whenever any Adjustment Event occurs.

          (g) In the event the Effective Time does not occur prior to April 10, 1997 (the record date for the cash dividend payable with respect to BellSouth Common Stock in the second fiscal quarter of 1997), the Dividend Amount for such quarter shall be issued with respect to each share of Company Common Stock in addition to the shares of BellSouth Common Stock issued in accordance with the Exchange Ratio. In the event BellSouth has not terminated this Agreement in accordance with Section 7.01(e) and the Effective Time does not occur prior to July 9, 1997 (the record date for the cash dividend payable with respect to BellSouth Common Stock in the third fiscal quarter of 1997), the Dividend Amount for such quarter shall be issued with respect to each share of Company Common Stock, in addition to the shares of BellSouth Common Stock issued in accordance with the Exchange Ratio.

     Section 2.06  Manner of Exchange.

          (a) After the Effective Time, each holder of a certificate for theretofore outstanding shares of Company Common Stock, upon surrender of such certificate to the exchange agent designated by BellSouth to effect the issuance of certificates (the "Exchange Agent"), and a Letter of Transmittal, which shall be mailed to each holder of a certificate for theretofore outstanding shares of Company Common Stock by the Exchange Agent promptly following the Effective Time, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of BellSouth Common Stock for which shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided in this Article II and cash in lieu of any fractional share of BellSouth Common Stock to which such holder is entitled pursuant to Section 2.05(d). Until so surrendered, each outstanding certificate which, prior to the Effective Time, represented Company Common Stock will be deemed to evidence the right to receive the number of full shares of BellSouth Common Stock into which the shares of Company Common Stock represented thereby may be converted in accordance with the Exchange Ratio; and, after the Effective Time will be deemed for all corporate purposes of BellSouth to evidence ownership of the number of full shares of BellSouth Common Stock into which the shares of Company Common Stock represented thereby were converted.

          (b) For shares of Company Common Stock to be converted into BellSouth Common Stock, until such outstanding certificates formerly representing Company Common Stock are surrendered, no dividend payable to holders of record of BellSouth Common Stock for any period as of any date subsequent to the Effective Time shall be paid to the holder of such outstanding certificates in respect thereof. If a certificate representing such shares is presented to BellSouth, it shall be canceled and exchanged for a certificate representing shares of BellSouth Common Stock as herein provided. Upon surrender of certificates of Company Common Stock in exchange for BellSouth Common Stock, there shall be paid to the recordholder of the certificates of BellSouth Common Stock issued in exchange therefor (i) the amount of dividends theretofore paid for such full shares of BellSouth Common Stock as of any date subsequent to the Effective Time which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender. No interest shall be payable on such dividends upon surrender of outstanding certificates.

     Section 2.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder (other than BellSouth and its subsidiaries, which waive such right to dissent) who has the right (to the extent such right is available by law) to demand and receive payment of the fair value of his shares of Company Common Stock or Company Preferred Stock pursuant to Section 14-2-1302 of the GBCC (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in Section 2.01 of this Agreement, unless and until such holder shall fail to perfect his or her right to dissent or shall have effectively withdrawn or lost such right under the GBCC, as the case may be. If such holder shall have so failed to perfect his right to dissent or shall have effectively withdrawn or lost such right, each of his shares of Company Common Stock or Company Preferred Stock shall thereupon be deemed to have been converted into, at the Effective Time, the right to receive shares of BellSouth Common Stock as provided in Section 2.01 of this Agreement.

     Section 2.08 Stock Transfer Books. At the Effective Time, the stock transfer books of BellSouth Sub shall be closed, and there shall be no further registration of transfers of shares of BellSouth Sub Common Stock thereafter on the records of the BellSouth Sub.

     Section 2.09 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable on a date designated by BellSouth (and in any event within 10 Business Days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Hunton & Williams, NationsBank Plaza, 600 Peachtree Street, N.E., Atlanta, Georgia 30308.


                           ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to BellSouth and BellSouth Sub that:

     Section 3.01 Organization and Qualification; Subsidiaries. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the Companies is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement means any change or effect that, individually or when taken together with all other such changes or effects, could reasonably be expected to be materially adverse to the assets, financial condition, business or operations of any of the Companies. Exhibit 3.01 constitutes a true, correct and complete list of all of the Subsidiaries of the Company. The Company does not own, directly or indirectly, nor has it agreed to purchase or otherwise acquire 5% or more of the capital stock or other equity interest in, or any interest convertible into or exchangeable or exercisable for 5% or more of the capital stock or other equity interest in any Person other than the Subsidiaries listed on Exhibit 3.01.

     Section 3.02 Articles of Incorporation and Bylaws. Attached as Exhibits 3.02(a) and (b) hereto, are true, correct and complete copies, in full force and effect, of the Company's Articles of Incorporation and Bylaws, as amended or restated. None of the Companies are in violation of any of the provisions of their respective Articles of Incorporation or Bylaws.

     Section 3.03  Capitalization; Subsidiaries.

          (a) The Company's authorized equity capitalization consists of 10,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock. As of the close of business on September 30, 1996, 1,772,450 shares of Company Common Stock and 39,372 shares of Company Preferred Stock were issued and outstanding, such shares of Company Common Stock and Company Preferred Stock constituted all of the issued and outstanding shares of capital stock of the Company as of such date. All issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and have not been issued in violation of any preemptive or similar rights, and were offered and sold in compliance with all applicable federal and state securities laws. At the Effective Time, there shall not be more than 2,245,378 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock shall be issued and outstanding.

          (b) Except as required by Section 5.07 hereof or as set forth on Exhibit 3.03(b)(i), the Company has not, subsequent to December 31, 1995, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the Company Common Stock or Company Preferred Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Except as set forth on Exhibit 3.03(b)(ii), there are no securities or obligations convertible into or exercisable or exchangeable for shares of Company Common Stock or any other equity interests in the Companies, or warrants, options or other rights to acquire any such shares or interests or any such securities or obligations, or other rights (including registration rights), agreements, arrangements or commitments of any character to which any of the Companies is a party relating to the issued or unissued capital stock of, or other equity interest in, the Companies or obligating the Companies to grant, issue or sell any shares of the capital stock of, or other equity interest in, the Companies, by sale, lease, license or otherwise ("Outstanding Options"). There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or Company Preferred Stock or (ii) make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, or other agreements or understandings to which the Company or any Stockholder is a party or by which the Company or any Stockholder is bound with respect to the voting of any shares of capital stock of the Company.

          (c) All of the outstanding shares of capital stock of the Company's Subsidiaries are validly issued, fully paid and nonassessable and free of preemptive rights and are owned by the Company, directly or indirectly, free and clear of all Liens or other restrictions. Exhibit 3.03(c) sets forth the authorized equity capitalization and outstanding capital stock of each of the Company's Subsidiaries. The Company owns directly or indirectly all of the issued and outstanding shares of the capital stock and partnership or other ownership interests in each of its Subsidiaries. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights affecting any shares of capital stock or partnership or other ownership interests in any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

     Section 3.04 Authorization; Enforceability. The Company has all requisite corporate power and authority to perform its obligations under this Agreement and to consummate the transactions contemplated to be consummated by it hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of the Stockholders at the Special Meeting. This Agreement and all of the other documents and instruments required hereby have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by BellSouth and BellSouth Sub, constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms.

     Section 3.05 Required Filings and Consents. Neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company does or will require any of the Companies to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to any federal, state, local or foreign government, authority, agency, department, bureau, court, commission or other body, office or instrumentality (individually a "Governmental Entity" and collectively, "Governmental Entities"), except for applicable requirements, if any, of (i) the Communications Act and FCC Rules, (ii) the HSR Act, (iii) federal securities laws or state securities, "Blue Sky" or takeover laws, and (iv) the filing and recordation of appropriate merger documents as required by Law. Except as set forth on Exhibit 3.05, there is no requirement that any party to any Contract consent to the execution and delivery of, or the consummation of the transactions contemplated by this Agreement. The consummation of the transactions contemplated hereby will not result in a change in any rights or obligations of the parties to any Contract.

     Section 3.06 No Conflict. Neither the execution and delivery of this Agreement by the Company nor the performance of this Agreement by the Company does or will (a) conflict with or violate any of the articles of incorporation or bylaws, partnership or organizational documents, in each case as amended or restated, of the Companies, (b) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, treaty, published policy or guideline, regulation, order, judgment or decree (individually a "Law" and collectively, "Laws") applicable to any of the Companies, or by which any of the Companies' properties are bound or to which any of its properties are subject, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of any of the Companies pursuant to any Contract or, any other note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of the Companies is a party or by which any of the Companies or any of their respective properties are bound or to which any of their respective properties are subject, except for such violations, conflicts, defaults or breaches which would not, singly or in the aggregate, have a Company Material Adverse Effect.

     Section 3.07 Environmental Matters. The Company possesses all environmental permits, licenses, approvals and authorizations ("Company Environmental Permits") which are required under applicable Environmental Law with respect to the conduct of its business. The Company has conducted its business in compliance with such Company Environmental Permits and applicable Environmental Law. No claim has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by (a) any Governmental Entity with respect to the handling, treatment, use, storage, recycling, transportation, disposal or Release of any Hazardous Materials at any location in connection with the conduct of business by the Company or (b) any third party relating to personal injuries resulting from the Release of any Hazardous Materials by the Company. Except as permitted by Environmental Law, the Company has not used, treated, transported, generated or handled any Hazardous Materials in connection with the conduct of its business. For purposes of this Agreement, (i) "Environmental Law" means all current federal, state, and local, civil and criminal laws, statutes, ordinances, codes, permits, permit conditions, rules and regulations and common law rights of action relating to the protection of the environment and human health and safety including, without limitation, laws governing the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Materials including, without limitation, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act, as each of the foregoing may be amended, (ii) "Hazardous Materials" means petroleum and petroleum products, radioactive materials, ionizing and non-ionizing radiation including without limitation electro-magnetic fields, pesticides, asbestos and asbestos- containing materials, polychlorinated biphenyls, lead and products containing lead and any materials or substances defined as or included in the definition of "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "toxic pollutants," "pollutants," "contaminants," "solid wastes" or "regulated substances" under any applicable Environmental Law and (iii) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the environment.

     Section 3.08  Permits; Compliance.

          (a) The Companies are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, leases, rights and orders necessary to own, lease and operate its properties and to carry on the business of the Wireless Cable System as it is now being conducted (collectively, the "Company Permits"). All of the Company Permits are in full force and effect and are enforceable in accordance with their terms, except as would not have a Company Material Adverse Effect. The terms of said Company Permits are not subject to any restrictions or conditions that materially limit or would materially limit the operations of the business of the Company or any of its subsidiaries as presently conducted, other than restrictions or conditions generally applicable to Company Permits of that type. Except as set forth in Exhibit 3.11, there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened, regarding suspension, termination, revocation or cancellation of any of the Company Permits. None of the Company Permits will terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth on Exhibit 3.08, no application has been or is proposed to be made to amend or modify any Company Permit or to acquire any additional Company Permit. The Company has no reason to believe that any Company Permit in effect on the date hereof will not be renewed in the ordinary course.

          (b) Exhibit 3.08 hereto sets forth a list of all Company Permits.

          (c) None of the Companies is in material conflict with, or in default or violation of the Communications Act, FCC Rules, any Company Permit or any other Laws applicable to it or its business or by which their respective properties are bound or to which their respective properties are subject, and there exist no conditions or circumstances which could result in such a conflict, default or violation, except for such minor violations as do not impair or interfere with the operation of the Wireless Cable System. None of the Companies has received from any Governmental Entity any notification with respect to possible conflicts, defaults or violations of Laws.

     Section 3.09  Company Reports; Financial Statements.

          (a) The Company has filed in a timely manner all forms, reports, statements and other documents required to be filed with any Governmental Entities (all such forms, reports, statements and other documents being referred to herein, collectively, the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement and prior to the Effective Time, were or will be prepared in substantial accordance with the requirements of applicable Law and did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The audited consolidated financial statements of the Company for the fiscal year ended December 31, 1995 and any unaudited financial statements for the period ended September 30, 1996, and for periods ending after September 30, 1996, which have been delivered to BellSouth including, without limitation, such financial statements previously delivered to BellSouth (including, in each case, any related notes thereto) are or will be in accordance with and have been or will be derived from the books and records of the Company, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of unaudited financial statements, for normal recurring year-end audit adjustments), and fairly present or will fairly present in accordance with GAAP throughout the periods involved (except to the extent required by changes in GAAP) the financial position of the Company as of the respective dates thereof and the results of operations and cash flows for the periods set forth therein.

     Section 3.10 Taxes. Except as set forth on Exhibit 3.10 hereto:

          (a) each of the Companies that is incorporated under the laws of the United States or of any of the United States are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent, such affiliated group files a consolidated federal income tax return and none of the Companies has ever filed a consolidated federal income tax return with (or been included in a consolidated return of) a different affiliated group;

          (b) each of the Companies has timely filed or caused to be filed all Tax returns required to have been filed by or for it, and all information set forth in such Tax returns is accurate and complete in all material respects;

          (c) each of the Companies has paid or made adequate provision on its books and records in accordance with GAAP for all Taxes for the periods covered by such Tax returns;

          (d) each of the Companies is in material compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-8 and Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, local and foreign Laws, and such records identify with specificity all accounts subject to withholding under
Section 1441, 1442 or 3406 of the Code or similar provisions of state, local or foreign Laws;

          (e) there is not a material amount of unpaid Taxes due and payable by any of the Companies or by any other person that is or could become a lien on any asset of the Companies, or otherwise have a Company Material Adverse Effect;

          (f) each of the Companies has collected or withheld all Taxes required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Entity or set aside in appropriate accounts for future payment when due;

          (g) none of the Companies has granted (or is subject to) any waiver, which is currently in effect, of the period of limitations for the assessment of any Tax; no unpaid Tax deficiency has been assessed or asserted against or with respect to any of the Companies by any Governmental Entity; no power of attorney relating to Taxes that is currently in effect has been granted by or with respect to any of the Companies; there are no currently pending administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes of any of the Companies; and any such assertion, assessment, proceeding or litigation disclosed on Exhibit 3.10 is being contested in good faith through appropriate measures, and its status is described in Exhibit 3.10;

          (h) none of the Companies has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code as in effect before amendment by the Tax Reform Act of 1984 and the regulations thereunder;

          (i) none of the Companies is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state or local Law, and to the Knowledge of the Company, no Governmental Entity has proposed any such adjustment;

          (j) none of the Companies is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments, that would not be deductible by reason of Sections 162(m) or 280G of the Code;

          (k) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which the Company is the common parent;

          (l) the most recent audited consolidated balance sheet of the Company fully and properly reflects, as of the date thereof, the liabilities of the Companies for all accrued Taxes and deferred liability for Taxes and, for periods ending after such date, the books and records of each such corporation fully and properly reflect its liability for all accrued Taxes; and

          (m) none of the Companies has an "overall foreign loss" as defined in Section 904(f) of the Code.

     Exhibit 3.10 describes all material and continuing Tax elections, consents and agreements made by or affecting any of the Companies, lists all types of material Taxes paid and Tax returns filed by or on behalf of any of the Companies and expressly indicates each Tax with respect to which any of the Companies is or has been included in a consolidated, unitary or combined return.

     Section 3.11  Litigation.

          (a) Except as set forth in Exhibit 3.11 hereto, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including, without limitation, actions or proceedings seeking injunctive relief and any other action or proceeding of any nature before any Governmental Entity), pending or, to the Knowledge of the Company, threatened against or affecting the Companies, or any properties or rights of the Companies. None of the claims set forth in Exhibit 3.11 (i) has had or will have a Company Material Adverse Effect or (ii) has had or will have a material adverse effect on the Capacity Leases, Site Leases or FCC authorizations required for BellSouth to operate the Wireless Cable System, or the operation of the Channels, the transmission facilities relating thereto or the Wireless Cable System. None of the Companies is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the Knowledge of the Company, investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator including, without limitation, cease-and-desist or other orders.

          (b) The Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other similar law of any jurisdiction.

     Section 3.12 Absence of Changes. Except as specifically disclosed in Exhibit 3.12 hereto, since December 31, 1995, none of the Companies has suffered any change in its business, financial condition or results of operations that has had or will have a Company Material Adverse Effect. Except as disclosed in
Exhibit 3.12, or as otherwise specifically contemplated by this Agreement, there has not been since December 31, 1995 (a) any entry into any agreement or understanding or any amendment of any agreement or understanding between any of the Companies on the one hand, and any of their respective directors, officers or employees on the other hand, providing for employment, terms of employment or compensation of any such director, officer or employee, or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such director, officer or employee, (b) any labor dispute that has had or is expected to have a Company Material Adverse Effect, (c) any entry by any of the Companies into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any Lien made on any of the properties or assets of any of the Companies) other than in the ordinary and usual course of business, (d) any change in the accounting policies or practices of the Companies, (e) any damage, destruction or loss, whether covered by insurance or not, which has had or will have a Company Material Adverse Effect, or
(f) any agreement to do any of the foregoing.

     Section 3.13  Title to and Condition of Assets.  Exhibit
3.13 hereto identifies all material assets necessary for the Company to own, lease and operate its properties and the Wireless Cable System as it is now being conducted. As of the date hereof, the Companies own, and as of the Effective Time each of the Companies will own, good, valid and marketable title to all of their assets (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all Liens or other restrictions, except as disclosed on Exhibit 3.13 hereto. Such assets, together with all assets held by the Companies under leases, include all tangible and intangible assets, Contracts and rights necessary or required for the operation of the Wireless Cable System in accordance with past practice. None of the Companies owns any right, title or interest in any real property.

     Section 3.14 Contracts. Exhibit 3.14 hereto lists all of the Contracts. True, correct and complete copies of each of such Contracts have been delivered to BellSouth. Each of the Contracts is in full force and effect, is enforceable in accordance with its terms and is a valid, legal and binding obligation of the Companies and, to the Knowledge of the Company, the other parties thereto. Each of the Companies has performed each material term, covenant and condition of each Contract that is to be performed by it and as of the Closing Date the Company will be current in payment of all liabilities incurred under such Contracts.

No event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default under any of such Contracts. To the Knowledge of the Company, no party to any material Contract intends to cancel, terminate or exercise any option under any of such Contracts. To the Knowledge of the Company, there is no matter that adversely affects, or would adversely affect, any Contract that, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

     Section 3.15 Labor Matters. With respect to employees of the Companies (i) to the Knowledge of the Company, no senior executive, key employee or group of employees has any plans to terminate employment with any of the Companies, except as contemplated by Section 5.01(b)(xiii) or Section 6.03(g), (ii) there is no unfair labor practice charge or complaint against any of the Companies pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any other comparable authority, (iii) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of the Company, no claims therefor exist or have been threatened, and (iv) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of the Company, proposed or threatened against any of the Companies relating to employment, employment practices, terms and conditions of employment or wages and hours.

     None of the Companies has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and none of the Companies has recognized any Labor Organization as the collective bargaining representative of any of its employees. No union representation petition is pending before the National Labor Relations Board and, to the Knowledge of the Company, there is no union organizing activity involving the employees of any of the Companies.

     Section 3.16 Employee Benefit Plans. For purposes of this Section, the term "Company Benefit Plans" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, stock bonus, stock purchase, restricted stock, stock appreciation rights, employee stock ownership, severance pay, vacation, bonus or other incentive plans, and all other employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise and whether oral or written, all medical, vision, dental and other health plans, all disability benefits and plans, all life insurance and death benefit plans, and all other employee benefit plans or fringe benefit plans, whether oral or written, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of ERISA, currently or previously adopted, maintained by, sponsored in whole or in part by, or contributed to by any of the Companies or affiliates thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan."

     No Company Benefit Plan is or has been a multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. As to each Company ERISA Plan which is intended to be qualified (within the meaning of Sections 401(a) and 501(a) of the Code), the Company has either received or timely applied for a favorable determination letter from the Internal Revenue Service confirming the tax-qualified status of each such Plan for each year each such Plan has been in existence, and no circumstances exist which would adversely affect such qualification. All Company Benefit Plans are in compliance with the applicable provisions (including, without limitation, any funding requirements or limitations) of ERISA, the Code and any other applicable Laws, the breach or violation of which could have a Company Material Adverse Effect. No Company ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) involving any Company ERISA Plan has occurred that would subject the Company to any penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code. The Company will not be obligated to make any "excess parachute payments" within the meaning of
Section 280G of the Code or, except as contemplated by Section 8.01, any severance payments as a result of the transactions provided for in this Agreement. The Company has never represented, promised, or contracted (whether in oral or written form) to any current or former employee (either individually or to employees as a group) that such current or former employee(s) would be provided with life insurance or employee welfare benefit plan benefits (within the meaning of Section 3(1) of ERISA) upon retirement or termination of employment, other than continuation coverage as required by Section 601 of ERISA, and neither the Company nor any Company Benefit Plans have any liability with respect to any such benefits.

     Exhibit 3.16 is a true, correct and complete list of all Company Benefit Plans and each trust related thereto. The Company has provided BellSouth with access to true, correct and complete copies of each governing document (including, if applicable, any related trust document), agreement or, if the plan is not written, the terms of the Plan, for each Company Benefit Plan, together with the most recent summary plan description, annual report and audited financial statement for each such plan and the actuarial report for any Company Benefit Plan that is a defined benefit pension plan or funded welfare benefit plan.

     Section 3.17 Fees and Expenses of Brokers and Others. None of the Companies (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement,
(b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other inter- mediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that the Company has engaged Alex. Brown & Sons Incorporated to advise it in connection with such transactions, and the Company shall pay as of the Effective Date all of Alex. Brown & Sons Incorporated's fees and expenses, not to exceed $900,000, in connection with such engagement.

     Section 3.18  Accuracy of Information.  Neither this
Agreement nor any Exhibit to this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

     Section 3.19 Absence of Undisclosed Liabilities. None of the Companies have, as of the date hereof, or will have, as of the Effective Time, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet or the financial statement footnotes of the Company prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were (a) reflected on or accrued or reserved against in the consolidated balance sheet of the Company as of December 31, 1995, included in the financial statements of the Company or reflected in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 3.20  ITFS, MDS, CARS and OFS Specifications.

          (a) Set forth in Exhibit 3.20(a) hereto is a true, correct and complete list of the technical specifications of each MDS Channel authorization, ITFS Channel authorization, CARS authorization and OFS authorization licensed to any of the Companies or subject to a Capacity Lease (the "Company FCC Authorizations," which term shall include all such authorizations held by any of the Companies or which become subject to a Capacity Lease after the date hereof). For each such Company FCC Authorization, such exhibit sets forth the (i) authorized frequency or frequencies, (ii) authorized equivalent isotropic radiated power, (iii) authorized antenna type (and polarization),
(iv) authorized orientation of transmission antenna, (v) authorized transmitter site location, (vi) carrier offset requirement, (vii) requirement to prevent or reduce or to make adjustments to prevent or reduce interference to any other station, (viii) protected service area, (ix) construction certification date, (x) license expiration date, (xi) the date on which certification or notification of completion of construction, as appropriate, was filed with the FCC, (xii) the name of the licensee, and (xiii) if subject to a Capacity Lease, the Company having the Capacity Lease. Except as set forth on
Exhibit 3.20(a), the grant, renewal or assignment of each Company FCC Authorization to the existing licensee thereof was approved by the FCC by Final Order in accordance with standard administrative procedures and each such license is unimpaired by any act or omission of any such licensee or the Company. No petition to deny or for reconsideration, application for review, appeal, request for stay or other challenge to the grant of any of FCC License is pending before the FCC, and the time for requesting a challenge has passed. There is no complaint, inquiry, investigation or proceeding pending before the FCC or, to the Knowledge of the Company threatened, which, if determined as requested by the moving party or as indicated in any document initiating any inquiry, investigation or proceeding, could result in the revocation, modification, restriction, cancellation, termination, non-renewal or other action which is adverse to the operations under any Company FCC Authorization, or the imposition of a monetary forfeiture.

          (b) Except as stated on Exhibit 3.20(a), no facilities subject to a Company FCC Authorization listed on Exhibit 3.20(a)
(A) is operating or at any time has operated facilities at variance from the FCC authorization therefor, the Communications Act or FCC Rules, (B) is operating under any special temporary, experimental or developmental authorization, (C) is the subject of any carrier offset agreement, (D) is subject to a pending license renewal application, (E) is subject to a pending request for extension of time to complete construction of authorized facilities or for reinstatement of such authorization for failure to timely complete construction, (F) is subject to any complaint, petition or other filing before the FCC that the Channel is causing impermissible interference, (G) is subject to any agreement which requires or could require the Channel to operate with technical facilities different than those authorized, to cease operation, to limit the hours of operation or to accept interference, (H) is authorized pursuant to authorization which is subject to challenge before the FCC or the United States Court of Appeals, (I) has a construction certification date, a construction completion date or date by which submission to the FCC must be made to avoid its forfeiture that has lapsed without the prior filing of a properly completed, filed, unopposed and pending application to extend such date or the timely submission of the materials required to prevent forfeiture of the authorization, or (J) has been authorized pursuant to authorization which is not in full force and effect or which was not properly issued or subject to any lease, sublease or any agreement to make it available to a third party. Except as stated on Exhibit 3.20(a), no MDS Channel listed on such exhibit
(X) has failed to serve subscribers for any consecutive period of 12 months since the later of the date it was first constructed or the effective date of any license renewed by Final Order therefor, or (Y) has experienced the removal or the alteration of equipment which rendered the Channel non-operational for a period of thirty (30) or more consecutive days. Except as set forth on
Exhibit 3.20(a), no H-group Channel listed on such exhibit is regulated under Part 101 of FCC Rules or is not regulated under
Part 21 of FCC Rules.

          (c) Exhibit 3.20(c) and Exhibit 3.20(c-I) contain a true, correct and complete list of all pending applications (the "Pending Applications") for modification of MDS and ITFS station authorizations (other than MDS BTA applications and statements of intention), applications for extensions of time to construct MDS and ITFS stations and applications to renew ITFS and MDS station authorizations filed by any of the Companies or subject to any Capacity Lease. Except for the Pending Applications set forth on
Exhibit 3.20(c-I), each Pending Application is complete, complies with FCC Rules, and if a modification application, proposes facilities requesting authorization consistent with the requirement to protect adjacent and co-channel stations and auction winners for adjacent BTAs from harmful interference as defined by FCC Rules. To the Knowledge of the Company, no Pending Application is mutually exclusive with any application for a proposed facility, and no Pending Application can be subject to any proposal which would be consolidated with such application for purposes of mutually-exclusive disposition. Except as set forth on Exhibit 3.20(c), no such application (i) is subject to any informal objection or petition to deny; (ii) proposes facilities predicted to cause impermissible interference as determined by FCC Rule 74.903 or 21.902, as applicable; (iii) relies upon any consent or acceptance of the interference that would be created by such proposed facility; or (iv) proposes carrier offset to limit either caused or received interference.
Exhibit 3.20(c) accurately lists for each Pending Application the proposed (i) frequency or frequencies, (ii) equivalent isotropic radiated output power, (iii) antenna type (and polarization),
(iv) system losses, (v) orientation of transmission antenna and
(vi) transmitter site location.

          (d) Each of the Companies and each lessor has timely filed all Annual FCC Reports, except to the extent that the failure to timely file such Annual FCC Reports will not have a Company Material Adverse Effect. Each Annual FCC Report is true, correct and complete.

     Section 3.21 ITFS and MDS Capacity Leases. Exhibit 3.21 is a true, correct and complete list of all agreements with respect to the lease to, lease by, sale by or acquisition by any of the Companies of MDS or ITFS station transmission capacity or licenses, including any such agreement with respect to station capacity that has not been authorized (the "Capacity Leases," which term shall include each such agreement acquired by the Companies, when acquired, after the date hereof). Except as set forth on Exhibit 3.21, each Capacity Lease meets all requirements of law and regulation, is in full force and effect and is enforceable in accordance with its terms except as such enforceability may be limited by receivership, insolvency and debtor relief laws. Exhibit 3.21 sets forth for each Capacity Lease a true, correct and complete description of: (i) the name of the lessor; (ii) the frequencies to which the Company has the right to use transmission capacity; (iii) the payments due thereunder and all factors that affected or will affect changes in the payment rate from January 1, 1996 through the end of the current term thereof; (iv) the term of the Capacity Lease; (v) any rights for early termination or extensions of the term of any party thereto; (vi) any obligations continuing after the current term and any obligations that may have not been fulfilled by any party thereto; and (vii) any restrictions on full-time usage by the Companies of channel capacity leased thereunder. There has been no event or circumstances which will give any right to any party to increase, change or materially adversely modify any usage of any Channel under any Capacity Lease. Except for ITFS airtime described in the ITFS Capacity Leases, the Companies have the sole right to use the Channels under each Capacity Lease required to conduct its business as currently conducted. To the Knowledge of the Company, there are no facts or circumstances that might (whether with or without notice, lapse of time or the occurrence of any other event) reasonably give rise to the issuance of any such notice or which might preclude the renewal of such Capacity Leases in the normal course in accordance with their terms. Except as set forth on Exhibit 3.21, there is no default, and to the Knowledge of the Company, no party has threatened default, under any Capacity Lease and the consummation of the transactions contemplated by this Agreement will not cause any default of any Capacity Lease. No party to any Capacity Lease has claimed, and to the Knowledge of the Company, no party has threatened, in any written or oral statement to any of the Companies that such party has a right to terminate the Capacity Lease or to seek damages against any of the Companies for the Companies' violation of such lease. No party to any Capacity Lease requires the consent of any third party (other than FCC) to make the lease binding and enforceable against such party in accordance with its terms or to deprive such party of the right to void the lease. True, correct and complete copies of all Capacity Leases as amended through the date of this Agreement have been provided to BellSouth.

     Section 3.22  Site Leases and Lease Options.

          (a) Set forth on Exhibit 3.22 is a true, correct and complete list of the transmitter site leases held by each of the Companies (a "Site Lease," which term shall include each of the Companies' transmitter Site Leases acquired by the Companies, when acquired, after the date hereof). Except as set forth on
Exhibit 3.22, each Site Lease is in full force and effect and is enforceable in accordance with its terms. There is no default of any Site Lease, and no party to any Site Lease has given the other party thereto any notice of default thereunder, except as identified on Exhibit 3.22. Except as stated on Exhibit 3.22, the consummation of the transactions contemplated by this Agreement will not cause a default under any Site Lease. Exhibit
3.22 completely and accurately sets forth, for each Site Lease, the parties, the location of the real property subject thereto, the rental and the term. True, correct and complete copies of all Site Leases have been provided to BellSouth.

          (b) To the Knowledge of the Company, none of the real property subject to any Site Lease is subject to any condemnation proceeding; no lease or use of any such real property exists which would interfere with the use of such property as contemplated in any Site Lease for the property; there is no existing written notice covering future condemnation thereof; and, to the Knowledge of the Company, no such real property will be condemned or subject to condemnation proceedings.

          (c) To the Knowledge of the Company, the real property described in each Site Lease is of sufficient size so as to permit the erection of a guyed tower of the size contemplated in the FCC authorizations for ITFS and MDS stations authorized by the FCC to be built or that exist at that real property or contemplated in pending applications to the FCC for such authorizations. To the Knowledge of the Company, neither the erection of any such tower, nor the construction of a utility building adjacent thereto, nor the operation of ITFS or MDS radio stations at any such site will violate the provisions of any applicable building codes, fire regulations, building restrictions, land use regulations, safety regulations, environmental regulations, deed covenants, agreement, zoning, or other governmental ordinances, orders or regulations.

          (d) To the Knowledge of the Company, there are no leases, rental agreements, option agreements, employment contracts, or contracts for service or maintenance existing and relating to or connected with the occupancy or operation of any of the real property subject to a Site Lease other than as listed on Exhibit 3.22. True, correct and complete copies of all such
agreements have been provided to BellSouth.   None of the
Companies has any interest, present or future, in any of such real property except for the interest as shown in Exhibit 3.22.

          (e) All of the real property subject to Site Leases is freely accessible directly from public streets, or any use of adjoining private land to access the same is done in accordance with valid public or private easements which are included in the applicable Site Lease.

     Section 3.23 No Cable Systems. The Wireless Cable System does not include or provide programming to any "cable system," as that term is defined in 47 U.S.C. Section 522(7).

None of the Companies is a "cable operator" as that term is defined in 47 U.S.C. Section 522(5).

     Section 3.24  Operating Market.

          (a) Exhibit 3.24 sets forth true, correct and complete information concerning the number of Basic Subscribers to its Wireless Cable System, the subscriber rates and offered programming channels for the Wireless Cable System.

          (b) The equipment used in the Wireless Cable System is in good operating condition, does not require and is not reasonably expected to require any special or extraordinary expenditures to remain in such condition, and can be used for its intended purpose.

          (c) All transmitters used in the Wireless Cable System meet applicable FCC type acceptance and frequency stability requirements.

          (d) The Wireless Cable System has not received any complaint that it, or any Channels used in it, is causing interference to any reception, transmission or detection system.

          (e) The Wireless Cable System does not require any FCC authorization that has not been obtained for it to operate as currently operated.

     Section 3.25 Retransmission Consent; Programming Agreements. (a) The Company has the written consent to the retransmission of each Broadcast Station whose signal is "retransmitted" on the Wireless Cable System. As used in this Section, the term "Broadcast Station" means a television broadcast station, a television translator station, a low power television station, an educational television broadcasting station, and includes every category of broadcast station that may enjoy must-carry rights under FCC Rules, but does not include a "superstation" as defined by FCC Rule 76.64(c)(2) actually received by the Wireless Cable System by satellite downlink. The term "retransmitted" means the receipt and retransmission of a signal, but does not include the reception described in FCC Rule 76.64(e). A true, correct and complete list of each retransmission consent agreement, including the term and the payment terms of the agreement, is set forth as Exhibit 3.25(a). True, correct and complete copies of all such retransmission consent agreements have been provided to BellSouth.

     (b) Exhibit 3.25(b) is a true, correct and complete list of all agreements for programming, and for each such programming agreement: (i) the name of the programmer; (ii) the programming service; (iii) the rate, and all factors that affected or will affect rate changes from January 1, 1996 through the end of the current term of such agreement; and (iv) the term and any rights for early termination or extensions of the term of any party thereto. True, complete and correct copies of all such programming agreements have been provided to BellSouth.

     Section 3.26 Copyright. Except as set forth on Exhibit 3.uc, the Company has timely filed with the Copyright Office semi-annual statements of account for the Wireless Cable System for each use by the Company of MDS or ITFS Channels which require a compulsory license for each period during which it has operated by serving subscribers. Each such statement of account accurately sets forth all information required to appear on such statement by the statement and by applicable rules of the Copyright Office, and accurately states the fees due with respect to such statement. All such fees have been paid and, except as set forth in Exhibit 3.26, were paid in a timely fashion. The Company is not liable to any person for copyright infringement under the Copyright Act as a result of its business operations. There have been no inquiries received from the Copyright Office or any other party which questioned such statements of account or any copyright royalty payments made by the Company with respect to the Wireless Cable System, and no claim, action or demand for copyright infringement or for non-payment of royalties is pending or, to the Knowledge of the Company, threatened or probable of assertion with respect to the Wireless Cable System.

     Section 3.27 Equal Employment Opportunity. The Company has filed at the FCC the FCC Forms 395M as required by FCC rule 76.77 for each year since 1993 that the Wireless Cable System has been in operation in service of subscribers. Each such report is true, correct and complete.

     Section 3.28  Interference Consents.  Except as described in
Exhibit 3.28 or as required by this Agreement, as of the date of this Agreement, there are no agreements or understandings (written or oral) between the Company and any present or proposed Wireless Cable System operator or MDS or ITFS licensee or applicant with respect to adjacent market interference, the coordination of adjacent market channel use or other matters concerned with the operation of nearby markets or obtaining the assistance of a party's Channel capacity lessors.

     Section 3.29 Certain Stockholder Agreements. Each of the Company Stockholders identified in Exhibit 3.29(a) hereto has duly executed and delivered to BellSouth a letter agreement in the form of Exhibit 3.29(b) hereto with respect to, among other things, such stockholder's agreement to vote all shares of Company Common Stock and Company Preferred Stock over which such stockholder exercises voting control for approval of the Agreement and the transactions contemplated hereby at the Special Meeting.

     Section 3.30 Transactions with Affiliates. Except as set forth on Exhibit 3.30, (a) the Contracts do not include any obligation or commitment between the Company and any Affiliate of the Company and (b) there are not any receivables or other obligations or commitments between an Affiliate of the Company and the Company.


                           ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF BELLSOUTH
                        AND BELLSOUTH SUB

     BellSouth and BellSouth Sub represent and warrant to the Company that:

     Section 4.01 Organization and Qualification. Each of BellSouth and BellSouth Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of BellSouth and BellSouth Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a BellSouth Material Adverse Effect. The term "BellSouth Material Adverse Effect" as used in this Agreement means any change or effect that, individually or when taken together with all other such changes or effects, could reasonably be expected to be materially adverse to the assets, financial condition, business or operations of BellSouth on a consolidated basis.

     Section 4.02  Articles of Incorporation and Bylaws.
BellSouth Sub is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

     Section 4.03  Capitalization.

          (a) BellSouth's authorized equity capitalization consists of 2,200,000,000 shares of BellSouth Common Stock, $1.00 par value per share. As of the close of business on December 31, 1996, 1,007,575,986 shares of BellSouth Common Stock (exclusive of 15,796,782 shares held in a grantor trust) were issued and outstanding, such shares of BellSouth Common Stock constituted all of the issued and outstanding shares of capital stock of BellSouth as of such date. All issued and outstanding shares of capital stock of BellSouth have been duly authorized and validly issued and are fully paid and non-assessable, are not subject to and have not been issued in violation of any preemptive or similar rights, and were offered and sold in compliance with all applicable federal and state securities laws.

          (b) BellSouth Sub's authorized equity capitalization consists of 100 shares of BellSouth Sub Common Stock, no par value per share. As of the close of business on November 1, 1996, one share of BellSouth Sub Common Stock was issued and outstanding, and such share of BellSouth Sub Common Stock constituted all of the issued and outstanding shares of capital stock of BellSouth Sub as of such date. All issued and outstanding shares of capital stock of BellSouth Sub have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights and are owned by BellSouth directly, free and clear of all Liens, claims, charges or encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights affecting any shares of capital stock or partnership or other ownership interests in BellSouth Sub, including any right of conversion or exchange under any outstanding security, instrument or agreement.

     Section 4.04 Authorization; Enforceability. Each of BellSouth and BellSouth Sub has all requisite corporate power and authority, to perform its obligations under this Agreement and to consummate the transactions contemplated to be consummated by it hereby. The execution and delivery of this Agreement by BellSouth and BellSouth Sub and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of BellSouth or BellSouth Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and all of the other documents and instruments required hereby have been duly executed and delivered by BellSouth and BellSouth Sub and, assuming the due authorization, execution and delivery hereof by the Company constitute the legal, valid and binding obligations of BellSouth and BellSouth Sub enforceable in accordance with their respective terms.

     Section 4.05 Required Filings and Consents. Neither the execution and delivery of this Agreement by BellSouth and BellSouth Sub, nor the performance of this Agreement by BellSouth and BellSouth Sub does or will require BellSouth or BellSouth Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to any Governmental Entity, except for applicable requirements, if any, of (i) the Communications Act and FCC Rules, (ii) the HSR Act, and (iii) state securities, "Blue Sky" or takeover laws, and the filing and recordation of appropriate merger documents as required by Law.

     Section 4.06 No Conflict. Neither the execution and delivery of this Agreement by BellSouth and BellSouth Sub nor the performance of this Agreement by BellSouth and BellSouth Sub does or will (a) conflict with or violate the articles of incorporation or bylaws, in each case as amended or restated, of BellSouth or BellSouth Sub, (b) conflict with or violate any Laws applicable to BellSouth or BellSouth Sub, or by which any of BellSouth's properties are bound or to which any of its properties are subject, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of BellSouth or BellSouth Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BellSouth or BellSouth Sub is a party or by which BellSouth, BellSouth Sub or any of their respective properties are bound or to which any of their respective properties are subject.

     Section 4.07  BellSouth Reports.

          (a) BellSouth has filed in a timely manner all forms, reports, statements and other documents required to be filed with the SEC including, without limitation, all Annual Reports on Form 10-K, all Quarterly Reports on Form 10-Q, all proxy statements relating to meetings of stockholders (whether annual or special), all other reports or registration statements and all amendments and supplements to all such reports and registration statements (all such forms, reports, statements and other documents being referred to herein, collectively, as the "BellSouth Reports"). The BellSouth Reports, including all BellSouth Reports filed after the date of this Agreement and prior to the Effective Time, were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BellSouth Reports and did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements of BellSouth included in the BellSouth Reports filed with the SEC comply or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been or will have been prepared in accordance with GAAP (except as may be indicated in the notes thereto, or, in the case of unaudited financial statements, for normal recurring year-end audit adjustments or as permitted by Form 10-Q of the SEC) and fairly present or will fairly present in accordance with GAAP throughout the periods involved (except to the extent required by changes in GAAP or as described in the notes thereto) the consolidated financial position of BellSouth and its consolidated Subsidiaries as of the respective dates thereof or for the respective periods set forth therein and the consolidated results of their operation and cash flows from the periods set forth therein.

     Section 4.08 Fees and Expenses of Brokers and Others. Neither BellSouth nor BellSouth Sub (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that to the extent BellSouth engages Bear, Stearns & Co., Inc. as a financial advisor in connection with such transaction, BellSouth shall pay all of Bear, Stearns & Co., Inc.'s fees and expenses in connection with such engagement.

     Section 4.09 Accuracy of Information. Neither this Agreement nor any other document provided by BellSouth or BellSouth Sub or their employees or agents to the Company in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.


                            ARTICLE V

                            COVENANTS

     From and after the date of this Agreement and until the Effective Time:

     Section 5.01 Conduct of the Businesses of the Company. Except as otherwise expressly provided in this Agreement or as requested by BellSouth, the Company will, and will cause each of the Companies to, conduct its operations according to its ordinary and usual course of business and consistent with past practice, and will use its best efforts to preserve intact its business organization, goodwill, properties and assets, to keep available the services of its and their officers and employees and to maintain satisfactory relationships with licensors, licensees, lessors, suppliers, contractors, subscribers and others having material business relationships with it or them.

     Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, (a) none of the Companies will, without the prior written consent of BellSouth:

               (i) amend its articles of incorporation, bylaws, partnership or joint venture agreements or other organizational documents;

               (ii) authorize for issuance or issue, sell or deliver (whether through the issuance, granting, repricing or acceleration of vesting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, except as required by the terms of any options, warrants, rights or other securities outstanding as of the date hereof and disclosed pursuant to this Agreement;

               (iii) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock not required pursuant to the Company's Articles of Incorporation, or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries;

               (iv) (A) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person; (B) incur any indebtedness; (C) make any loans, advances or capital contributions to, or investments in, any other Person; (D) enter into any Contract, or alter, amend, modify or exercise any option under any existing Contract, other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement; or (E) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $250,000, other than capital expenditures pursuant to Contracts entered into prior to the date hereof which are identified on Exhibit 5.01(a)(iv);

               (v) adopt or amend (except as may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing Company Benefit Plan (including, without limitation, the granting of any stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

               (vi) acquire, sell, lease or dispose of any material assets outside the ordinary course of business;

               (vii) make any material change to its financial statements or take any action, other than in the ordinary course of business and in a manner consistent with past practice or to comply with GAAP, with respect to accounting policies or practices;

               (viii) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability;

               (ix) except for the payment of professional fees, pay, discharge or satisfy any material indebtedness, claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company's fiscal 1995 financial statements or incurred in the ordinary course of business since the date thereof;

               (x) take any action that would or is reasonably likely to result in any of the conditions set forth in
     Article VI not being satisfied as of the Effective Date;

               (xi) sell, assign, lease, waive or grant rights with respect to, sublease or otherwise transfer or dispose of (A) any Capacity Lease, (B) any Site Lease, or (C) any other asset or property of any of the Companies;

               (xii) modify, amend, supplement or agree to a novation of any Capacity Lease or any Site Lease, except as contemplated in Section 5.08;

               (xiii) allow, suffer or permit any default of any of the Companies under any Site Lease or Capacity Lease;

               (xiv) enter into any contract or commitment, or amend or terminate any contract (or waiver of any material right thereunder), or incur any obligation (including obligations relating to the borrowing of money or the guaranteeing of indebtedness) that will be binding on the Company after the Effective Time, except for subscriber service agreements made in the ordinary course of business, and other classes of agreements that are not "material" agreements; or

               (xv) agree in writing or otherwise to take any of the foregoing actions.

     (b) the Company will and will cause each of the Companies to:

               (i)  use its best efforts (A) to cause to be
     maintained in full force and effect, and (B) to cause the holders to renew and to extend when required to prevent their lapse, all Company FCC Authorizations;

               (ii) timely and completely perform each and every obligation of it in each Capacity Lease, and under each Site
     Lease and Company FCC Authorization, including but not limited to the filing of Annual FCC Reports and Equal
     Employment Opportunity Reports;

               (iii)(A) prosecute and defend diligently and in good faith each MDS and ITFS station application and authorization; (B) cause each of its lessors to prosecute and defend diligently and in good faith each MDS and ITFS application and authorization subject to a Capacity Lease;
     (C) use best efforts to prevent any such lessor from entering into any agreement on or with respect to its proposed or authorized ITFS or MDS Channel capacity in any Market without the prior consultation with and the prior approval of BellSouth; and (D) not enter into any agreement on or with respect to its proposed or authorized MDS or ITFS Channel capacity without the prior consultation with and the prior approval of BellSouth;

               (iv) use its best efforts (A) to prevent the modification of any Company FCC Authorization, except for such modifications as are required by this Agreement, specifically approved by BellSouth or are authorized on the date of this Agreement or which become authorized pursuant to applications pending on the date of this Agreement and listed in Exhibit 3.20(c); and (B) to prevent the new application, or amendment to any Pending Application, to the FCC for authorization related to any Capacity Lease except
     (1) as required to comply with this Agreement, including but not limited to Section 5.01(b)(iii)(E), (2) as specifically required by the terms of the Capacity Lease, (3) as required by the terms of an applicable FCC license, or (4) as may be reasonably required to operate the Wireless Cable System in accordance with the usual and ordinary course of business consistent with past practices;

               (v) cause the Wireless Cable System (A) to use its best efforts to maintain its current level of Basic Subscribers; (B) to not materially reduce the present subscriber service rates and installation rates; (C) to adhere to the current practice with respect to bad debt, collection of subscriber accounts and deactivation of delinquent account service; (D) to collect accounts receivable only in the ordinary course consistent with its past practices; and (E) to take no action designed to accelerate or likely to accelerate the collection of its accounts receivable;

               (vi) except as otherwise set forth herein or as requested by BellSouth, cause the Wireless Cable System to be operated diligently in the ordinary course of business in accordance with past practices for such operation (except where such conduct would conflict with the covenants set forth in Section 5.01(b) or with the Company's other obligations under this Agreement);

               (vii) at least five days prior to the Closing, deliver to BellSouth a list of all material contracts entered into by the Company between the date of this Agreement and the Closing, together with copies of such contracts; provided, that a contract shall be considered material if (A) it is a Capacity Lease or an amendment of a Capacity Lease or (B) it has a term exceeding one year or obligates the Company to provide services or materials with a cost, or to make purchases for total consideration, in excess of $50,000.00 individually and $250,000.00 in the aggregate for all Contracts;

               (viii)(A) take all reasonable actions to maintain all of its assets in good condition (ordinary wear and tear excepted), and use, operate, and maintain all of such assets in a reasonable manner; (B) maintain inventories of spare parts, subscriber reception equipment and expendable supplies at levels consistent with past practices; (C) if any loss, damage, impairment, confiscation, or condemnation of or to any of such assets occurs, repair, replace or restore such assets to their prior condition as soon thereafter as possible, and to use the proceeds of any claim under any insurance policy to replace such assets that are lost, damaged, impaired or destroyed;

               (ix) maintain insurance policies on the Wireless Cable System, their equipment, the interruption of their business, liability, workman's compensation, fire, libel and slander, and casualty as is customary in the wireless cable business;

               (x) ensure that there is no material change in the broadcast hours or in the current program lineup transmitted by the Wireless Cable System, and that there is not any other material change in the Wireless Cable System's programming policies, other than adding programming networks under agreements entered into in the usual and ordinary course of business and on terms and conditions typical in the wireless cable industry and fair to the Company;

               (xi) use its best efforts to preserve the business and organization of the Wireless Cable System and use its best efforts to keep available to the Wireless Cable System its present employees and to preserve the subscriber base of the Wireless Cable System and their present relationships with suppliers, programmers, and others having business relations with them;

               (xii) use its best efforts to obtain (A) the consent of the FCC to the transfer of control of the Company as contemplated by this transaction; (B) the consent of each party to each Capacity Lease and each Site Lease whose consent is required by the terms of such agreement or by law to ensure that the transfer of control of the Company to BellSouth does not result in a default of such agreement; and (C) estoppel certificates substantially in the form of
     Exhibit 5.01(b)(xii) hereto from each lessor under each Capacity Lease and each Site Lease;

               (xiii) terminate the employment agreements with the individuals identified on Exhibit 5.01(b)(xiii);

               (xiv) cooperate with BellSouth in its efforts to arrange meetings with, and to obtain information from, the lessors and other parties under the Capacity Leases, including without limitation causing Company representatives to attend meetings with such lessors and other parties; and

               (xv) use its best efforts to cause to be taken the actions set forth in Exhibit 5.01(b)(xv).

     Section 5.02 No Solicitation. The Company agrees that it shall not, directly or indirectly, through any officer, director, employee, agent, Affiliate, or any representative of such entity or otherwise, initiate, solicit, pursue, or continue any discussions, negotiations, or agreements (whether preliminary or definitive) with any Person or entity other than BellSouth contemplating or providing for any public or private offering of equity, or merger, share exchange, acquisition, purchase or sale of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, any of the Companies or any other business combination or change in control involving any of the Companies (each, a "Competing Transaction") or, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any Competing Transaction. The Company shall promptly advise BellSouth if any such proposal or offer, or any written inquiry or contact with any Person with respect to any Competing Transaction, is made, shall promptly inform BellSouth of all the terms and conditions thereof, and shall furnish to BellSouth copies of any such written proposal or offer and the contents of any communications in response thereto.

     Section 5.03  Access to Information; Confidentiality
Agreement.

          (a) The Company will give BellSouth, BellSouth Sub and their authorized representatives reasonable access during normal business hours to all offices and other facilities and to all books and records of the Company, will permit BellSouth and BellSouth Sub to make such inspections as each may reasonably request and will cause their officers and those of its Subsidiaries to furnish such financial and operating data and other information with respect to its businesses and properties as may from time to time reasonably be requested. Subject to
Section 5.06 hereof, all such information shall be kept confidential in accordance with the Confidentiality Agreement.

          (b) Notwithstanding the execution of this Agreement, the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect. Each party hereto hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the solicitation of votes of the Stockholders of the Company and to permit consummation of the transactions contemplated hereby. Each party further acknowledges that the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 7.01 hereof.

     Section 5.04 Best Efforts. Subject to the terms and conditions herein provided each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. BellSouth and the Company will execute any additional instruments necessary to consummate the transactions contemplated hereby and thereby.

     Section 5.05 Consents. The Company will use its best efforts to obtain any and all consents of all third parties (including, without limitation, the lessor under each Capacity Lease, and Site Lease and Governmental Entities (including, without limitation, the FCC)) necessary to the consummation of the transactions contemplated by this Agreement, which consents shall be identified on Exhibit 5.05. Within ten (10) days of the date of this Agreement, the Company shall tender to BellSouth one or more applications on the proper FCC forms for the FCC's consent to the transfer of control of the Company with respect to each FCC-issued license held by the Company, such applications being executed by the Company, the transferors, and the Company's and the transferor's portion thereof being fully completed. BellSouth shall be responsible for preparing the transferee's portion of such transfer applications and for filing the applications with the FCC within ten (10) days of BellSouth's receipt of the Company's and transferor's portion of the applications. Each party shall cooperate with the other fully in prosecuting such applications, such cooperation including but not limited to responding in a timely fashion to all FCC inquiries concerning such applications, preparing suitable amendments to such applications, otherwise taking such actions and refraining from taking such actions as best conducive to the grant of such applications and joining in such appeals and requests for reconsideration of adverse FCC orders as BellSouth may wish to appeal or to request reconsideration. Each party shall bear its own expenses incurred in preparing, filing and prosecuting such applications, preparing and filing amendments to them, responding to FCC inquiries concerning them and filing and prosecuting such petitions for reconsideration and appeals from adverse FCC orders as regards them.

     Section 5.06 Public Announcements. The parties hereto have agreed upon the text of a joint press release announcing, among other things, the execution of this Agreement, which joint press release shall be disseminated promptly following the execution hereof. The Company and BellSouth will consult with each other before issuing any additional press release or otherwise making any additional public statement with respect to this Agreement, the Merger or the transactions contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation or as to which the other party promptly and reasonably objects, except as may be required, in the written opinion of such party's counsel, by Law or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with, and accommodate the reasonable comments of, the other party before issuing any such press release or making any such public announcements.

     Section 5.07 Payment of Preferred Stock Dividend and Conversion of Outstanding Options. Prior to the Effective Time,
(i) each share of the Company Preferred Stock shall be converted to Company Common Stock and all accrued but unpaid dividends on the Company Preferred Stock (which dividends shall consist exclusively of not more than 4,724 shares of Company Preferred Stock) shall have been paid, and (ii) all Outstanding Options shall have been exercised or canceled.

     Section 5.08  Channel Agreements.

          (a) The Company and the lessors under the Capacity Leases for the A-, C-, D- and G-Group Channels shall amend such Capacity Leases to clarify, in form and substance reasonably acceptable to BellSouth, that the allocation of airtime is as specified in Exhibit 1.36(B).

          (b) The Company shall perform all of its obligations required under the Assignment Agreement with Multichannel
Distribution of America, Inc., dated January 31, 1997, relating to the E-Group Channels in Rome, Georgia.

          (c) The Company shall perform all of its obligations under the Contingent Market Coordination Agreement among the Company, Visionspan, Inc., Wireless Entertainment Systems, Inc. and BellSouth Wireless Cable, Inc., dated January 13, 1997.

          (d) The Company shall use its best efforts to cooperate with the efforts of BellSouth for the Company to enter into a lease for the use of excess capacity on the B- Group
Channels authorized to Atlanta Interfaith Broadcasters, Inc.

     Section 5.09 Control of Wireless Cable System. Prior to Closing, and notwithstanding any other provision of this Agreement, BellSouth and BellSouth Sub shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, any activities associated with the Wireless Cable System. Such activities shall be the sole responsibility of and in the complete discretion of the holders of the Company FCC Authorizations.

     Section 5.10  Registration Statement; Proxy
Statement/Prospectus; Special Meeting. The Company will duly call and use its best efforts to hold the Special Meeting by April 30, 1997, for the purpose of approving the Agreement and will comply fully with the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC under such Acts, and its Articles of Incorporation and Bylaws relating to the call and holding of meetings of the Stockholders for such purpose. The Board of Directors of the Company will recommend to and actively encourage the Stockholders that they vote in favor of this Agreement. BellSouth and the Company will jointly prepare the Proxy Statement/Prospectus to be used in connection with such meeting and BellSouth will prepare and file with the SEC the Registration Statement, of which such Proxy Statement/Prospectus shall be a part, and use its best efforts promptly to have the Registration Statement declared effective. In connection with the foregoing, BellSouth will comply with the requirements of the Securities Act, the Exchange Act, the NYSE and the rules and regulations of the SEC under such acts with respect to the offering and sale of BellSouth Common Stock in connection with the Merger and with all applicable state Blue Sky and securities laws. The notices of such meetings and the Proxy Statement/Prospectus shall not be mailed to the Stockholders until the Registration Statement shall have become effective under the Securities Act. The Company covenants that none of the information supplied by the Company and BellSouth covenants that none of the information supplied by BellSouth in the Proxy Statement/Prospectus will, at the time of the mailing of the Proxy Statement/Prospectus to the Stockholders, contain any untrue statement of a material fact nor will any such information omit any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading; and at all times subsequent to the time of the mailing of the Proxy Statement/Prospectus, up to and including the date of the meeting of the Stockholders to which the Proxy Statement/Prospectus relates, none of such information in the Proxy Statement/Prospectus, as amended or supplemented, will contain an untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

     BellSouth, as the sole shareholder of BellSouth Sub, hereby approves this Agreement.

     Section 5.11 Multiple Dwelling Units. The Company shall not enter into any contract or commitment to provide wireless cable services to or construct wireless cable facilities for multiple dwelling units without the prior written consent of BellSouth, such consent not to be unreasonably withheld.

     Section 5.12 Interim Financing. BellSouth agrees to provide $1,000,000 of financing to the Company as of the date following the date of this Agreement, such financing to be repaid promptly following the Closing. The Company agrees that, prior to the Closing or the termination of the Agreement, the proceeds of such financing may be used only (a) to fund negative cash flow from operations not in excess of $150,000 and (b) for the purposes of constructing new wireless cable facilities for multiple dwelling units, subject to the prior written consent of BellSouth. Such financing shall not bear interest. In the event this Agreement is terminated in accordance with its terms (w) by BellSouth other than as a result of a material misrepresentation or a material breach of a covenant by the Company or in accordance with Section 7.01(d) or (x) by the Company other than in accordance with Section 7.01(d) or Section 7.01(f), such financing shall be forgiven. In the event (y) this Agreement is terminated in accordance with its terms (i) by BellSouth as a result of a material misrepresentation or a material breach of a covenant by the Company or in accordance with Section 7.01(d) or
(ii) by the Company in accordance with Section 7.01(d) or Section 7.01(f), or (z) in the event the holder of Company Preferred Stock elects to terminate the proxy contained in its letter agreement in the form of Exhibit 3.29(b) hereto on or after August 11, 1997, such financing shall as of the date of any such termination convert into an interest-bearing loan, with interest accruing as of the termination date, such indebtedness having a maturity date of December 31, 1998, and being secured by the stock of the Company's Subsidiaries. Such indebtedness shall bear interest at an annual rate of 10%, increasing to 30% if the indebtedness is not repaid at maturity. The Company has duly authorized, executed and delivered to BellSouth a promissory note in the form attached hereto as Exhibit 5.12.

     Section 5.13 HSR Filings. Within 30 days of the date of this Agreement, each of the Company and BellSouth shall make any and all filings that the parties determine are required under the HSR Act. In the event a reviewing governmental agency seeks additional information, through a second request or otherwise, each of the parties shall comply with the request with reasonable promptness.

     Section 5.14 Termination of Certain Agreements. Prior to the Effective Time, the Company shall have terminated, without penalty, (a) its paging resale agreement with Pactel Cellular Inc. of Georgia and (b) its letter of intent dated July 25, 1996 with General Instrument to purchase digital set-top boxes.

     Section 5.15  Studio-to-Transmitter Links.  Prior to the
Effective Time, the Company shall have satisfied all obligations under the Capacity Leases for ITFS Channels to provide studio-to-transmitter links.


                           ARTICLE VI

       CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

     Section 6.01  Conditions Precedent to Each Party's
Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions precedent:

          (a) the transactions contemplated in this Agreement shall have been approved, and the Agreement shall have been adopted, by the affirmative vote of the Stock- holders of the Company by the requisite vote in accordance with the GBCC and any agreements among Stockholders;

          (b) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States governmental authority which prohibits the consummation of the Merger; provided, however, that the parties hereto shall use their commercially reasonable best efforts to have any such order, decree or injunction vacated or reversed;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired;

          (d) the receipt by BellSouth and the Company, based on customary assumptions and on representations set forth in certificates of officers of BellSouth and the Company (including, without limitation, a continuity of interest representation that satisfies the requirements of Revenue Procedure 86-42), of the opinion of Hunton & Williams (dated the Effective Date) to the effect that, for United States federal income tax purposes, (i) the Merger will constitute a "reorganization" under Section 368(a) of the Code, (ii) no gain or loss will be recognized by BellSouth, BellSouth Sub or the Company upon consummation of the Merger, (iii) no gain or loss will be recognized by Stockholders upon the exchange of shares of the Company Common Stock solely for shares of BellSouth Common Stock (including any fractional share interest) in the Merger, (iv) a Stockholder's aggregate basis in BellSouth Common Stock (including any fractional share interest) received in the Merger will be the same as the Stockholder's basis in the Company Common Stock surrendered in exchange therefor, (v) the holding period for shares of BellSouth Common Stock (including any fractional share interest) received by a Stockholder in the Merger will include the holding period for the shares of the Company Common Stock exchanged therefor, if such shares of the Company Common Stock are held as a capital asset at the Effective Time, and (vi) cash received in lieu of a fractional share of BellSouth Common Stock will be treated as having been received as full payment in exchange for such fractional share;

          (e) the Registration Statement shall be effective under the Securities Act, all applicable requirements of the Securities Act and Exchange Act shall have been satisfied, any applicable filings under state securities, "Blue Sky" or takeover laws shall have been made and BellSouth shall have received all state securities laws or "Blue Sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to offer and issue the BellSouth Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the SEC or any state securities authority;

          (f) if the shares of BellSouth Common Stock to be issued in the Merger are not repurchased on the open market, such shares to be issued in the Merger shall have been approved for listing, upon notice of issuance, on the NYSE; and

          (g) the transactions contemplated by this Agreement shall (i) be permitted by the laws and regulations of each jurisdiction or Governmental Entity including, without limitation, the FCC to which the Companies or any of their Affiliates are subject and (ii) not violate any applicable Law.

     Section 6.02  Conditions Precedent to Obligations of the
Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

          (a)  there shall have occurred no BellSouth Material
Adverse Effect from the date hereof to the Effective Time;

          (b) the representations and warranties of BellSouth and BellSouth Sub contained in Article IV shall be true and correct in all material respects when made and at and as of the Effective Time with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

          (c) BellSouth shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Effective Time;

          (d) the Company shall have received a certificate of a senior officer of BellSouth, in form satisfactory to counsel for the Company, certifying fulfillment of the matters referred to in paragraphs (a) through (c) of this Section 6.02;

          (e) the Company shall have received the opinion of Hunton & Williams, counsel for BellSouth and BellSouth Sub, dated the Effective Time, in substantially the form attached as Exhibit
6.02(e) hereto; and

          (f) the FCC shall have granted its consents by Final Order to the transfer of control of the Company to BellSouth, which consents shall contain only such conditions as are ordinary for the classes of such consents except for such conditions as BellSouth may agree to accept in its sole discretion.

     Section 6.03 Conditions Precedent to Obligations of BellSouth and BellSouth Sub. The obligations of BellSouth and BellSouth Sub to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

          (a)  there shall have occurred no Company Material
Adverse Effect from the date hereof to the Effective Time;

          (b) the representations and warranties of the Company contained in Article III shall be true and correct in all material respects when made and at and as of the Effective Time with the same force and effect as if those representations and warranties had been made at and as of such time except (i) to the extent such representations and warranties speak as of a specified earlier date, and (ii) as otherwise contemplated or permitted by this Agreement;

          (c) the Company shall have received all necessary and material governmental (including, without limitation, the FCC), regulatory, stockholder and third party lender, customer or other clearances, consents, licenses or approvals;

          (d) the Company shall, in all material respects, have performed all obligations and complied with all covenants necessary to be performed or complied with by it on or before the Effective Time;

          (e) immediately prior to the Effective Time, following conversion of the Company Preferred Stock and the exercise of all Outstanding Options, there shall be not more than 2,245,378 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock shall be issued and outstanding;

          (f) BellSouth shall have received a certificate of the Chairman, President or Executive Vice President of the Company, in form satisfactory to counsel for BellSouth, certifying fulfillment of the matters referred to in paragraphs (a) through
(d) of this Section 6.03;

          (g)  Messrs. Ricky C. Haney, Richard L. Kendrick and
Allan H. Rudder shall have delivered to BellSouth evidence of the termination of any employment agreements with the Company to which any of them is a party;

          (h) BellSouth shall have received consulting and non-competition agreements in the forms attached as Exhibit
6.03(h) hereto from those persons specified therein;

          (i)  BellSouth and BellSouth Sub shall have received
(i) the opinion of Gambrell & Stolz, L.L.P., counsel for the Company, dated the Effective Time, in substantially the form attached as Exhibit 6.03(i)(i) hereto and (ii) the opinion of Pepper & Corrazzini, L.L.P., in substantially the form attached as Exhibit 6.03(i)(ii) hereto;

          (j) the FCC shall have granted its consents by Final Order to the transfer of control of the Company to BellSouth of each FCC-issued license held by the Company, which consents shall contain only such conditions as are ordinary for the classes of such consents except for such conditions as BellSouth may agree to accept in its sole discretion;

          (k) As of the Effective Date, the Company shall have delivered the Delivered Digital-Ready Channels set forth on
Exhibit 6.03(k);

          (l)  prior to the mailing of the Proxy
Statement/Prospectus, the Company shall have delivered to BellSouth each estoppel certificate referred to in Section
5.01(b)(xii);

          (m) the Company shall have delivered to BellSouth (A) a supplement to Exhibit 3.20(a) setting forth the information listed in Sections 3.20(a) and 3.20(b) for each Company FCC Authorization first acquired by any of the Companies after the date of this Agreement or subject to a Capacity Lease entered into after the date of this Agreement; (B) supplements to Exhibits 3.20(c) and 3.20(c-I) deleting Pending Applications which have been granted and are described on the Exhibit 3.20(a) supplement, and setting forth the information listed in Section 3.20(c) for each Pending Application filed at the FCC after the date of this Agreement; (C) a supplement to Exhibit 3.21 setting forth a list of Capacity Leases entered into by the Companies after the date of this Agreement; (D) a supplement to Section
3.22 identifying each Site Lease acquired by any of the Companies after the date of this Agreement and setting forth such other information with respect thereto listed in Section 3.22; and (E) a supplement to Exhibit 3.25 listing and setting forth the information listed in Section 3.25 with respect to each retransmission consent and programming agreement acquired by any of the Companies or renewed by any of the Companies after the date of this Agreement; and (F) a supplement to Exhibit 3.28 listing and setting forth the information listed in Exhibit 3.28 with respect to each interference consent entered into by any of the Companies after the date of this Agreement;

          (n) the Company shall have received letters of resignation from each of the officers and directors of the Company;

          (o)  there shall be not less than 8,600 Basic
Subscribers to the Wireless Cable System as of the Effective
Date; and

          (p) Stockholders shall have perfected the right to dissent with respect to no more than 10% of the outstanding shares of Company Common Stock.


                           ARTICLE VII

                TERMINATION, AMENDMENT AND WAIVER

     Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual written consent of the Company and BellSouth;

          (b) by BellSouth, upon a breach of any representation, warranty, covenant and agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.03(b) or Section 6.03(d) would be incapable of being satisfied by August 11, 1997 (or May 12, 1997 in the event BellSouth elects to terminate this Agreement in accordance with Section 7.01(e));

          (c) by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of BellSouth or BellSouth Sub set forth in this Agreement, or if any representation or warranty of BellSouth or BellSouth Sub shall have become untrue, in either case such that the conditions set forth in Section 6.02(b) or Section 6.02(c) would be incapable of being satisfied by August 11, 1997 (or May 12, 1997 in the event BellSouth elects to terminate this Agreement in accordance with
Section 7.01(e));

          (d) by either BellSouth or the Company, if any Governmental Entity or any court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making, or any such Governmental Entity shall have commenced, any proceeding (other than the consideration of applications for approvals under the Communications Act) which, if adversely determined, would have the effect of making the Merger illegal or otherwise materially restricting or prohibiting consummation of the Merger;

          (e) by BellSouth if the Effective Time shall not have occurred before May 12, 1997 (provided that if BellSouth shall not elect to terminate this Agreement under this Section 7.01(e) following such date, the consideration paid hereunder to Stockholders shall be increased as provided in Section 2.05(g)); and

          (f) by either BellSouth or the Company, if the Merger shall not have been consummated before August 11, 1997 (provided that the right to terminate this Agreement shall not be available to any party where failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Merger to be consummated on or before such date).

     Section 7.02  Effect of Termination.  Except as provided in
Section 7.05 and Section 5.03(b), in the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, there shall be no liability on the part of BellSouth, the Company or any of their respective officers, directors or stockholders to the other parties hereto and all rights and obligations of any party hereto shall cease; provided that any such termination shall be without prejudice to the rights of any party hereto arising out of the material breach of any other party of any covenant or material misrepresentation contained in this Agreement.

     Section 7.03 Amendment. This Agreement may be amended by the mutual consent of the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of the Agreement by the Stockholders of the Company, no amendment, which under applicable Law may not be made without the approval of the Stockholders of the Company, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 7.04 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of any party hereto, (b) waive any inaccuracies in the representations and warranties of any party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the parties hereto.

     Section 7.05  Expenses.

          (a) All Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; provided, however, that each of BellSouth and the Company shall pay 50% of any filing fees paid under the Securities Act and the Communications Act.

          (b) "Expenses" as used in this Agreement shall include all reasonable out- of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the transactions contemplated herein. The Company agrees that the fees and expenses of Alex. Brown & Sons Incorporated shall not exceed $900,000. The Company agrees that its Expenses, other than the fees and expenses of Alex. Brown & Sons Incorporated, shall be reasonable for a transaction of this type and shall not exceed $200,000 in the aggregate. Prior to Closing, the Company shall provide to BellSouth the final statement of Alex. Brown & Sons Incorporated, which statement shall reflect (i) all fees and expenses of Alex. Brown & Sons Incorporated in connection with the Merger and (ii) that such fees and expenses do not exceed $900,000.

     Section 7.06 Equitable Relief. BellSouth and the Company each agrees that each party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.


                          ARTICLE VIII

                      ADDITIONAL COVENANTS

     Section 8.01 Employment Matters. BellSouth will cause the Company to pay two months severance pay to any employees (other than Messrs. Ricky C. Haney, Richard L. Kendrick and Allan H. Rudder) terminated by BellSouth without cause within the six month period following the Effective Date. Nothing in this Agreement is intended to give any employees any right to continued employment after Closing.

     Section 8.02  Stock Options.   Each holder of Outstanding
Options shall, by giving notice to the Company prior to the Closing Date, exercise the Outstanding Options for Company Common Stock prior to the Effective Date and convert such Common Stock into BellSouth Common Stock in the Merger.

     Section 8.03  Indemnification of Company Officers and
Directors.

          (a) After the Effective Time BellSouth agrees that the Company shall provide indemnification to the directors and officers of the Company for events occurring subsequent to the Company's becoming a reporting company under the Exchange Act and prior to the Effective Time, to the extent permitted under the Articles of Incorporation and Bylaws of the Company as in effect as of the date of this Agreement. Such indemnification shall continue for six years after the Effective Time, provided that any right to indemnification in respect of any claim asserted or made within such six year period shall continue until final disposition of such claim. The Company is not aware of any facts or circumstances that it has reason to suppose would give rise to a claim for indemnification within the scope of the Company's Articles of Incorporation and Bylaws. The Company shall not be obligated to pay more than $5,000,000 in the aggregate with respect to its obligations under this Section 8.03 (a).

          (b) After the Effective Time BellSouth agrees that the Company shall provide indemnification to the directors and officers of the Company for all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgements or amounts that are paid in settlement, with the approval of BellSouth, based in whole or in part on, or arriving in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. Such indemnification shall continue for six years after the Effective Time, provided that any right to indemnification in respect of any claim asserted or made within such six year period shall continue until final disposition of such claim. The Company is not aware of any facts or circumstances that it has reason to suppose would give rise to a claim for indemnification within the scope of subsection (b).


                           ARTICLE IX

                       GENERAL PROVISIONS

     Section 9.01  Survival of Representations and Warranties and
Covenants. The representations and warranties and covenants made herein shall not survive beyond the Effective Time.

     Section 9.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date when delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), transmitted by facsimile with a confirmation copy simultaneously mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by a nationally recognized overnight courier to the recipient at the following addresses, or at such other address as the recipient party shall have specified by prior written notice to the sending party:

          (a)  If to BellSouth:

                    BellSouth Corporation
                    1155 Peachtree Street
                    Suite 1800
                    Atlanta, Georgia 30309-3610
                    Attention:  John A. Harwood
                    Telephone:  (404) 249-4433
                    Telecopier: (404) 249-5901

               with a copy to:

                    Hunton & Williams
                    Riverfront Plaza, East Tower
                    951 East Byrd Street
                    Richmond, Virginia  23219-4074
                    Attention:  David M. Carter
                    Telephone:(804) 788-8200
                    Telecopier:(804) 788-8218

          (b)  If to the Company:

                    Wireless Cable of Atlanta, Inc.
                    3100 Medlock Bridge Road, Suite 340
                    Norcross, Georgia 30071
                    Attention:  Allan H. Rudder
                    Chief Financial Officer
                    Telephone:  (770) 409-3577
                    Telecopier:(770) 409-3579

               with a copy to:

                    Gambrell & Stolz, L.L.P.
                    Suite 4300, One Peachtree Center
                    303 Peachtree Street
                    Atlanta, Georgia 30308
                    Attention:  Jon L. Andersen
                    Telephone:  (404) 577-6000
                    Telecopier: (404) 221-6501

     Section 9.03 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.04 Severability.If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 9.05 Entire Agreement. This Agreement (together with the exhibits), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     Section 9.06 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     Section 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 9.08 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 9.09 Governing Law. This Agreement and the relationship between the parties shall be governed by, and construed in accordance with, the laws of the State of Georgia regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, on the day and year first hereinabove written.



                            WIRELESS CABLE OF ATLANTA, INC.


                            /s/ Allan H. Rudder
                            Name:  Allan H. Rudder
                            Title: Chief Financial Officer



                            BELLSOUTH CORPORATION


                            /s/ Keith O. Cowan
                            Name:  Keith O. Cowan
                            Title: Vice President - Corporate
                            Development



                            BELLSOUTH WCA MERGER
                            SUBSIDIARY, INC.


                            /s/ James W. McClintock, IV
                            Name:  James W. McClintock, IV
                            Title: Vice President

                                                     ANNEX II

                                  ARTICLE 13

                              DISSENTERS' RIGHTS


                              PART 1

          RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

14-2-1301.  Definitions.

As used in this article, the term:

        (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

        (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code
Sections 14-2-1320 through 14-2-1327.

        (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

        (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

        (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, Section 14-2-1301, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1993, p. 1231,
Section 16.)

14-2-1302.  Right to dissent.

    (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party;

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section
          14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

    (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive mans, regardless of whether the shareholder has exercised dissenter's rights.

    (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, Section 14-2-1302, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1989, p. 946, Section 58.)

14-2-1303.  Dissent by nominees and beneficial owners.

    A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, Section 14-2-1303, enacted by Ga. L. 1988, p. 1070, Section 1.)

                             PART 2

        PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

14-2-1320.  Notice of dissenters' rights.

    (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters rights under this article and be accompanied by a copy of this article.

    (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, Section 14-2-1320, enacted by Ga. L. 1988, p. 1070,
Section 1;
Ga. L. 1993, p. 1231, Section 17.)

14-2-1321.  Notice of intent to demand payment.

    (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

        (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

        (2) Must not vote his shares in favor of the proposed action.

    (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code
1981, Section 14-2-1321, enacted by Ga. L. 1988, p. 1070, Section
1.)

14-2-1322.  Dissenters' notice.

    (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code
Section 14-2-1321.

    (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

        (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

        (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

        (4)  Be accompanied by a copy of this article.  (Code
1981, Section 14-2-1322, enacted by Ga. L. 1988, p. 1070, Section
1.)

14-2-1323.  Duty to demand payment.

    (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

    (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

    (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, Section 14-2-1323, enacted by Ga. L. 1988, p. 1070, Section 1.)

14-2-1324.  Share restrictions.

    (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

    (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, Section 14-2-1324, enacted by Ga. L. 1988, p. 1070, Section 1.)

14-2-1325.  Offer of payment.

    (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

    (b) The offer of payment must be accompanied by:

        (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        (2) A statement of the corporation's estimate of the fair value of the shares;

        (3)  An explanation of how the interest was calculated;

        (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

        (5)  A copy of this article.

    (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, Section 14-2-1325, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1989, p. 946, Section 59; Ga. L. 1993, p.
1231, Section 18.)

14-2-1326.  Failure to take action.

    (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

    (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, Section 14-2-1326, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1990, p. 257, Section 20.)

14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

    (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

        (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

        (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

    (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

    (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

        (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

        (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, Section 14-2-1327, enacted by Ga. L. 1988, p. 1070, Section 1; Ga. L. 1989, p. 946, Section 60; Ga. L. 1990, p. 257, Section 21;
Ga. L. 1993, p. 1231, Section 19.)

                              PART 3

                   JUDICIAL APPRAISAL OF SHARES

14-2-1330.  Court action.

    (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

    (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provide by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

    (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

    (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.
(Code 1981, Section 14-2-1330, enacted by Ga. L. 1988, p. 1070,
Section 1; Ga. L. 1989, p. 946, Section 61; Ga. L. 1993, p. 1231,
Section 20.)

14-2-1331.  Court costs and counsel fees.

    (a) The court in an appraisal proceeding commenced under Code
Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

    (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

        (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections
14-2-1320 through 14-2-1327; or

        (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

    (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted. (Code 1981, Section 14-2-1331, enacted by Ga. L. 1988, p. 1070, Section 1.)

14-2-1332.  Limitation of actions.

    No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code
Section 14-2-1322.  (Code 1981, Section 14-2-1332, enacted by Ga.
L. 1988, p. 1070, Section 1.)

                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

    As authorized by the Georgia Business Corporation Code (the "Georgia Code"), BellSouth's Restated Articles of Incorporation limit the monetary liability of its directors to BellSouth or its shareholders for any breach of their duty of care or any other duty as a director except (i) for misappropriation of any business opportunity of BellSouth (ii) for acts or omissions not in good faith or which constitute intentional misconduct or a knowing violation of law, (iii) for liability for certain unlawful distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

    As authorized by the Georgia Code, the shareholders of BellSouth have adopted an amendment to the bylaws expanding directors and officers indemnification rights and approved a form of Indemnity Agreement which BellSouth may enter with its directors or officers. A person with whom BellSouth has entered into such an Indemnity Agreement (an "Indemnitee") shall be indemnified against liabilities and expenses related to such person's capacity as an officer or director or to capacities served with other entities at the request of BellSouth, except for claims excepted from the limited liability provisions described above. An Indemnitee is also entitled to the benefits of any directors' and officers' liability insurance policy maintained for BellSouth Indemnity Agreement will be secured with a letter of credit in favor of the Indemnitee in an amount of not less than $1,000,000. BellSouth has entered into Indemnity Agreements with each of its directors.

    The Georgia Code generally empowers a corporation, without shareholder approval, to indemnify directors against liabilities in proceedings to which they are named by reason of serving as a director of the corporation, if such person acted in a manner believed in good faith to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Without shareholder approval, indemnification is not permitted of a director adjudged liable to the corporation in a proceeding by or in the right of the corporation or a proceeding in which the director is adjudged liable based on a personal benefit improperly received, absent judicial determination that, in view of the circumstances, such person is fairly and reasonably entitled to indemnification of reasonable expenses incurred.

    The Georgia Code permits indemnification and advancement of expenses to officers who are not directors, to the extent consistent with public policy. The Georgia Code provides for mandatory indemnification of directors and officers who are successful in defending against any proceeding to which they are named because of their serving in such capacity.

    BellSouth's bylaws also provide that BellSouth shall indemnify any person made or threatened to be made a party to any action (including any action by or in the right of BellSouth) by reason of service as a director or officer of BellSouth (or of another entity at BellSouth's request), against liabilities and expenses if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of BellSouth (and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful), to the maximum extent permitted by the Georgia Code.

    The general limitations in the Georgia Code as to indemnification may be superseded to the extent of the limited liability provisions (with respect to directors) and the Indemnity Agreements, as authorized by the shareholders and as described above.

    The directors and officers of BellSouth are covered by liability insurance policies pursuant to which (a) they are insured against loss arising from certain claims made against them, jointly or severally, during the policy period for any actual or alleged breach of duty, neglect, error, misstatement, misleading statements, omissions or other wrongful act and (b) BellSouth is entitled to have paid by the insurers, or to have the insurers reimburse BellSouth for amounts paid by it, in respect of such claims if BellSouth is required to indemnify officers and directors for such claims. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act"), which may be permitted to directors, officers or persons controlling BellSouth pursuant to the foregoing provisions, BellSouth has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21.  Exhibits and Financial Statement Schedules

     (a) Exhibits

            2 Agreement and Plan of Reorganization, dated as of February 11, 1997, by and between BellSouth and WCA (attached to the Proxy Statement/Prospectus as Annex I). (The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.)

            5 Opinion of Walter H. Alford, Esquire with respect to legality

            8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

            23(a)  Consent of Coopers & Lybrand L.L.P.

            23(b)  Consent of Blackwell, Poole & Company

            23(c)  Consent of Arthur Andersen LLP

            23(d)  Consent of Walter H. Alford (included in
                   Exhibit 5)

            23(e)  Consent of Hunton & Williams (included in
                   Exhibit 8)

            24     Powers of Attorney

            99     Form of Proxy

     (b)  Financial Statement Schedules -- None

     (c)  Report, Opinion or Appraisal -- None

Item 22. Undertakings

     (a) The undersigned Registrant hereby undertakes as follows:

            1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                  (i)    To include any prospectus required by
section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            4. That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            5. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta and State of Georgia, on the 21st day of April, 1997.


                                    BELLSOUTH CORPORATION
                                        (Registrant)


                                    By: /s/ W. Patrick Shannon

                                        W. Patrick Shannon
                                        Vice President and
                                          Controller


            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:
F. Duane Ackerman*
Chief Executive Officer

PRINCIPAL FINANCIAL OFFICER:
Ronald M. Dykes*
Executive Vice President and
Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:
W. Patrick Shannon*
Vice President and Comptroller

DIRECTORS:

     F. Duane Ackerman*               Phyllis Burke Davis*
     Reuben V. Andersen*              John G. Medlin, Jr.*
     James H. Blanchard*              Robin B. Smith*
     J. Hyatt Brown                   C. Dixon Spangler, Jr.*
     John L. Clendenin*               Ronald A. Terry*
     Armando M. Codina*               Thomas R. Williams*
     Marshall M. Criser*              J. Tylee Wilson*


                       *By /s/ W. Patrick Shannon
                           W. Patrick Shannon
                           (Individually and as Attorney-in-Fact)


__________________________
     *by power of attorney

                              EXHIBIT INDEX


     Exhibit                            Description

      2       Agreement and Plan of Merger, dated as of February
              11, 1997, by and between BellSouth, BellSouth Sub and WCA (attached to the Proxy Statement/Prospectus as Annex I)

      5 Opinion of Walter H. Alford, Esquire with respect to legality

      8 Opinion of Hunton & Williams with respect to tax consequences of the Merger

      23(a)   Consent of Coopers & Lybrand L.L.P.

      23(b)   Consent of Blackwell, Poole & Company

      23(c)   Consent of Arthur Andersen LLP

      23(d)   Consent of Walter H. Alford (included in Exhibit 5)

      23(e)   Consent of Hunton & Williams (included in Exhibit
              8)

      24      Powers of Attorney

      99      Form of Proxy